As filed with the Securities and Exchange Commission on May 27, 1997

                                                      Registration No. 333-4552

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           -------------------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           -------------------------

                                   FORM SB-2
                        POST EFFECTIVE AMENDMENT NO. 1

                           -------------------------

                             ONGARD SYSTEMS, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                           -------------------------

            Delaware                           5047                             84-1149380
(State or other Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
 Incorporation or Organization)     Classification Code Number)

                                                                  Mark E. Weiss
                 40 Commerce Drive                              40 Commerce Drive
            Hauppauge, New York  11788                     Hauppauge, New York  11788
                   516-231-8989                                    516-231-8989
   (Address and telephone number of principal          (Name, address and telephone number
executive offices and principal place of business)             of agent for service)

                                  Copies to:

                            Arnold R. Kaplan, Esq.
           Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C.
                        1700 Lincoln Street, Suite 3725
                            Denver, Colorado  80203
                                (303) 831-0909

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Post Effictive Amendment.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ONGARD SYSTEMS, INC.

                       4,637,227 SHARES OF COMMON STOCK

    The Prospectus relates to the sale of up to 4,637,227 shares (the "Shares") of Common Stock, $0.001 par value (the "Common Stock") of OnGard Systems, Inc. (the "Company") which may be offered by certain Selling Stockholders. The Shares or rights to purchase the Shares were acquired by the Selling Stockholders in various transactions as described under the caption "Selling Stockholders," herein. The Selling Stockholders may offer the shares for sale as described under the caption "Plan of Distribution."

    Investment in the Company involves substantial risk and should be considered only by persons able to sustain a total loss of their investment. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY STATE IN WHICH, OR TO ANY PERSON TO WHOM, SUCH AN OFFER WOULD BE UNLAWFUL.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                         UNDERWRITING
                                          DISCOUNTS AND   PROCEEDS TO SELLING
   COMMON STOCK    PRICE TO PUBLIC(1)    COMMISSIONS(2)       SHAREHOLDERS
-------------------------------------------------------------------------------
Per Share                $1.56               N/A                 $1.56

Maximum Total          $7,234,074            N/A               $7,234,074
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


(1) Based on the average of the high and low price of the Company's Common Stock as reported on the NASDAQ (Small-Cap-SM-) system as of May 12, 1997.

(2) No underwriter will participate in any sales on behalf of the Selling Stockholders. See "PLAN OF DISTRIBUTION." All expenses of the offering, which are estimated to be $50,000 will be paid by the Company.



     OnGard Common Stock is quoted in the NASDAQ (Small-Cap-SM-) system under the symbol "OGSI." The closing bid of OnGard Common Stock on May 12, 1997 was $1.56. See "Price Range of Securities and Dividend Policy."


                    THE DATE OF THIS PROSPECTUS IS MAY 27, 1997.

                                AVAILABLE INFORMATION

     OnGard is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by OnGard can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street,
Suite 1600, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                  PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto contained elsewhere in this Prospectus.

                                     THE COMPANY

     The Company designs, develops and markets products and services within the infection control market. Although the Company initially focused on the handling, storage and disposal of contaminated medical waste, more recently it has expanded the scope of its products to include production of sterilization supplies and equipment.

     The Company's infection control activities were initially divided into three primary components but are now in two components. The first component includes medical waste services and products. OnGard's medical waste product line, which features a mail-back service, allows for comprehensive product and service offerings within non-hospital, clinical markets. See "Business-Medical Waste Services."

     The second component of the infection control market consists of sterilization supplies and equipment. Sterilization involves the complete elimination or destruction of all forms of microbial life, including high numbers of bacterial spores. Sterilization is required for those instruments or devices that penetrate skin or contact normally sterile areas of the body.
Since its acquisition of Pharmetics, now OST, the Company manufactures and markets a complete line of institutional and pharmaceutical grade sterilizers, washers and dryers. Sterilization supplies may include containers, wraps and pouches and indicators and monitors which indicate that the sterilization process has been completed. Sterilization supplies are primarily utilized by hospital and clinical facilities during the reprocessing of reusable instrumentation. Sterilization equipment may be used by hospitals in the sterilization process for reusable instrumentation or for the sterilization of materials prior to the disposal of medical waste, and by pharmaceutical companies. The Company has developed three proprietary products which it has begun to commercialize. These products and the markets they serve are central to the Company's marketing efforts. See "Business-Commercialization of New Products".

     The third component previously consisted of sterile medical packaging, which was designed and manufactured for medical device manufacturers. Sterilization medical packaging is used to contain new, unused medical devices during the sterilization process and maintain sterility during transport and presentation. These products were primarily sold under private label. Sterile medical packaging is constructed on specially designed machines that are capable of handling multiple webs and completing sealing operations through the application of heat and adhesives. In 1993, the Company acquired substantially all of the assets of Med-Device Packaging, Inc. ("MDPI"), a company engaged in the design, production and distribution of sterile medical packaging. A number of customers of MDPI became customers of the Company. See "Business-Sterilization Medical Packaging." Customers included Boston Scientific, U.S. Surgical, Symbiosis and Baxter HealthCare. The Company announced on November 3, 1995 it had signed a letter of intent to sell its medical packaging line to Oliver Products of Grand Rapids, Michigan, and consummated the transaction on December 7, 1995. The sale included production equipment and inventory, with proceeds from the sale aggregating $620,500. The gain on the sale was $233,000. The Company retained related accounts receivable, which have since been collected. The Company intends to focus its efforts on sterilization supplies and equipment, described above.

     The Company, a Delaware corporation, was founded in 1989 as a successor by merger to a Colorado corporation, On Guard Systems, Inc., which was founded during December 1988. The Company's headquarters are currently located at 40 Commerce Drive, Hauppauge, New York 11788 and its telephone number is
(516) 231-8989. On November 3, 1995, the Company announced its plan to consolidate its two facilities at its Hauppauge, New York facility. This occurred by December 31, 1995. (See "Business-Facilities"). In the third quarter of 1992, the Company completed its initial public offering of 920,000 shares of its Common Stock and 920,000 Warrants. Effective October 1, 1994, the Company acquired Pharmetics Incorporated ("Pharmetics"), a sterilization equipment manufacturer, pursuant to a merger (the "Merger") of Pharmetics with and into the Company's wholly owned subsidiary, OnGard Pharmetics, Inc., which is now called OnGard Sterilization Technology, Inc. ("OST"). The Company acquired OST in a stock transaction for 359,602 shares of the Company's common stock with a value of $2.6 million. See "Business--Acquisition of Pharmetics."

                                     The Offering


Securities offered hereby. . .  . . . . . . 4,637,227 shares of Common Stock,
                                            $.001 par value, by the Selling
                                            Stockholders, including 1,744,913
                                            shares issuable upon exercise of
                                            warrants, when and if such Selling
                                            Stockholders exercise their
                                            warrants, and 253,292 shares
                                            issuable when and if holders of
                                            Series A preferred stock convert
                                            their shares to common stock.  Such
                                            warrants are subject to adjustment
                                            based upon dilution protection
                                            provisions which may be triggered
                                            by the Company's financing
                                            transactions.


Common Stock outstanding prior to the
offering . . . .. . . . . . . . . . . . . . 6,613,722 shares including
                                            1,129,940 shares sold in March and
                                            April 1996 pursuant to the exercise
                                            of warrants issued in the Company's
                                            initial public offering in 1992.
                                            See "Price Range of Securities and
                                            Dividend Policy."


Use of proceeds . . . . . . . . . . . . . . The Company will not receive any proceeds from this offering.
                                            However, in the event certain
                                            stockholders exercise their
                                            warrants, the Company may receive
                                            up to $7.7 million. Because the
                                            Company is unable to predict the
                                            number of warrants that will be
                                            exercised pursuant to this
                                            offering, it has not allocated the
                                            proceeds for specific purposes.
                                            The Company anticipates using the
                                            proceeds, if any, from such
                                            excercise for working capital and
                                            marketing.


Risk Factors . . . .. . . . . . . . . . . . Investment in the Company involves substantial risk and should be
                                            considered only by persons able to
                                            sustain a total loss of their
                                            investment. See "Risk Factors."


NASDAQ symbols . . .  . . . . . . . . . . . Common Stock . . . . . . .  OGSI
                                            The Company's Common Stock is
                                            quoted in the NASDAQ (Small-Cap-SM-)
                                            system.  Warrants also quoted in
                                            the NASDAQ System expired April 30,
                                            1996.  Units, each consisting of
                                            one share of Common Stock and one
                                            Warrant, were quoted in NASDAQ but
                                            were withdrawn by the Company from
                                            quotation effective October 26,
                                            1993.

                              ONGARD SYSTEMS, INC.
                          SUMMARY FINANCIAL INFORMATION

                                                                           THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31                MARCH 31
                                         -----------------------           -------------------
                                               1996          1995          1997           1996
                                          ------------    ----------    ----------     ---------
STATEMENT OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . . . .  $  3,688,186    $4,975,069    $1,288,324      $727,750
Operating Margin (Deficit) . . . . . . .    (1,175,277)     (311,289)      (19,246)     (159,539)
Operating Expenses . . . . . . . . . . .     5,053,537     6,485,513     1,154,399     1,447,578
Loss From Operations . . . . . . . . . .    (6,228,814)   (6,797,102)   (1,173,645)   (1,607,117)
Net Loss . . . . . . . . . . . . . . . .    (6,287,298)   (6,988,000)   (1,187,995)   (1,761,439)

SHARE DATA:

Net Loss Per Share . . . . . . . . . . .       $  (.99)       $(1.76)      $  (.18)        $(.32)
Weighted Average Shares Outstanding. . .     6,365,250     3,961,700     6,613,722     5,515,190

BALANCE SHEET DATA:                         DECEMBER 31, 1996    MARCH 31, 1997
                                            -----------------    --------------
Working Capital. . . . . . . . . . . . .         $  1,695,692        $  702,335
Total Assets . . . . . . . . . . . . . .            8,727,538         8,126,037
Accumulated Deficit. . . . . . . . . . .          (24,278,293)      (25,466,288)
Stockholders' Equity . . . . . . . . . .            6,129,159         5,088,539
Common Stock Outstanding . . . . . . . .            6,613,722         6,613,722

                                 RISK FACTORS

     Investment in the Company involves substantial risk and should be considered only by persons able to sustain a total loss of their investment. In addition to the other information contained in the Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business.


ACCUMULATED LOSSES

     OnGard was founded in June 1989 and made its first commercial shipments in 1990. OnGard has recorded a loss in each quarter since its inception, which losses have increased substantially. OnGard expects losses to continue through much of 1997. The accumulated losses of OnGard at March 31, 1997 were $25,466,000. Stockholders' equity totaled $5,089,000 as of March 31, 1997. There can be no assurance that OnGard will ever be able to operate profitably.

NEW BUSINESS COMBINATION

     Effective October 1, 1994, the Company acquired Pharmetics pursuant to the Merger. Investors bear inherent risks in any relatively new business combination that has not competed in the market as an aggregate entity for an extended period of time (see "Pharmetics Acquisition"). OnGard has historically been engaged in disposable sterility products and their manufacture; Pharmetics has competed in equipment sterilization products and their manufacture. There is no assurance that OnGard can operate successfully in this new market.

WORKING CAPITAL DEMANDS

     At March 31, 1997, OnGard had working capital of $702,000. However, OnGard's working capital demands have continued to increase since its acquisition of OST and due to the development of three new products, their related commercialization, and for funding of OnGard's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In order to fund its working capital requirements, OnGard has had to continually obtain funds from the capital markets.

     For example, in April 1997, OnGard completed the documentation to $1.5 million (gross proceeds) in convertible debentures in an offshore offering of debentures which are convertible into common stock, after a 45-day restriction period, at a 22 1/2% discount from market price, and also obtained a commitment for a bank credit line of $1.0 million guaranteed by two of its investors in 1997 in exchange for granting 375,000 warrants; it received net proceeds of $5.7 million from the exercise of warrants in April 1996; it completed a private placement aggregating $7,714,070 in gross proceeds on September 29, 1995 (the "September 1995 Private Placement") resulting from the sale of 2,204,021 shares of its common stock; it raised $2,100,000 in gross proceeds from a private and offshore offering of units in July 1994 (the "July 1994 Private Placement"); $1,500,000 in gross proceeds from a private offering of convertible debentures in October 1994 (the "October 1994 Private Placement"); and $320,000 in gross proceeds from the exercise of Class A Warrants during February 1995.

     Although OnGard has been successful to date in obtaining sources of financing sufficient to meet current and past due trade obligations and other expenses and to enable it to pursue its business plans generally, there is no assurance that it will be successful in this regard in the future. OnGard's expenses have exceeded its revenues since inception, and if they continue to do so, OnGard will need additional capital in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

PHARMETICS ACQUISITION AND FINANCIAL INFORMATION; GOING CONCERN OPINION FROM PHARMETICS' AUDITORS

     Effective October 1, 1994, OnGard and Pharmetics completed the Merger in which OnGard acquired the entire equity interest of Pharmetics in consideration for Common Stock of OnGard and Pharmetics merged with OnGard Pharmetics, Inc. ("OGPI"), a wholly-owned subsidiary of OnGard, now called OnGard Sterilization Technology, Inc. ("OST").

     OST had incurred significant operating losses in recent fiscal years and had encountered problems in paying its trade creditors and other obligations. OnGard has been required to reverse this condition. The Company has already resolved the majority of OST's creditor issues; however, during the period in which the creditors were paid and in order to reverse operating losses, OST has required and will require additional amounts of operating capital, which amounts have been significant.

     As of September 30, 1994, immediately preceding its acquisition by OnGard, Pharmetics had a working capital deficiency of approximately $1,186,000 (including Pharmetics' demand loan payable to OnGard of $1,883,824) and an accumulated deficit of $3,799,789. It had a net loss for the nine months ended September 30, 1994 of $1,371,415. The losses had resulted in significant liquidity problems for Pharmetics. OnGard extended intercompany loans to Pharmetics totaling approximately $2,927,000 through December 31, 1994. The independent auditors for Pharmetics issued their report, dated March 28, 1994, for the year ended December 31, 1993, which indicated that Pharmetics' losses and liquidity problems have raised substantial doubt about Pharmetics' ability to continue as a going concern.

REGISTRATION REQUIREMENTS

     The Shares cannot be exercised unless at the time of exercise the Shares are qualified for sale in such person's state of residence or an exemption from such qualification is available. In addition, unless the prospectus relating to the shares is current as specified by the Securities Act of 1933, as amended, the Company may decline to permit their exercise. No assurance can be given that the Company will be able to maintain a current prospectus or effect any required qualification.

DISCRETION OF BOARD OF DIRECTORS REGARDING USE OF PROCEEDS

     If the Warrants to acquire 1,744,913 shares are exercised, the Board of Directors of the Company will have broad discretion regarding the use of proceeds from such exercise. See "Use of Proceeds." The Board's discretion in this regard is particularly critical in light of the Company's need for additional capital. See "Risk Factors - Working Capital Demands." The Board of Directors will carefully determine that the use of any proceeds is consistent with the Company's near and long term objectives regarding the need for additional capital and product development. However, it is necessary that investors trust the ability of the Company's directors to implement these objectives in the best interest of the Company. See "Management."

OUTSTANDING WARRANTS

     A portion of the Shares being offered hereby have not been issued by the Company but are subject to Warrants issued by the Company to purchase such Shares. Such Shares may not be sold by the owners of such warrants unless and until they exercise such warrants. Each of the Warrants has an antidilution provision which has been triggered by the Company's financing activities. The impact of all of these has been included EXCEPT for the Company's April 1997 convertible debentures, debenture warrants and credit line warrants. The impact of these will be determined when pricing contingencies have been finalized.

          GUARANTORS' WARRANTS-1

     OnGard had obtained debt financing facilitated by third party Guarantors, John Pappajohn ($2 million) and Edgewater Private Equity Fund, L.P. ($.5 million), both of Des Moines, Iowa, totaling $2.5 million. The $2.5 million loans were pursuant to notes ("Notes") executed by OnGard in favor of a commercial lender, Norwest Bank Colorado ("Bank"). The Notes were secured by OnGard's inventory, equipment, accounts receivable and intangible assets as well as certificates of deposit provided by the Guarantors for the most recent $1.0 million. In consideration for the $2.5 million guarantee, OnGard issued the Guarantors or its assigns five year warrants ("Guarantors' Warrants") to purchase an aggregate of 600,000 shares of Company Common Stock at an exercise price of $4 per share. The Notes, of which there were three, matured in April 1996 and were paid in full. The market price of OnGard Common Stock on the three dates of the Guarantors' Warrant was $5-5/8, $6-5/8 and $5. The issuance of these Guarantors' Warrants resulted in OnGard recording debt issuance costs were amortized as a non-cash charge against earnings over the life of the loan. The 600,000 warrants have an anti-dilution provision which has been triggered by some of the Company's securities transactions. OnGard believes that the exercise price of the initial 400,000 warrants issued in connection with the original credit line of $1.5 million would be $3.41 and the shares issuable upon exercise would be 468,700. OnGard believes the remaining 200,000 warrants issued in connection with the subsequent $1.0 million would be adjusted to 224,080 shares and the exercise price would be $3.57.

     GUARANTORS' WARRANTS-2

     In April 1997 the Company obtained a commitment for a new bank credit line for $1.0 million facilitated by the same guarantors described above. This credit line matures twelve months from inception can be drawn upon by the Company as needed through Norwest Bank, and is secured by the Company's tangible and intangible assets. In consideration for their guarantee, the Company provided 375,000 warrants to purchase shares of OnGard Common Stock at a price equal to the lower of (i) the price per share at the closing date or (ii) $2.00 per share. The warrants have a 5-year term and an antidilution protection provision. The issuance of these warrants will result in OnGard recording debt issuance costs which will be amortized over the one-year life of the loan based upon the fair value of the warrants.

     CLASS A WARRANTS

     The July 1994 Private Placement contained Warrants (the "Class A Warrants")
to purchase one share of the Company's Common Stock for $6.   The Class A
Warrants will be exercisable until 5:00 p.m., Mountain Time, three years from the final closing date of the July 1994 Private Placement, i.e., July 18, 1997. The Class A Warrants contain an anti-dilution provision which is triggered by
(i) a sale of any shares of the Company's Common Stock for a consideration per share less than the then current fair market value per share of Common Stock or the purchase price pursuant to the Class A Warrants on the date of sale, (ii) the issuance of any shares of Common Stock as a stock dividend to the holders of Common Stock, and (iii) a subdivision or combination of the outstanding shares of Common Stock into a greater or lesser number of shares. The Warrant agreement specifically provides that anti-dilution provisions are NOT triggered by the Pharmetics Merger or the initial 400,000 Guarantor's Warrants. Three hundred thousand (300,000) Class A Warrants were issued, of which 71,429 were exercised during the first quarter of 1995. The Company believes the adjusted exercise price of each Class A Warrant would be $5.20 and the number of shares issuable upon exercise of remaining Class A Warrants would be 268,341.

     CLASS B WARRANTS

     The sale of Series A Preferred Shares in the October 1994 Private Placement, which was completed in February 1995, contained warrants (the "Class B Warrants") to purchase one share of the Company's common stock for $6. A total of 375,000 Warrants were issued. The Class B Warrants are identical in terms as the Class A Warrants described above. The three year exercise period, during which time the Class B Warrants are exercisable, expires on February 16, 1998. The Class B Warrants contain an anti-dilution provision that has been triggered by the securities transactions which have occurred since the October 1994 Private Placement. The Company believes that the exercise price of each Class B Warrant would be $5.23 for 287,471 warrants, and $5.31 for 141,060 warrants, and the number of shares issuable upon exercise of all the Class B Warrants would be 428,531.

     UNDERWRITER'S WARRANTS AND EXERCISE THEREOF

     Underwriter's warrants ("Underwriter's Warrants") to purchase a total of 80,000 units at a unit exercise price of $7.00 per unit (each unit consisting of one share of Common Stock and one stock purchase warrant with an exercise price of $9.45) were issued to the Royce Investment Group, the underwriter ("Underwriter"), as part of the Company's initial public offering. For the five-year life of these warrants the Underwriter is given, at a nominal cost, the opportunity to profit from a rise in the market value of Common Stock. The Underwriter's Warrants contain an anti-dilution provision that has been triggered by the securities transactions described above with the exception of the impact of the April 1997 transactions which cannot be determined, as yet. The Company believes the exercise price of each Underwriter's Warrant would be $4.65 and the number of shares issuable upon exercise of such Underwriter's Warrants would be 120,391.

     The warrants underlying the Underwriter's Warrants also contain an anti-dilution provision that has been triggered. OnGard believes the exercise price of each warrant underlying the Underwriter's Warrants would be $6.25 and the number of shares issuable upon exercise of the Warrants underlying the Underwriter's Warrants would be 120,391.

     The Underwriter of the Company's initial public offering has been granted warrants to purchase a total of 30,000 Units (each Unit consisting of two shares of common stock and one purchase warrant) at $7 per unit in connection with the Company's July 1994 Private Placement. The 30,000 warrants underlying the Underwriter's private placement warrants are identical in terms to the Class A Warrants discussed above except that they are not subject to redemption. The shares issuable upon exercise of these 30,000 warrants are not being offered pursuant to this Prospectus. The Company believes that the exercise price of the 60,000 shares underlying units would be $3.01 and the number shares would be 69,652 and that the exercise price of the purchase warrants would be $5.17 and the number of shares would be 34,826.

     CONVERTIBLE DEBENTURE WARRANTS

     In April 1997 the Company sold convertible debentures in an offshore offering totaling $1.5 million in gross proceeds. The Company provided the placement agent, Dusseldorf Securities, with warrants equal to 10% of the funds raised at a price equal to the lower of (i) market value of the Common Stock price less 22 1/2% or (ii) the Common Stock price at the funding date. The date upon which the price can be determined has not occurred at the date of this prospectus. The Company will record the value of the issuance of warrants and the guaranteed discount as non-cash interest expense, over the period from issuance through the earliest conversion date.

     LESSOR'S GRANTED RIGHTS

     In connection with the acquisition of Pharmetics Incorporated, the Company became liable for certain amounts of lease payments in arrears and owed by Pharmetics to the lessor of its facilities in Hauppauge, New York. In December 1994, the Company entered into an agreement with EEC Corp., the lessor. Pursuant to the agreement, OnGard issued 22,700 shares of its common stock to EEC Corp. in settlement of the payments in arrears. The agreement provided that if OnGard did not file a registration statement which included such shares within 12 months of the date of the agreement, it would grant the right to purchase 10,000 shares of its common stock to EEC Corp. at an exercise price of $7.50 per share.

GOVERNMENT REGULATION - GENERAL

     OnGard sells integrated systems that allow generators of infectious waste to handle, store, and dispose of such waste in compliance with applicable federal and state regulations. The Company is, or its products are, currently subject to regulations of the Occupational Safety and Health Administration ("OSHA"), the U.S. Postal Service, and state and local regulation relating to the handling and disposal of infectious waste. The Company's medical waste disposal products meet or exceed Postal Service regulations regarding the transport of medical waste, and its mail-back waste kits bear the Company's Postal Code numbers, U.S.P.S. -002 A-F. The enactment by federal, state or local governments of significant new laws or regulations, or a change in existing laws and regulations, including their interpretation, relating to the handling, storage and disposal of medical waste, could increase the cost of producing the Company's products or otherwise adversely affect or eliminate the demand for its current products and could require the Company to substantially change its products to address such changes.

     The Company's medical waste product line, in its current form, is dependent upon the ability of the U.S. Post Office to transport medical waste. Although the Post Office has been transporting medical waste on a regulated basis since 1989, the Company cannot predict whether it will continue to do so. A decision by the Post Office to discontinue the transport of medical waste would have a material adverse effect on the Company.

STATE REGULATION

     Although the U.S. Postal Service is authorized to, and does, transport medical waste pursuant to federal regulations, and the Company believes its products comply with such regulations, most states also have regulations that determine appropriate methodologies for the handling and disposal of medical waste. Typically, the state laws in question refer to generators of medical waste as opposed to manufacturers of medical waste disposal products. Several states, including New York, California, and New Jersey, require specific approval of medical waste disposal programs including mail-back medical waste products. During 1993, Minnesota and Maine took the position that mail-back medical waste programs were not consistent with state regulations. The Company made its distributors aware of these regulatory developments. The Director of Pollution Control in Minnesota recently informed the Company that he intended to address the situation through the proposal of new regulations that, if adopted, would provide exemptions relating to the disposal of medical waste through the U.S. Postal Service, and that no enforcement action would be taken in this regard pending adoption of the new rules. There is no assurance, however, that the State of Minnesota will not take such enforcement action. The Company does not actively pursue mail-back medical waste programs in states that do not encourage or that prohibit its use. Maine and Minnesota represent a small percentage of the Company's current market and a correspondingly small percentage of the potential market for the Company's medical waste kits. Although the Company attempts to monitor regulatory developments in all states in order to maintain regulatory compliance, because of the large number of regulators it is possible the Company might not be immediately aware of changes in relevant regulations. Regulations may change frequently, and the Company's activities may be curtailed or limited to the extent that certain states restrict the use of medical mail-back systems. The Company is not aware of any attempt by a state to challenge the authority of the U.S. Postal Service under applicable federal regulations to transport medical waste.

FDA REGULATION

     The Company's medical waste product line and sterile medical packaging products are considered medical devices and as such are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA is imposing more stringent regulatory requirements with respect to these products. If the Company ultimately were unable to obtain FDA regulatory clearances and maintain Good Manufacturing Practice standards, the Company would be unable to sell these products to its customers. It is possible that the FDA could exercise its discretionary authority to prohibit manufacturers from commercially distributing certain of its products and could require product recalls of specific companies' products or on an industry-wide basis.

     Although the FDA historically has not exercised device regulatory authority over sharps containers, more recently the Company has learned that the FDA intends to apply its statutory authority over devices to sharps containers on an industry-wide basis. The Company subsequently received clearances for its current line of sharps containers. Sharps containers are containers that are used for the disposal of certain medical instruments which are defined as "sharp." Various jurisdictions and entities have defined the term "sharp." Generally speaking, sharps include used needles and syringes, broken glass and other objects with exposed edges capable of inflicting puncture wounds. Containers manufactured for disposal of sharps are generally made from plastic resins, but can also be made from metal and certain configurations of paper-like resins. The use of sharps containers is defined and described in the OSHA Bloodborne Pathogen Rule. Generally speaking, sharps containers must be resistant to puncture and leakage and capable of closure after use.

     In June 1994 the Company received notification that all of its 510(k) submittals for sharps containers had been approved and cleared for marketing. The Company has an additional submittal for one of its sharps containers which the FDA had advised it to withhold until the others had cleared, and which the Company is now preparing for submission.

COMPETITION

     The markets for the Company's products and services and those of OST are highly competitive. Compared to the Company, the Company's primary competitors have greater experience, financial, distribution and marketing resources, as well as a more established market presence and reputation. There can be no assurances that additional competition or alternatives will not develop. See "Business--Competition."

DEPENDENCE ON KEY CUSTOMERS AND SUPPLIERS

     In 1993, the Company entered into a five-year supply, distribution and licensing agreement with Sherwood Medical Company ("Sherwood"), pursuant to which the Company sells products to Sherwood for resale where Sherwood takes the inventory risk of such resale. This arrangement was limited to the Company's mail-back medical waste products and accessories. These products appeared on the market with both the Sherwood Monoject trademark and the OnGard Systems trademark. The distribution arrangement was exclusive, with several exceptions which the Company and Sherwood continued to negotiate as the Company analyzed new markets it wanted to pursue independently. These exceptions included the Company's direct sales relationships with Caremark, Inc. ("Caremark"), Quantum Health Resources ("Quantum"), and a group of individual customers that have had an existing direct purchasing arrangement with the Company, and certain retail markets. As a result of the Company's continuing increase in direct selling, this arrangement with Sherwood has been concluded. For the year ended December 31, 1996, none of the Company's customers would be characterized as major customers. For the year ended December 31, 1995, Boston Scientific was the Company's only major customer, comprising $512,000 in revenues or 10% of the Company's total revenues. For the year ended December 31, 1994 the Company had three major customers which accounted for an aggregate of 41% of revenues: Boston Scientific, 16%; Caremark, 13% and Omni Construction, 12%.

     As certain films which are used in the production of AutoPak are available only from single source, the loss of supply from such sources could disrupt the Company's manufacturing operation. The Company has had ongoing relations with its suppliers, many of which are large corporations, and does not anticipate such disruptions. However, there can be no assurance that such disruptions will not occur.

DEPENDENCE ON PATENTED AND PROPRIETARY TECHNOLOGY

     The Company has obtained patents covering different aspects of its technology. To the extent competitors develop equivalent or superior non-infringing technology in these areas, or to the extent that the Company is unable to enforce any patent, the Company's ability to market and sell its products could be materially adversely affected. In addition, the Company may incur significant costs defending its patents from infringement by others. See "Business--Patents and Trademarks." The Company has also filed several patent applications relating to certain of its key products, such as the mail-back system and AutoPak-TM-. There is no assurance that any of these applications will be granted.

DEPENDENCE ON KEY PERSONNEL

     The Company relies to a substantial degree on its president, Mark E. Weiss. Mr. Weiss had an employment agreement with the Company through December 31, 1995. The Board of Directors has agreed to extend the employment agreement through three additional years. The agreement is terminable by OnGard for cause, as defined therein, without further obligation. Mr. Weiss has agreed not to compete in the business of providing medical waste regulatory compliance services to health care facilities and providers without the written consent of the Company for two years after the termination of the employment agreement.
See "Management--Employment Agreements." The loss of Mr. Weiss would materially adversely affect the Company. See "Management--Executive Officers and Directors." The Company does not maintain key man life insurance on any of its employees.

PRODUCT LIABILITY EXPOSURE

     As a seller of medical infection control and waste handling systems, the Company could face product liability claims potentially based on accidental infections, loss of waste disposal packages in the mail, or other unforeseen circumstances. See "Business--Legal Proceedings." For example, the Company's sharps containers are used to store "sharps" such as contaminated needles; such needles and other "sharps" pose obvious risks to persons using or coming in contact with them. The Company cannot guarantee that its products will not be misused, or even if used correctly, that accidents will not occur. Risks posed to persons using, handling, storing or shipping sharps are especially severe in today's environment of serious blood-borne diseases, such as acquired immune deficiency syndrome. The Company maintains product liability insurance in an aggregate amount of $1 million and umbrella coverage for an additional $5 million. There can be no assurance that such coverage will be adequate to cover future product liability claims, if any, or that it will continue to be available at reasonable prices. See "Business--Insurance" and "Business--Legal Proceedings."

NEW PRODUCTS

     The Company has designed a new product line consisting of sterilization supplies and equipment. Sterilization supplies and equipment are used by health care facilities during reprocessing of reusable instruments and devices. The Company's sterilization supplies product line includes a variety of pouches and bags used to contain devices and instruments during sterilization. The Company's primary product in this line is AutoPak-TM-, a proprietary product for which it has received 510(k) notice from the FDA and has just commenced selling during 1996. Sterilization equipment may include products for the sterilization of reusable instruments or sterilization for treatment of materials prior to disposal of medical waste. The Company has developed and sold, in limited quantities, Wasteclave-TM-, a highly efficient hospital autoclave. In addition, HiVac-TM-, a tabletop steam sterilizer, has been sold into the European market. As some of these products are currently commencing sales, the Company will rely on its existing products, primarily its medical waste products, and the sale of institutional grade sterilizers, washers and dryers to generate revenues. See also "Business--Acquisition of Pharmetics." The Company has expended funds on product development and may continue to incur expenses without offsetting revenue or the assurance that it will ever derive revenue from its activities. No assurances can be given that the new products being developed by the Company, if introduced, will be accepted or competitive in the market or that the Company will be able to sell such products on a profitable basis.

RELIANCE ON THIRD PARTIES

     Although the Company owns the molds and tooling used to manufacture its products, the Company does not manufacture the components of its waste handling and waste disposal products and is therefore dependent on other manufacturers with whom the Company contracts for the manufacture of these components. Although the Company has not experienced any difficulty in procuring the manufacture of those products, there can be no assurance that the Company's needs for products will continue to be met on a timely basis. The Company contracts for incineration services for its waste disposal systems with National Medical Waste, Inc., a subsidiary of BioMedical Waste Systems, Inc. ("BioMedical Waste") and Waste Management, Inc. National Medical Waste had incurred recurring operating losses and experienced a working capital deficiency that raised substantial doubts about its ability to continue as a going concern. National Medical Waste has merged with BioMedical Waste. The inability to continue shipping medical waste to National Medical Waste would require the Company to rely entirely on Waste Management, Inc. See "Business -- Medical Waste Services -- INCINERATION CONTRACT".

     The Postal Service subcontracts with other carriers, such as airlines, to perform some functions relating to the transport of medical waste. If these carriers determined that they were unwilling or unable to continue providing transportation services, the Company's mail-back program in its current form would be adversely affected. There is no guarantee that third-party transporters, including the U.S. Postal Service, will continue their present policies and practices with respect to the transport of medical waste.

NO DIVIDENDS

     The Company has paid no cash dividends on its Common Stock since its inception and does not expect to declare or pay any cash dividends in the foreseeable future. Any future dividends will depend upon the earnings if any, of the Company, its financial requirements, and other factors. The Common Stock should not be purchased by investors who anticipate the need for dividends from their investments.

POTENTIAL FUTURE SALES PURSUANT TO RULE 144

     Of the 6,613,722 shares of Common Stock currently issued and outstanding as of March 31, 1997, 2,887,044 are currently freely traded, an additional 2,639,023 are being registered pursuant to the Prospectus and 1,087,654 are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act. In general, under Rule 144, as effective April 29, 1997, a person who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation to a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The holders of all shares of the Company's Common Stock outstanding on August 11, 1992, the date of the Company's initial public offering, agreed not to publicly offer, sell or otherwise dispose of any of their shares of Common Stock for a period of 24 months after that date without prior written consent of the Underwriter. The 1,087,654 shares of restricted stock are available for sale pursuant to Rule 144 at this time. Any sales of substantial amounts of the Common Stock in the open market could have a significant effect on the market price of securities of the Company. See "Description of Securities--Shares Eligible for Future Sale.

NASDAQ LISTING AND MAINTENANCE REQUIREMENTS

     The Company's Common Stock are quoted in the NASDAQ (Small-Cap-SM-) system. Units, each consisting of one share of Common Stock and one Warrant, were quoted in the NASDAQ (Small-Cap-SM-) system but were withdrawn by the Company from quotation effective October 26, 1993. The Company's warrants were quoted separately on that exchange until they expired on April 30, 1996.

     There is no assurance that any class of the Company's securities will continue to be quoted in the NASDAQ (Small-Cap-SM-) system. Failure to continue to be quoted in the NASDAQ (Small-Cap-SM-) system would be likely to decrease liquidity in the market for the Company's securities because non-NASDAQ securities traded over-the-counter generally trade at lower volume levels.

                                 THE COMPANY

     The Company designs, develops and markets products and services within the infection control market. Although the Company initially focused on the handling, storage and disposal of contaminated medical waste, more recently it has expanded the scope of its products to include production of sterilization supplies and equipment.

     The Company's infection control activities were previously divided into three primary components but now are in two components. The first component includes medical waste services and products. OnGard's medical waste product line, which features a mail-back service, allows for comprehensive product and service offerings within non-hospital, clinical markets. See "Business-Medical Waste Services."

     The second component of the infection control market consists of sterilization supplies and equipment. Sterilization involves the complete elimination or destruction of all forms of microbial life, including high numbers of bacterial spores. Sterilization is required for those instruments or devices that penetrate skin or contact normally sterile areas of the body. Through its acquisition of Pharmetics, now OST, the Company manufacturers and markets a complete line of institutional and pharmaceutical grade sterilizers, washers, and dryers. Sterilization supplies may include containers, wraps and pouches and indicators and monitors which indicate that the sterilization process has been completed. Sterilization supplies are primarily utilized by hospital and clinical facilities during the reprocessing of reusable instrumentation. Sterilization equipment may be used by hospitals in the sterilization process for reusable instrumentation or for the sterilization of materials prior to the disposal of medical waste, and by pharmaceutical companies. The Company has developed three proprietary products which it has commercialized. These products and the markets they serve are central to the Company's marketing efforts. See "Business--Commercialization of New Products".

     The third component previously consisted of sterile medical packaging, which is designed and manufactured for medical device manufacturers. Sterilization medical packaging is used to contain new, unused medical devices during the sterilization process and maintain sterility during transport and presentation. These products were primarily sold under private label. Sterile medical packaging is constructed on specially designed machines that are capable of handling multiple webs and completing sealing operations through the application of heat and adhesives. In 1993, the Company acquired substantially all of the assets of Med-Device Packaging, Inc. ("MDPI"), a company engaged in the design, production and distribution of sterile medical packaging. A number of customers of MDPI became customers of the Company. See "Business-Sterilization Medical Packaging." Customers include Boston Scientific, U.S. Surgical, Symbiosis and Baxter HealthCare. The Company announced on November
3, 1995 it had signed a letter of intent to sell its medical packaging line to Oliver Products, of Grand Rapids, Michigan. This transaction closed on
December 7, 1995. The sale, which was in the form of an asset transaction, was comprised of production equipment, including three pouch manufacturing machines, a printing press, plates and dies and testing equipment, open customer accounts and historic records and inventory. The purchase price for these assets was $620,500. The gain on the sale was $233,000. The Company retained related accounts receivable of approximately $316,000. No warranties or guarantees were provided with the assets delivered. The Company intends to focus its efforts on sterilization supplies and equipment, described above.

     The Company, a Delaware corporation, was founded in 1989 as a successor by merger to a Colorado corporation, On Guard Systems, Inc., which was founded during December 1988. The Company's headquarters are currently located at 40 Commerce Drive, Hauppauge, New York, 11788 and its telephone number is
(516) 231-8989. On November 3, 1995 the Company also announced its plan to consolidate its two facilities at its Hauppauge, New York facility. This occurred by December 31, 1995. (See "Business Facilities"). In the third quarter of 1992, the Company completed its initial public offering of 920,000 shares of its Common Stock and 920,000 Warrants. Effective October 1, 1994, the Company acquired Pharmetics Incorporated in a stock transaction for 359,602 shares of the Company's common stock, with a value of $2.6 million ("Pharmetics"), a sterilization equipment manufacturer. See "Business-- Acquisition of Pharmetics."

                      USE OF PROCEEDS UPON EXERCISE OF WARRANTS

     The Company is not able to predict the number of such warrants that will be exercised; however, the holders of such warrants have requested that the Company include the shares issuable upon exercise of the warrants in this offering. The holders of the warrants may not offer the shares for sale unless they exercise the warrants. If all of the warrants are exercised, the Company would receive an aggregate of approximately $7.7 million. See "Risk Factors -- Outstanding Warrants".

     Because the Company is unable to predict the number of warrants that will be exercised, it has not allocated the proceeds for a specific purpose. The Company anticipates using the net proceeds from the exercise of the warrants, if the maximum amount is raised, for working capital ($7.2 million), and enhanced marketing ($.5 million). However, as the Company cannot predict when or if the warrants will be exercised, or the amount of proceeds therefrom, it cannot rely on the proceeds for budgeting purposes. The Company will utilize these funds when and if they are available to further the objectives of its business activities. Such activities include further investment in the sterilization product line and completion thereof and purchase of additional equipment to increase capacity. In addition, the Company will continue to look for strategic acquisitions that will enhance the Company's ability to serve infection control and other markets. However, the Company does not have any agreements, agreements in principle, arrangements or understandings relating to any possible acquisition.

                 PRICE RANGE OF SECURITIES AND DIVIDEND POLICY

     The Company's Common Stock is quoted in the NASDAQ (Small-Cap-SM-) system and its trading symbol is OGSI. As of December 31, 1995, there were approximately 142 record holders and approximately 1,357 beneficial holders of Common Stock. There were 6,613,722 shares outstanding as of April 30, 1997. Prior to the initial public offering in August 1992, there was no market for the Company's Common Stock.

     The tables below set forth the high and low closing bid prices of the Company's Common Stock, Warrants and Units (each unit consisting of one share of Common Stock and one Warrant) as reported by the National Association of Securities Dealers, Inc. ("NASD") for each of the quarters indicated since the Company's initial public offering (such quotations represent prices between dealers, not actual transactions, and do not include retail mark-ups, mark-downs, or commissions). The Company withdrew the Units from quotation in NASDAQ (Small-Cap-SM-) system effective October 26, 1993. The warrants expired on April 30, 1996.

Year:  Quarter         Common Stock         Year:  Quarter       Common Stock
--------------         ------------         --------------       ------------
                    High Bid    Low Bid                       High Bid   Low Bid
                    --------    -------                       --------   -------
    1992:                                        1995:
Third Quarter       4-1/2       4-1/2        First Quarter    8-1/4      6-1/2
Fourth Quarter      4-1/2       4-1/2        Second Quarter   7          4-1/2
    1993:                                    Third Quarter    9-1/2      4
First Quarter       4-7/8       4-1/2        Fourth Quarter   8-3/4      6-5/8
Second Quarter      5-1/3       4-7/8            1996:
Third Quarter       6-3/4       5-1/8        First Quarter    9-1/4      6-5/8
Fourth Quarter      8-3/8       6-5/8        Second Quarter   7-1/4      4-1/2
    1994:                                    Third Quarter    5-1/4      2-5/8
First Quarter       7-3/4       6-3/4        Fourth Quarter   3-3/8      1-7/8
Second Quarter      8-1/4       4-1/8            1997:
Third Quarter       9           6            First Quarter    3-1/4      2
Fourth Quarter      9           6-1/2

                         Warrants                           Units
                         --------                           -----
Year:  Quarter     High Bid    Low Bid                High Bid   Low Bid
--------------     --------    --------               --------   -------
   1992:
Third Quarter       7/8         1/2                   5-3/8      5
Fourth Quarter      13/16       3/4                   5-1/4      5-1/8
   1993:
First Quarter       1           3/4                   5-3/4      5-1/4
Second Quarter      1-1/8       7/8                   6          5-3/4
Third Quarter       1-7/8       1                     8-3/8      6-1/8
Fourth Quarter      4-1/4       1-3/4                 12-1/4*    8-1/4*
   1994:
First Quarter       4           3-1/4
Second Quarter      2-13/16     1/2
Third Quarter       4           2-1/2
Fourth Quarter      3-3/8       3
   1995:
First Quarter       3-3/4       2
Second Quarter      2-1/2       1
Third Quarter       5-1/4       1
Fourth Quarter      3-5/8       1-7/8
   1996:
First Quarter       4-7/8       1-7/8
Second Quarter      1-1/4       1
---------------------------------
*Through October 25, 1993.
**Through April 30, 1996.

     The closing bid price of OnGard Common Stock in the NASDAQ (Small-Cap-SM-) system on May 12, 1997 was $1.56.

     The Company has never paid any cash dividends on its Common Stock and does not expect to pay any cash dividends in the foreseeable future. The Company intends to reinvest its earnings in the continued development and expansion of its business.

                             SELLING STOCKHOLDERS

     The following table provides certain information with respect to the persons offering the Shares pursuant to this prospectus (the "Selling Stockholders") including the transaction in which they acquired the Shares, their name, the number of issued Shares being offered, the number of Shares underlying warrants held by certain Selling Stockholders and the percentage of the outstanding common stock of the Company being offered by each Selling Stockholder if that amount equals 1% or more of the common stock outstanding.


 TRANSACTION IN               NAME                             SHARES        RIGHTS TO      SHARES TO       PERCENT OF
    WHICH                                                    PRESENTLY        ACQUIRE       BE OFFERED     COMMON STOCK
 SHARES/RIGHTS                                                 OWNED         SHARES(8)                     OWNED AFTER
    ISSUED                                                                                                    SALE(1)
------------------------------------------------------------------------------------------------------------------------
July 1994 Private     Northwest Holdings, Ltd.                 -------         92,243         92,243           1.1%
Placement
                      Planate Business S.A.                     71,429        -------         71,429           ---

                      William C. and Edna Bartlet                3,570          2,095          5,665           ---

                      Patrick Bennett                           42,856         25,156         68,012           ---

                      Charles E. Bohmert Jr.                    14,284          8,385         22,669           ---

                      Richard M. and Patricia H. Clark          14,284          8,385         22,669           ---


                      Robert A. Epstein                         14,284          8,385         22,669           ---

                      Robert A. Epstein Pension Plan            14,284          8,385         22,669           ---


                      Charles T. Genovese                        3,570          2,095          5,665           ---

                      Herman Jeffer                             57,142         33,542         90,684           1.1%

                      Eng-Chye Low                              57,140         33,541         90,681           1.1%

                      Dennis Scott Mair                         28,570         16,771         45,341           ---

                      V.J. Melone Trust                         28,570         16,771         45,341           ---

                      Elliot S. and Lois Schlissel              14,306          8,398         22,704           ---

                      Nicholas Veenstra                          3,570          2,095          5,665           ---

                      Neil Wager                                 3,570          2,095          5,665           ---

Placement Agent's     Royce Investment Group Inc.(2)           -------        345,260        345,260
Unit Purchase Option
                                                                                                               4.5%

Pharmetics            Royce Investment Group, Inc.(2)           16,000       -------          16,000
Acquisition

Loan Guarantee        John Pappajohn(3)                        -------        580,740        580,740           7.2%

                      Edgewater Private Equity                 -------        112,040        112,040
                      Fund(3)                                                                                  8.1%
October, 1994         Edgewater Private Equity Fund            253,292        287,471        540,763
 Private Placement

                                      18

 TRANSACTION IN               NAME                             SHARES        RIGHTS TO      SHARES TO       PERCENT OF
    WHICH                                                    PRESENTLY        ACQUIRE       BE OFFERED     COMMON STOCK
 SHARES/RIGHTS                                                 OWNED         SHARES(8)                     OWNED AFTER
    ISSUED                                                                                                    SALE(1)
------------------------------------------------------------------------------------------------------------------------
October, 1994 Private Waal Investments, Ltd.                      Sold        141,060        141,060           1.7%
Placement
Lease Settlement      EEC Corp.                                 22,700         10,000         32,700           ---

September, 1995       Haussman Holdings(4)                     456,000        -------        456,000           5.7%
Private Placement

                      Montgomery Growth Partners                64,000        -------         64,000
                      (4)
                                                                                                               2.5%
                      Montgomery Growth Partners II            140,000        -------        140,000
                      (4)
                      Nosrob Investments                        72,000        -------         72,000           ---

                      Quota Fund(4)                            360,000        -------        360,000           4.5%

                      Montgomery Small Capital                  56,000        -------         56,000           ---
                      Partners II(4)

                      Oak Hall Investors, L.P.                  71,500        -------         71,500
                                                                                                               1.8%
                      Oak Hall Equity Fund                      71,500        -------         71,500

                      Okebena Partnership K                    143,000        -------        143,000           1.8%

                      Bank of New York as Trustee              143,000        -------        143,000           1.8%

                      Joe Riccardo                              40,000        -------         40,000           ---

                      Steve Frank                               20,000        -------         20,000           ---

                      Anthony Pace                              29,000        -------         29,000           ---

                      Scott Shevick                             14,500        -------         14,500           ---

                      Jerry Callaghan                           40,000        -------         40,000           ---

                      Thomas Kearns(5)                          50,000        -------         50,000           ---

                      Oscar Schafer                             14,500        -------         14,500           ---

                      Lawrence Kohn                             14,500        -------         14,500           ---

                      Peter Riccardo                             4,000        -------          4,000           ---

                      Frank Morris                              10,000        -------         10,000           ---

                                      19

 TRANSACTION IN               NAME                             SHARES        RIGHTS TO      SHARES TO       PERCENT OF
    WHICH                                                    PRESENTLY        ACQUIRE       BE OFFERED     COMMON STOCK
 SHARES/RIGHTS                                                 OWNED         SHARES(8)                     OWNED AFTER
    ISSUED                                                                                                    SALE(1)
------------------------------------------------------------------------------------------------------------------------
September, 1995       H. Michael Weaver                         15,000       -------          15,000           ---
Private Placement
                      Paul Rizzo(6)                             20,000       -------          20,000            ---

                      Stuart Bondurant & Susan Ehringhaus        5,000       -------           5,000           ---

                      Leonard Weiss                             27,500       -------          27,500           ---

                      Eric Steiner(7)                           14,500       -------          14,500           ---

                      Domenick Treschitta(6)                    29,000       -------          29,000           ---

                      Barbara Treschita                         10,000       -------          10,000           ---

                      D. Ware Branch, M.D.                       8,500       -------           8,500            ---


                      Gregg and Sallee Middlekauff               7,142       -------           7,142            ---

                      Ronald Katz, M.D.                          7,150       -------           7,150           ---

                      Michael R. Barr                            7,000       -------           7,000           ---

                      Courtney Brown                             7,000       -------           7,000           ---

                      Dennis LaValle                            10,000       -------          10,000            ---

                      David Cohn                                 7,000       -------           7,000            ---

                      Frank Eagan                               20,000       -------          20,000            ---

                      JAM Enterprises (10)                      29,000       -------          29,000            ---

                      Frisian Holdings, Ltd.(9)                 71,428       -------          71,428           ---

                      Herb Lyman                                 7,000       -------           7,000           ---

                      Peter Salas                                7,000       -------           7,000           ---

                      George Wood                                8,925       -------           8,925           ---

                      Jerry Armstrong                            8,925       -------           8,925           ---

                      Ray Brownlie                               8,925       -------           8,925           ---

                      James Wallace                              8,925       -------           8,925           ---

                                      20

 TRANSACTION IN               NAME                             SHARES        RIGHTS TO      SHARES TO       PERCENT OF
    WHICH                                                    PRESENTLY        ACQUIRE       BE OFFERED     COMMON STOCK
 SHARES/RIGHTS                                                 OWNED         SHARES(8)                     OWNED AFTER
    ISSUED                                                                                                    SALE(1)
------------------------------------------------------------------------------------------------------------------------
September, 1995       John Mack                                 28,600       -------          28,600           ---
Private Placement
                      Priscilla Perez                            3,000        -------          3,000            ---

                      Abbey Herman                              14,000       -------          14,000            ---

Other                 Akin Gump                                 12,500        -------         12,500            ---

                      Lou Wertman                                2,105        -------          2,105            ---

                      Eric Steiner                              10,268        -------         10,268            ---


(1) Assumes exercise of all warrants. Presented for all share ownership which would comprise 1% or more of the Company's outstanding common stock.


(2) Royce Investment Group, Inc. was (a) underwriter of the Company's initial public offering in August, 1992, (b) placement agent for the Company's April and July 1994 private placement, (c) investment banker with respect to the Company's acquisition of Pharmetics, and (d) received fees with respect to the exercise of the Company's warrants issued in its August, 1992 public offering.


(3) John Pappajohn and Edgewater Private Equity Fund have guaranteed certain bank debt of the Company. See "RISK FACTORS -- Outstanding Warrants -- Guarantors' Warrants."


(4) Haussman Holdings, Montgomery Growth Partners, Montgomery Growth Partners II, Nosrob Investments, Quota Fund and Montgomery Small Capital Partners II are under the control of Montgomery Asset Management, L.P. See "PRINCIPAL SHAREHOLDERS."

(5) Thomas Kearns served as a director of the Company from December, 1995 through March 6, 1997. See "MANAGEMENT."


(6) Paul Rizzo and Domenick Treschitta were consultants to the Company and served as directors of the Company from approximately June 1996 through the first week in March 1997.


(7) Eric Steiner is a co-founder of the Company, has served as a director of the Company since its inception and is a principal stockholder. See "MANAGEMENT" and "PRINCIPAL SHAREHOLDERS."


(8) Reflects the adjusted number of shares into which the rights to acquire shares would be converted. These rights, when granted, provided for a dilution projection provision which had been triggered by the Company's various financial transactions. Excluded from the calculation, currently, are the Company's two financing transactions in April 1997; $1.5 million in convertible debentures and warrants and the $1.0 guarantor's warrants. The pricing of these shares is contingent on certain events and a calculation of their impact cannot be completed at the date of this memorandum.

(9)  Includes principals of Royce Investment Group; see note 2 above.


(10) Anthony Esposito, currently a Director of the Company, is a participant in this investors group.

                             PLAN OF DISTRIBUTION

The Shares are being offered by the Selling Stockholders from time to time on the NASDAQ (Small-Cap-SM-) system, in privately negotiated transactions or on other markets. Any Shares sold in brokerage transactions will involve customary broker's commissions. No underwriter will participate in any sales on behalf of the Selling Stockholders.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

     SALES, MARKET DEVELOPMENT AND MAJOR CUSTOMERS

     Since the formation of the Company's predecessor in December 1988, the Company has been engaged in developing products and market positions for the control of infectious diseases. It has recently expanded its disposable supplies business to include equipment lines. During 1992, concurrent with the publication of OSHA's Bloodborne Pathogen Rule which increased awareness of regulatory control of contaminated medical instruments, the Company successfully negotiated medical waste mail-back product sales to Caremark and Quantum Health Resources, which are primarily engaged in the service of home care patients. Revenues attributable to Caremark and Quantum for the year ended December 31, 1994 were $508,000 and $100,000 respectively. Caremark would be characterized as a major customer constituting 13% of the Company's total sales in 1994. In January, 1995, Coram Inc. purchased a division of Caremark, resulting in sales to both Coram Inc. and Caremark Therapeutic, Inc. For the years ended December 31, 1995 and 1996, sales to Caremark, Coram and Quantum were $398,000, $165,000 and $134,000, respectively and $317,000, $150,000 and $45,000, respectively. A customer group list was purchased by OnGard from ProMed Sharps in December 1992. During the year ended December 31, 1996, sales to ProMed customers were approximately $159,000. In February 1993, the Company and Sherwood entered into a five-year Supply, Distribution and Licensing Agreement ("Sherwood Agreement") which gives OnGard's medical waste mail-back products access to Sherwood's extensive distribution system. The exclusive arrangement has since terminated in the third quarter of 1995. For the year ended December 31, 1994, the Company's revenues attributable to the Sherwood Agreement were approximately $356,000. While no longer a major customer, Sherwood represented $99,000 of the Company's sales for the year ended December 31, 1995 but had no sales to Sherwood thereafter. The Company also continues to expand its direct selling capabilities.

     With the acquisition of MDPI in 1993 and OST in late 1994, the Company emphasized a direct sales approach. It expanded its sales staff with experienced personnel in both the packaging and equipment lines to expand its market position. Boston Scientific, a sterile packaging customer, has been a major customer representing 16% of the Company's total sales in 1994. OST had one customer, Omni Construction, which accounted for 12% of the Company's revenues in 1994. On November 3, 1995 the Company announced it had signed a letter of intent with Oliver Products of Grand Rapids, Michigan for the sale of its medical device packaging business. This transaction closed on December 7, 1995. The sale included production equipment and inventory with proceeds from the sale aggregating $620,500. The gain on the sale was approximately $233,000. The Company retained all related accounts receivable. Accordingly, Boston Scientific will no longer be a major customer. Revenues from Boston Scientific approximated $512,000 in 1995. However, net profitability from this and other packaging line accounts was nominal after accounting for direct selling expenses and allocation of general and administrative expense. Accordingly, the Company believes the loss of this customer will have no impact on the results of operations and capital resources. OST had no customer which accounted for 10% of the Company's revenue in 1995 or 1996.

     PRODUCT LINE EXPANSION

     During 1990, substantially all of the Company's revenues came from the sale of the Recapper and related products. The Recapper is a device which allows clinicians to separate used needles from re-usable syringes without directly touching the needle. During 1991 and 1992, the Company expanded its product line into the medical waste mail-back business. During 1993, the Company experienced significant revenue growth due to the addition of its medical sterile packaging products. Growth in this market is attributable largely to the Company's acquisition of the assets of MDPI described elsewhere herein. Medical sterile packaging products were manufactured to customer specifications and are sold to a variety of medical device manufacturers. In June 1993, the Company relocated its operations to a larger facility that includes a "white room" for the manufacturing of sterile medical packaging. The Company made a significant investment in this new facility and equipment. Revenues attributable to sterile medical packaging business for the year ended December 31, 1993, 1994, and 1995 were $1,715,000, $1,813,000 and $1,905,000 respectively. This business provided the technical skills and equipment to develop the Company's proprietary sterility assurance product, AutoPak-TM-. Once developed, the Company elected to pursue this market and divest selected assets of MDPI, as described above.

     During 1996, the Company completed an exclusive marketing agreement with Baxter Healthcare Corporation in an arrangement where Baxter buys AutoPak-TM-from OnGard for resale and distribution of AutoPak-TM- into the hospital market. Initial orders were received from Baxter in September 1996. In the fourth quarter of 1996, the AutoPak-TM- agreement was integrated into Allegiance, the $4.5 billion healthcare spin-off from Baxter. AutoPak-TM-sales for the year ended December 31, 1996 to Baxter and other customers were $257,000 and occurred primarily in the last half of 1996.

     In October 1994, the Company acquired Pharmetics, now OST, which expanded its activities into sterilization equipment. OST generated $2,522,000 in revenues for the year ended December 31, 1996.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from OnGard's Statements of Operations expressed as percentages of revenues:

                                         Year Ended           Three Months
                                         December 31         Ended March 31
                                         -----------         --------------
                                        1996      1995       1997      1996
                                        ----      ----       ----      ----
 Revenues..........................     100.0%    100.0%    100.0%     100.0%
                                       ------    ------     -----     ------
 Costs of Sales....................     131.9     106.3     101.5      121.9
                                       ------    ------     -----     ------
 Operating Margin (deficit)........     (31.9)     (6.3)     (1.5)     (21.9)
                                       ------    ------     -----     ------
 Operating Expenses................
 General and Administrative........      56.2      52.6      29.2      100.8
 Sales and Marketing...............      46.7      29.5      38.5       58.5
 Depreciation and Amortization.....      10.6       6.2       8.5       10.2
 Deferred Compensation.............      18.7      34.7      11.4       20.0
 Research and Development..........       4.8       7.4       2.0        9.4
                                       ------    ------     -----     ------
 Total.............................     137.0     130.4      89.6      198.9
                                       ------    ------     -----     ------
 Loss from Operations..............    (168.9)   (136.7)    (91.1)    (220.8)
 Interest and Other Expense........      (8.6)    (11.1)     (1.7)     (27.3)
 Interest and Other Income.........       8.4       5.6        .5        5.9
 Forgiveness of Debt...............        --       2.1        --         --
 Other Expenses....................      (1.4)     (0.4)
                                       ------    ------     -----     ------
 Net Loss..........................    (170.5)%  (138.3)%   (92.3)%   (242.2)%
                                       ------    ------     -----     ------
                                       ------    ------     -----     ------

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996.

     Revenues for the three months ended March 31, 1997 increased 77% or $560,000 from $728,000 to $1,288,000 in the same period in 1996. Excluding revenues of $21,000 in 1996 from a divested product line, revenues increased 82%. The increase is primarily attributable to the Company's equipment business line which doubled from the prior year.

     Operating margin improved to a deficit of $19,000 (a deficit of 2% of revenues) for the three months ended March 31, 1997 compared to a deficit of $160,000 (22% of revenues) for the same period in 1996. The improvement in margin resulted in part from a increase in revenues of $560,000 described above, offset partially by an increase in the level of overhead costs associated with engineering and quality control which were required to upgrade the performance and quality of the equipment product line. Revenues, which were insufficient to offset fixed factory overhead, resulted in a slight operating margin deficiency.

     General and administrative expenses decreased $358,000, or 49% from $734,000 to $376,000 for the respective three month periods ended March 31, 1997 and 1996. The decrease is the result of cost containment measures in a broad category of expenses including legal, professional fees, travel and office supplies, as well as expenditures incurred for relocation in the quarter ended March 1996 which were not recurring.

     Deferred compensation, the non-cash charges which reflect the difference between market and exercise prices of stock options granted, increased $2,000 from $145,000 to $147,000 in the respective quarters ended March 31, 1997 and 1996.

     Sales and marketing expenses increased $69,000 to $495,000 in the three months ended March 31, 1997 versus $426,000 in the comparable period in 1995 or 16%. The Company has increased its direct selling efforts, including manpower and collateral materials, in its equipment product line.

     Research and development expenses decreased $42,000 to $26,000 from $68,000, a 62% decrease, for the first quarter ended March 31, 1997 to the comparable quarter in 1996. The decrease relates to the completion of Autopak-Registered Trademark- development, and of the Company's compact sterilizer product line.

     Interest expense decreased from $186,000 to $19,000 for the comparable quarters ended March 31, 1997 and 1996, a decrease of $167,000 or 90%. This results from the payment in full of the Company's bank line, on April 15, 1996 offset by increases for interest related to assets financed by capital leases.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

     Revenues for the twelve months ended December 31, 1996 decreased by $1,287,000 or 26% from the comparable period in 1995, from $4,975,000 to $3,688,000. However, after excluding sales related to MDPI of $1,905,000, which was divested in December 1995, revenues increased by approximately $618,000 or 20%. This increase is attributable primarily to sales of AutoPak-TM- of $257,000 and increased sales of the equipment lines of $461,000 offset partially by reductions in sales of the Company's Mailback business.

     Operating margin decreased $864,000 to a deficit of $1,175,000 (a deficit of 31.9% of revenues) versus a deficit of $311,000 (a deficit of 6.3% of revenues). The decrease is comprised of (1) a net decrease in sales of $1,287,000 resulting from the sale of MDPI and its related product margin contribution of approximately $441,000, (2) start-up production costs incurred in connection with relocating AutoPak-TM- operations to New York, including production equipment, material modifications, internal personnel and facility restructuring costs of $147,000 and (3) the remainder in increased factory overheads intended to improve the performance and quality of production, including engineering, purchasing and quality control. In the aggregate, revenues were insufficient to offset factory overheads resulting in an operating margin deficiency.

     General and administrative expenses decreased by $541,000 to $2,071,000 in 1996 versus $2,612,000 in 1995, a decrease of 21%. The decrease relates to tighter expense controls including reductions in legal fees of approximately $170,000, and numerous administrative expenses associated with the consolidation of the Denver and New York locations into the New York facility, primarily including rent offset by rental premiums received from the occupant of the Denver facility, salaries, travel, telephone and other expenses.

     Sales and marketing expenses increased 17%, or $255,000, from $1,468,000 in 1995 to $1,723,000 in 1996. The increase relates primarily to direct selling costs in connection with the commercialization of

AutoPak-TM-, its technical support personnel, related travel and collateral materials of $684,000 offset, in part, by the elimination of sales expenses associated with the divested MDPI business, of $391,000.

     Research and development decreased from $370,000 for the twelve months ended December 31, 1995 to $176,000 for the comparable period in 1996. This decrease of 52%, or $194,000, reflects the completion of development costs associated with both AutoPak-TM- and the tabletop sterilizer and commercialization of both.

     Depreciation and amortization increased $84,000 or 28%, from $308,000 to $392,000 for the years December 3, 1995 and 1996 respectively. The increase is predominately attributable to expanding the Company's manufacturing capabilities in the equipment business.

     Deferred compensation decreased from $1,728,000 in 1995 to $691,000 in 1996. The decrease relates to recording non-cash charges for fully vested options granted in 1996 to certain directors, officers or consultants of the Company, at prices below market price.

     Interest expense decreased by $230,000, or 42%, from $549,000 in 1995 versus $319,000 in 1996. The decrease relates primarily to reduced interest on the Company's bank line, of $345,000, which was paid at maturity on April 15, 1996, but was outstanding, in part or whole, throughout 1995. This decrease was offset by increased interest on capital lease financing of manufacturing equipment and leasehold improvements.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.

     Revenues for the twelve months ended December 31, 1995 increased 27% to $4,975,000 from $3,928,000 in the same period in 1994, or $1,047,000. The increase was attributable to sales from the Company's equipment line, OST, which was consolidated in the Company's operating results for the entire year in 1995, but only for the last quarter of 1994.

     Operating margin decreased to a deficit of $311,289 (a deficit of 6.3% of revenues) for the year ended December 31, 1995 compared to $457,636 (11.6% of revenues) for the same period in 1994. The gross margin deficiency at the Company's acquired equipment business line, OST, comprised $332,518 of the deficit. This was the result of (1) a lack of financial resources for nearly 9 months during 1995 in which fixed factory overhead was incurred and charged to operations without substantive revenue generation and, (2) upon availability of funds, a significant allocation of production man hours was applied to the development of two new proprietary products, a tabletop sterilizer called HiVac-TM-, and a hospital autoclave, called Wasteclave-TM-.
 As a result, shipments of revenue generating products were reduced and insufficient to offset fixed factory overhead. At the Company's disposable product line the operating margin was a positive $21,231. This amount decreased due to unfavorable material and labor usage inefficiencies related to the sterile medical packaging line selected assets of which were sold in December 1995. The Company believes that revenue levels should be sufficient in the later half of calendar year 1996 to provide positive operating margins. Through that date it will fund margin deficiencies and losses with existing funds from its September 1995 Private Placement, and with funds from warrant exercises.

     General and administrative expenses increased 78% to $4,339,822 (81% of revenues) for the year ended December 31, 1995 from $2,440,935 (62% of revenues) for the 1994 period. The increase is entirely attributable to a non-cash charge for compensation expense related to fully vested, stock option grants at prices less than market value, totaling $1,700,000. Other than this, the administrative expenses at OST increased $513,000 due to a full year of inclusion in 1995 versus one quarter in 1994 after the date of the acquisition; remaining expenses decreased $426,000.

     Sales and marketing expenses increased 159% from $568,488 in 1994 to $1,468,319 for the year ended December 31, 1995. Of this increase $663,000 was incurred at OST. This, and the remaining increase of $237,000 relates to the Company's efforts to sell directly to its existing customers as well as the development of new customers in conjunction with commercializing its new products, AutoPak, HiVac and Wasteclave-TM-

(see "Business-Products Under Development and Commercialization Activities").
 The Company believes its sales and marketing expenses will continue to increase during 1996 while it establishes its sales personnel complement and marketing for this effort.

     Depreciation and amortization increased from $150,930 to $307,813 for the year ended December 31, 1994 and 1995 respectively or 104%. Approximately $96,000 is attributable to a full year of amortization of goodwill associated with the acquisition of OST versus one quarter in 1994, and the purchase of an updated computer equipment network and software, $60,000.

     Research and development increased from $223,652 to $369,858 for the
year ended December 31, 1994 and 1995 respectively, or 65%.    New equipment
products being or already developed at OST, accounted for an increase of approximately $221,000. These products include HiVac and WasteClave described above. R&D expenses for disposable products, specifically AutoPak, declined $75,000 resulting from the completion of development of initial product sizes.

     Interest expense increased as a result of interest and debt issuance cost amortization related to the Company's term loans. The Company obtained a $1.5 million term loan facilitated by a third party guarantor ($764,000 outstanding at December 31, 1995). The total was received in two equal parts in May and November 1994. The loan bears interest at the prime rate plus 2%. The loan calls for monthly payments based on a 36 month amortization schedule with a balloon payment due in April 1996. In April and May 1995, the loan was increased by a total of $1.0 million under similar terms, with the principal portion of the loan is due concurrently with the balloon payment of the original loan in April 1996. The Company granted an additional 200,000 warrants to guarantors of the Company's loan which resulted in debt issuance costs.

      On December 24, 1995 the Board of Directors granted 700,000 stock options (600,000 at $3.50 and 100,000 at $1.00) to certain officers, directors and consultants of the Company. In the fourth quarter of 1995 the Company recorded compensation expense of $1,700,000 related to fully vested options for an amount representing the difference between the exercise price and fair market value of OnGard common stock on the date of the grant. The Company also recorded deferred compensation expense of $1,087,500 for options which vest ratably over two years, which will be charged to operations over that time. The price of OnGard's common stock at the date of the grant was $7 1/8.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital at March 31, 1997 decreased to $702,000 from $1,696,000 at December 31, 1996. Cash and cash equivalents were $51,000 at March 31, 1997 versus $886,000 at December 31, 1996. Accounts receivable increased $53,000 to $798,000 at March 31, 1996 from $745,000 at December 31, 1996. Inventory increased $224,000 to $2,326,000 at March 31, 1997 from
$2,102,000 at December 31, 1996.

     The Company had an accumulated deficit of $25,466,000 at March 31, 1997 and expects losses to continue at least through much of 1997. Cash requirements to fund operating losses have been met primarily through equity and debt placements. Operating losses have accelerated since 1994 as a result of funding the Company's acquired subsidiary, OST, both prior to and after the acquisition, as well as expenditures to complete development of its new products Autopak, HiVac-TM-, and Wasteclave-TM- and for selling expenditures once and commercialized. The Company invested $1,883,824 in OST prior to its acquisition, and issued 359,602 shares to acquire 100% of the outstanding shares of Pharmetics. Subsequent to the date of its acquisition of OST through December 31, 1996, a twenty six month period, the Company has expended an additional $7,129,000 which has been used substantially to fund OST's operating requirements. The operating requirements included the repayment of past due trade credit, operating losses and, importantly, the development of two new sterilization products: HiVac, a tabletop steam sterilizer, and Wasteclave-TM-, a highly efficient hospital autoclave. The Company's new products, which are proprietary, should generate better gross margins than the existing products and should improve operating results. The Company commenced selling these products in late 1995 but as it established a sales force and marketing programs during early 1996 such expenditures increased causing continued losses until revenue growth is sufficient to offset losses. Increased revenue growth in 1997 coupled with cost reductions should significantly reduce losses during 1997. These losses and their financing have been the most significant aspect of the Company's cash flow.

     Successful completion of the Company's initial public offering in 1992 provided approximately $4.0 million to expand marketing efforts for the Company's initial product lines and continue product enhancement and expansion. However, as working capital at December 31, 1994 amounted to a deficit of $1,032,000, it became necessary for the Company to obtain additional funds. In order to align its capital structure and working capital deficiency, on September 29, 1995, the Company completed a private placement (the "September 1995 Private Placement") of the sale of 2,204,021 shares of the Company's common stock at a price of $3.50 per share aggregating gross proceeds of $7,714,028 and net proceeds of $7,634,028. The September 1995 Private Placement requires that the Company register such Common Shares issued in this placement six months after the closing date, by March 29, 1996. Pursuant to the September 1995 Private Placement, the Company also sold 100 shares of its Series B Redeemable Preferred Limited Voting Stock (the "Series B preferred stock"). Provided that the holders of the Series B preferred stock own in the aggregate at least 5% of the Company's Common Stock, the holders of the Series B preferred stock can nominate and elect one member to the Company's Board of Directors.

     The Company had also obtained additional funding prior to the September 1995 Private Placement to finance operating losses. During July 1994, the Company completed a Private Placement and an offshore offering of 300,000 units consisting of two shares of common stock and one warrant at $7 per unit. In addition, the Company obtained debt financing facilitated by a third-party Guarantor. A total of $1.5 million was completed in two equal parts; the later half was contingent upon the Pharmetics merger which was consummated effective October 1, 1994. The Note was secured by the Company's inventory, equipment, accounts receivable and intangible assets. In consideration for the $1.5 million guarantee, the Company issued to the Guarantor or its assigns a five-year warrant ("Guarantor's Warrant") to purchase 400,000 shares of Company Common Stock at an exercise price of $4.00 per share.

     The Note payable to the bank called for monthly payments at an interest rate of prime plus 2% based upon a 36-month payment schedule and a balloon payment at the end of one and one-half years (April 1996). The Company repaid the loan through existing cash on the due date.

     During 1994, the Company also initiated a private offering of Convertible Debentures ("Debentures") each unit of which consists of $100,000 in 6% Convertible Debentures and 25,000 redeemable class B common stock warrants to acquire an equivalent number of common shares at $6.00 per share.
 The Debentures were convertible into shares of the Company's common stock at the option of the holder or into shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") at the option of the Company, when such Series A Preferred Stock were approved by the Company's Shareholders. Debenture conversion was to be based on a conversion ratio of 25,000 shares for each $100,000 Debenture converted, or $4.00 per share. In January 1995, the Company's shareholders approved, by a majority vote, the authorization of preferred stock. As a result, the total $1.5 million raised from the offering through February 1995 became equity and the Company issued 375,000 Series A preferred shares and 375,000 Class B common stock warrants.

     In addition, during February 1995 the Company sold shares, through the exercise of Class A warrants from existing warrant holders, totaling $320,000
in gross proceeds.   The Company provided an incentive to Class A warrant
holders by reducing the exercise price to $4.50 for a period of 30 days. In April and May, 1995, the guarantor of the Company's bank line (described above) and another investor in OnGard facilitated $1,000,000 of additional bank borrowings. The two new $500,000 notes bear interest at the rate of 11% per annum and mature on April 15, 1996. The three notes were paid in full at maturity. An additional 200,000 warrants were provided to the guarantors in exchange for their guarantees. Such warrants were issued under the same terms as the 400,000 warrants described above.

The Company also obtained funds through the exercise of outstanding Common Stock Purchase Warrants. These warrants were to expire on August 11, 1995, but were initially extended until December 31, 1995 and
thereafter until March 29, 1996 and April 30, 1996.   Through the exercise of
Common Stock Purchase Warrants, the Company generated $5.7 million in net proceeds. In addition, in April 1997, the Company obtained a commitment for a credit line with a bank, secured by the Company's tangible and intangible assets and facilitated guarantors ( the "Guarantors"), who are investors in the Company. The credit line of $1.0 million matures 12 months from inception, in May 1998, and bears interest at the LIBOR rate plus 2%. In exchange for their guarantee, the Company granted 375,000 warrants to purchase the Company's common stock price per share at the closing date or $2.00 per share, whichever is lower. At maturity, the Company will seek alternatives to repay the debt with new equity, or will determine if the line can be extended or refinanced with new debt. In addition, the Company completed the documentation for the sale of $1.5 million (gross proceeds), 10% of the funds raised, from convertible Debentures (the "Debentures"), and anticipates funds will become available in May 1997. The Debentures are convertible into common stock of the Company in $50,000 denominations at any time after a 45-day restriction period at a price equal to the then fair market value of the common stock less 22 1/2%, on the conversion date, or the price at the funding date, whichever is lower. The Debentures bear interest at the rate of 6% per annum until conversion; interest is payable quarterly in cash or common stock of the Company, at the Company's option. The
Debentures mature five years from issuance at which time any remaining amounts convert to common stock. The Company will grant warrants to the placement agent, Dusseldorf Securities, equal to 10% of the funds raised at the exercise price described above and pay placement fees of approximately
10% of the funds raised. The Company projects that these funds plus its existing cash position will be sufficient to fund operations through at least December 31, 1997. The placement agent has committed to financing an additional $3.5 million until February 28, 1998, under the same terms discussed above; the additional financing is solely at the Company's option. However, in the event such commitment is unfulfilled by the Company, an additional 2% of such unfulfilled commitment will be paid in warrants to the placement agent on the terms described above. The Company will record the value of warrants to the guarantors, and the discount from market price provided to the Debenture holders, as a non-cash charge included as interest expense.

     Although the Company has been successful to date in obtaining sources of financing sufficient to meet current trade obligations and other expenses and to enable it to pursue its business plans generally, there is no assurance it will be successful in this regard in the future. Furthermore, there can be no assurance that the Company will be successful in securing other funds or, that if successful, such funds will be adequate to fund the Company's operations until it is able to generate cash from operations sufficient to sustain its ongoing operations without additional external sources of capital.

                                    BUSINESS

INFECTION CONTROL MARKET

     The Company's infection control activities were initially divided into three primary components but as described below, now have two components. The first component includes medical waste services and products. The Company's medical waste product line allows for comprehensive product and service offerings within non-hospital, clinical markets. See "--Medical Waste Services."

     The second component of the infection control market consists of sterilization supplies and equipment. Sterilization involves the complete elimination or destruction of all forms of microbial life, including high numbers of bacterial spores. Sterilization is required for those instruments or devices that penetrate skin or contact normally sterile areas of the body. Since its acquisition of Pharmetics, now OST, the Company manufacturers and markets a complete line of institutional and pharmaceutical grade sterilizers, washers and dryers. Sterilization supplies may include containers, wraps and pouches and indicators and monitors which indicate that the sterilization process has been completed. Sterilization supplies are primarily utilized by hospital and clinical facilities during the reprocessing of reusable instrumentation. Sterilization equipment may be used by hospitals in the sterilization process for reusable instrumentation or for the sterilization of materials prior to the disposal of medical waste, and by pharmaceutical companies. The Company has developed three proprietary products AutoPak-TM-, HiVac-TM-, and Wasteclave-TM-, which it has begun to commercialize. These products and the markets they serve are central to the Company's marketing efforts. See "Commercialization and New Products".

     The third component previously consisted of sterile medical packaging, which was designed and manufactured for medical device manufacturers. Sterilization medical packaging is used to contain new, unused medical devices during the sterilization process and maintain sterility during transport and presentation. These products were primarily sold under private label. Sterile medical packaging is constructed on specially designed machines that are capable of handling multiple webs and completing sealing operations through the application of heat and adhesives. The Company acquired substantially all of the assets of MDPI, a Pennsylvania corporation engaged in the design, production and distribution of sterile medical packaging. A number of customers of MDPI became customers of the Company. Customers include Boston Scientific, U.S. Surgical, Symbiosis and Baxter HealthCare. The Company announced on November 3, 1995 it had signed a letter of intent to sell its medical packaging line to Oliver Products of Grand Rapids, Michigan. A definitive agreement was completed on December 7, 1995. The Company intends to focus its efforts on sterilization supplies and equipment, described below.


MEDICAL WASTE SERVICES

     Non-hospital, small quantity generators produce significantly less medical waste than large quantity hospital-based generators but pay a higher cost per pound of waste. Several states have recently increased efforts to regulate home bound and consumer generated medical waste. The Company introduced a consumer version of its mail-back product during the fourth quarter of 1993. See "-- SMALL QUANTITY GENERATORS."

     Currently, nearly all states regulate the disposal of medical waste. Some states regulate the disposal of medical waste generated in the home environment, and some local governments are responding to pressure to remove this waste from municipal disposal systems. The Company's integrated medical waste handling systems are designed to fit the specific needs of small quantity generators.

     The handling of medical waste in health care facilities is primarily regulated by the Occupational Health and Safety Administration ("OSHA"), although other federal, state and local regulation may apply. The Company's primary market for medical waste disposal services consists of physicians, dentists and other non-hospital health care facilities that generate relatively small quantities of regulated medical waste.

     The Company utilizes the U.S. Postal Service to allow its customers to ship contained medical waste from any location to the Company's contracted incineration facilities. The Company believes that the U.S. Postal Service is an effective means of providing nationwide transportation for the Company's medical waste systems. The Company's medical waste disposal solutions incorporate proprietary packaging designs that meet or exceed stringent Postal Service regulations regarding the transport of medical waste. The Company's medical mail-back products are authorized for transport by the Postal Service under U.S. Postal Code number 39 CFR, Part III, and all OnGard mail-back medical waste kits indicate OnGard's Postal Approval Code numbers, U.S.P.S.-002 A-F.
See " --MAIL-BACK SYSTEM." The Company has provided training and support to employees at the Nashville Post Office, which is the primary destination for the Company's mail-back system. In addition, the Company has worked with airline personnel who handle OnGard's products at selected baggage facilities.

     On February 23, 1993, the Company and Sherwood, a subsidiary of American Home Products Corporation, entered into a five year supply, distribution and licensing agreement (the "Sherwood Agreement"). Sales of the Company's products to medical distributors were accomplished through the Sherwood contract. However, the Company and Sherwood were continuously revising the existing agreement in instances where the parties agree that a direct selling approach by the Company was appropriate. Ultimately, the exclusive relationship was terminated during the third quarter of 1995. Loss of the Sherwood contract required the Company to make direct arrangements with the distribution channels. This process began in the third quarter 1995.

     MARKETS

     The Company's initial product was the OnGard Recapper, a patented device offering a mechanical alternative to unprotected handling of contaminated needles. Prior to the Company's entering into the Sherwood Agreement, purchasers of the Recapper and mail-back products included large dental product distributors, such as Sullivan Dental Products, Inc. and Patterson Dental Co., as well as large catalog distributors such as Henry Schein and Darby Dental Supply. The Company is selling to some of these distributors again.

     Sherwood sales efforts began in March 1993. The first shipment of the Company's products to Sherwood pursuant to the Sherwood Agreement occurred in April 1993. For the years ended December 31, 1994 and 1995, the Company's revenues attributable to the Sherwood Agreement were approximately $356,000 and $99,000, respectively. None were recorded thereafter.

     In January 1993, the Company acquired the customer list of PRO-MED SHARPS ("PRO-MED"), formerly a seller of medical waste mail-back kits within the dental and physician office markets. PRO-MED discontinued sale of its mail-back medical waste products. For a one time payment of $20,000, the Company acquired the exclusive use of the PRO-MED mailing list and the support of PRO-MED personnel in converting PRO-MED's customers to the Company's product lines. Many PRO-MED customers are now being served by the Company on a direct basis and through automatic reorder systems. For the years ended December 31, 1994, 1995 and 1996, sales to PRO-MED and other direct customers were $197,000, $240,000 and $159,000, respectively and approximately $40,000 for the first quarter ended March 31, 1997. The
Company also continues to serve the home health care market.   It has an
agreement to provide disposable containers and mail-back services to Caremark Inc., a leading provider of home care services throughout the United States. In January, 1995 Coram, Inc. purchased a division of Caremark, Inc., resulting in sales to Coram, Inc. and Caremark Therapeutic, Inc. During the year ended December 31, 1996 and for the first quarter ended March 31, 1997, approximate sales attributable to Caremark, Coram and Quantum totaled $312,000, $150,000, and $45,000, and $88,000, $9,000, $17,000, respectively.
As a result of the purchase by Coram, Inc. of the Caremark division, Caremark Therapeutic, Inc., neither Coram nor Caremark individually reached sales levels which would constitute a major customer, i.e., exceeding 10% of the Company's 1995 and 1996 sales.

     In addition to the markets described above, there are a significant number of insulin-dependent diabetics in the United States who use and dispose of contaminated needles and syringes. In 1992, Florida began to regulate disposal of diabetic-used syringes. The Company believes that this market can best be addressed through sales efforts directed at the retail pharmacy level to coincide with insulin and syringe sales.

     SMALL QUANTITY GENERATORS

     The Company's waste disposal system is especially suited for small quantity medical waste generators, many of whom are subject to some form of regulation with respect to their waste disposal practices. Small quantity medical waste generators are generally considered to be those medical facilities that produce less than 50 pounds per month of regulated medical waste.

     INCINERATION CONTRACT

     The Company has long-term contracts for incineration services with both Waste Management, Inc. and National Medical Waste, Inc. The National Medical Waste facility is operated by BioMedical Waste, a national operator of medical waste incinerators and medical hauling systems. BioMedical Waste is headquartered in Boston, Massachusetts and operates a medical waste incinerator in Nashville, Tennessee that is utilized for destruction of medical waste generated by OnGard customers. In 1992, the Company entered into a five-year contract with National Medical Waste, Inc., a subsidiary of BioMedical Waste, for incineration services which required the Company to pay a one time fee of $50,000 for prepaid incineration.

     National Medical Waste had incurred recurring operating losses and experienced a working capital deficiency that raise substantial doubts about its ability to continue as a going concern. National Medical Waste merged into BioMedical Waste, which subsequently filed for protection pursuant to Chapter 11 of the U.S. Bankruptcy Code. The Company has negotiated a new waste disposal contract with a division of Waste Management, Inc. in Chandler, Arizona, which provides all of these services. New orders for Mailback products will dispose their waste at this facility. The costs under this agreement are substantially lower than the National Medical Waste contract. However, as the Company has Mailback products, previously sold, with mailing labels addressed to National Medical Waste, it will continue to utilize that facility until outstanding products have been delivered for disposal. That entity has operated since its filing for bankruptcy and continues to provide incineration services to its customers.

     Both waste disposal companies provide pick-up service at the U.S.
Postal Service destination points audit the waste and inputs and maintain the records required by the Company. This arrangement is designed to assure the Company that transported medical waste is destroyed in compliance with applicable environmental and other regulations.

     MAILBACK SYSTEM

     The Company's mail back products comprise a fully prepaid system that allows the user to collect and dispose economically of medical waste in compliance with applicable regulations. For one price, the customer receives disposable containers, packaging, tracking services, transportation and incineration. An integral, four-part tracking form allows tracking from generator to incinerator. The entire package is burned without being opened by the incinerator personnel.

     The system uses the Company's proprietary redundant packaging concept, which incorporates two corrugated fiberboard packages with an intervening plastic liner to enclose the waste container, containing liquid-activated absorbent material. The system is self-sealing; it does not require any special equipment, skill or tape. The packaging meets or exceeds current postal regulation for integrity, strength and durability. This packaging must pass Department of Transportation tests mandated by the U.S. Postal Service, including a thirty-foot frozen drop, a five-foot drop of a thirteen pound spike and a three pounds per square inch pressurized leak-proof test. OnGard Mailback kits are available in special chemo-waste designated containers as well as for sharps regulated medical waste. The Company received three patents with respect to its Mailback system.

STERILIZATION MEDICAL PACKAGING

     The following information is provided for an historic perspective. Effective November 3, 1995 the Company announced it had signed a letter of intent with Oliver Products of Grand Rapids, Michigan for the sale of its medical device packaging line. This transaction closed on December 7, 1995.

     Effective January 1, 1993, the Company, through a wholly owned subsidiary, OnGard Systems Packaging, Inc. ("OSP"), acquired substantially all of the assets of MDPI, a Pennsylvania corporation engaged in the design, production and distribution of sterile medical packaging. The acquisition was made pursuant to an asset purchase agreement among OSP, MDPI and Donald Marotta, President and sole shareholder of MDPI. The closing date of the acquisition was March 1, 1993 and the effective date was January 1, 1993.
The total purchase price of approximately $675,000 included the issuance of 50,000 shares of Common Stock valued for purposes of the Agreement at $4.75 per share. The remaining $437,500 of the purchase price included the assumption of $205,000 of liabilities of MDPI. The assets acquired included, among other things, accounts receivable, inventory, patterns and dies, machinery and plant equipment, furniture and fixtures, cash and goodwill. MDPI used these assets in its business of designing, producing and distributing sterile medical packaging for the medical device industries.

     The Company entered into a contract dated March 1, 1993 with SkyRun, Inc. ("SkyRun"), an affiliate of MDPI, for the construction by SkyRun of equipment for the manufacture of medical packaging pouches. This new equipment is suitable for the manufacture of the AutoPak-TM- product line discussed below as well as other applications within the sterilization packaging field. See "-- Products Under Development." The Company has excluded this equipment from its sale to Oliver Products described above. The manufacturing contract is a "cost-plus" contract under which OnGard's ultimate payment obligation was $233,000. Although in September 1993 the Company accepted delivery of this machinery and is currently using it in its manufacturing operations, the Company is continuing to make improvements to the machinery.

     During the summer of 1993, the Company completed relocation of the former MDPI from Doylestown, Pennsylvania to Denver, Colorado. The packaging business formerly carried on by MDPI was operational in the Denver facility.


COMMERCIALIZATION OF NEW PRODUCTS

     The Company has focused its efforts on the development of sterilization supply and equipment product lines. The Company's ability to introduce sterilization supply product lines will be subject to the receipt of regulatory clearance from the FDA. See "--Regulations--THE FOOD AND DRUG ADMINISTRATION." There is no assurance as to when or if the FDA will give the Company regulatory clearance for all of its sterilization pouch products. In December 1994, the Company received clearance on AutoPak-TM- , the central product of its sterilization supply line. AutoPak-TM- was introduced into hospitals for commercial use through an exclusive marketing agreement with Baxter Healthcare Corporation. Baxter Healthcare Corporation of Deerfield, Illinois is a worldwide leader in the manufacture and marketing of healthcare products in 100 countries. The Baxter V. Mueller division, which sells AutoPak-TM-, markets surgical instruments and surgical use products to healthcare companies and hospitals. The territory covered by the exclusive agreement is the United States and Canada. The Company received its first orders from Baxter in September 1996. During the fourth quarter of 1996, the AutoPak-TM- product line was integrated into Allegiance Corporation, the $4.5 billion healthcare spin-off from Baxter Healthcare Corporation. The Company plans to offer a comprehensive product line which will include its AutoPak-TM- product line, a variety of self-seal and heat-seal sterilization packages and an integrated sterilization indicator and monitor product line. The market for sterilization supplies is primarily hospital based. There can be no assurance that the Company can compete effectively outside of its traditional market.

     The Company has also developed small, competitively priced sterilizers for use in hospital, laboratory and other markets. A tabletop sterilizer, called HiVac-TM-, has completed development. Sales during 1996 exceeded $200,000 for a specific, non-hospital user in Europe. This same purchaser has provided OnGard with an initial purchase order for 1997 which aggregates $284,000. The Company anticipates additional orders during 1997.

     The AutoPak-TM- System is a proprietary disposable, heavy duty large plastic/non-woven fabric pouch and a proprietary loading system for sterilization of large instrument trays and soft goods. The product is intended to compete in the markets served by central supply room wrap and reusable instrument tray containers. AutoPak-TM-'s advantages include visual access, reduced storage space, decreased loading time and waste reduction. The loading system consists of a tray holder which will facilitate enclosure of the instrument tray within the AutoPak-TM- Pouch. The Company has filed for and been granted patent protection on the construction of the package and on the materials contained therein.

     To facilitate manufacture of AutoPak-TM-, new and proprietary materials were required and developed through a relationship between OnGard and American National Can Company ("American National Can"). In June 1993, the Company and American National Can entered into two letter agreements (the "Letter Agreements") which outlined the principal points of agreement between the parties. The parties have used the points of agreement in the Letter Agreements as the basis of their relationship. The Company has an exclusive right to purchase these proprietary materials from American National Can and American National Can has an exclusive right to supply these materials for the AutoPak-TM- product line. In addition, American National Can has agreed to provide research and development advice for further OnGard product development.

     The Company will also sell some of its sterilization equipment directly into the hospital market. Wasteclave-TM-, the Company's product for the sterilization of hospital medical waste has been developed and shipped to three customers.

      With respect to all of the products discussed above, there can be no assurance that regulatory clearances will be obtained (other than AutoPak-TM-, for which clearance has been received), that any of such products will be commercially successful.


ACQUISITION OF PHARMETICS

     Effective October 1, 1994, the Company acquired Pharmetics through OnGard Pharmetics, Inc. (now OST), a wholly owned subsidiary of the Company The merger agreement provided for the issuance of one share of the Company's Common Stock for every twelve (12) shares of Pharmetics common stock and 200 shares of the Company's Common Stock for each share of Pharmetics preferred stock. Thus, based upon a closing price of OnGard of $8.125 and Pharmetics of $.50 on September 16, 1994, 3,103,225 outstanding shares of Pharmetics common stock with an aggregate value of $1,551,613 were exchanged for 258,602 shares of OnGard Common Stock with an aggregate value of $2,101,141 and 400 outstanding shares of Pharmetics preferred stock with an aggregate value of $400,000 were exchanged for 85,000 shares of OnGard Common Stock (which amount included an aggregate of 5,000 shares of Common Stock of OnGard paid to preferred stockholders of Pharmetics in lieu of accrued and unpaid dividends) with an aggregate value of $690,625. In addition, Royce Investment Group was granted 16,000 shares of OnGard Common Stock with an aggregate value of $130,000.

     OST, a Delaware corporation, is engaged in the business of designing, manufacturing and remanufacturing sterilization equipment, washers, dryers and associated instrumentation. OST's customers include pharmaceutical and medical device manufacturers, hospitals, clinics, physicians, diagnostic and research laboratories, and universities. OST offers service for its equipment, as well as for its competitors' equipment, in the form of preventive maintenance contracts and per diem arrangements.

     Pharmaceutical and medical device manufacturers use OST's sterilization equipment in their manufacturing process to reduce or eliminate the possibility that the products they produce will cause disease or complicate treatment. Hospitals, clinics, physicians, laboratories and universities use OST's sterilizers to render their instruments and apparatus biologically sterile so that their use by humans and animals will not transmit or induce illness. Hospitals can also use OST's sterilizers to sterilize medical waste before discarding.

     The predecessor of OST, Pharmetics, was organized in 1980 and initially operated as a manufacturers' representative for major brands of sterilization equipment. In 1982, Pharmetics commenced manufacturing sterilization equipment of its own design. During the latter part of 1987 and early part of 1988, Pharmetics expanded its product line and commenced the design and manufacture of washers and dryers. OST is marketing its washers and dryers to the same industries to which it sells its sterilizers. The washers cleanse with high temperature water pressure, agitation and detergents and are used by customers in washing items prior to sterilization or with items that require cleansing without sterilization. The dryers are used in conjunction with the washers.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for further information concerning OST.

     In January 1996, the Company relocated from Denver, Colorado, and combined its two facilities to the space Pharmetics formerly occupied. In connection with the relocation, the Company renovated its manufacturing and office space and expanded its manufacturing equipment infrastructure.


MANUFACTURING AND ENGINEERING

     OnGard currently operates a manufacturing and assembly facility in Hauppauge, New York. The New York facility houses machinery required for the production of AutoPak-TM- and other pouches and for OST's medical equipment products. OnGard also has a machine shop which is utilized to maintain and construct equipment as required. Materials and supplies for these products are available from several sources. On November 3, 1995 the Company announced it would close its Denver facility and consolidate facilities at its Hauppauge, New
York operation on or about December 31, 1995.   (See "Facilities").  In
connection with the closing of the Denver facility, the Company incurred certain shipping and relocation costs, which were not material.

     OnGard designed, developed and owns the molds and tooling used for blow molding and injection molding the sharps containers sold as part of its Mailback line, and the tools used to manufacture the corrugated cardboard components of the waste disposal system. OnGard contracts with third parties for the manufacture of the molded plastic containers, corrugated fiberboard cartons and other components and thus is dependent on them for the manufacture of these products and components. OnGard assembles its Mailback products and ships finished, complete kits to customers.

     OnGard purchases raw materials for its AutoPak-TM- product line from a variety of sources. Principal suppliers include American National Can ("ANC"). A two month inventory of raw materials is generally kept on hand. As certain proprietary films are available only from ANC, the loss of supply from such sources could disrupt manufacturing operations.

     OnGard's proprietary packaging products are being developed and designed primarily by Mark Weiss, President; and Clay Cannady, Director, Sterility Assurance Products and Lawrence Cabeceiras, Vice President of Sales and Marketing.

     OST fabricates pressure vessels and washer and dryer housings in-house. Other components and supplies are generally available from a variety of sources. Components are assembled at the OST facility located at 40 Commerce Drive, Hauppauge, New York 11788.

     OST requires progress payments on all non-standard equipment. In the event of an order cancellation, progress payments are applied against the work in process. OST offers a one year warranty on all equipment.

  In the event that OST cannot repair a defective unit, it will replace it during the warranty period. Order cancellations and product returns have been immaterial.

REGULATION

     OSHA

     OSHA regulates work places in general, including medical care facilities. The OSHA blood-borne pathogen regulations encourage the development of certain safe workplace practices for the handling of used sharps. The rules encourage both engineering and procedural solutions consistent with the use of the Company's products. No assurance can be given that OSHA will not develop new regulations and new interpretations of existing regulations to the Company's detriment. The Company's manufacturing and assembly operations are subject to OSHA inspection

     POST OFFICE

     The U.S. Postal Service has been transporting medical waste on a regulated basis since 1989. In 1992 the Post Office adopted rules for the mailing of regulated materials that mandate rigorous testing, certification and bonding requirements for packaging used to transport medical waste. The Company's products are designed for shipment via first class/priority mail as required by Post Office regulations. The Company's packaging meets or exceeds all requirements published in the Domestic Mail Manual. In five states, there is a further requirement for the use of registered mail, return receipt requested, service. The Company's kits sold in those states include the additional documentation and postage necessary to comply.

     STATE AND LOCAL REGULATION

     Most states have regulations that determine appropriate methodologies for the handling and disposal of medical waste. Several states, including New York, California and New Jersey, require specific approval of medical waste disposal programs including mail-back medical waste products. The Company has obtained approvals from these states. In Minnesota, a change in the overall environmental regulatory framework resulted in mail-back medical waste being excluded in new regulations put into effect during the summer of 1993. Minnesota took the position that use of the Company's system by practitioners was inconsistent with applicable state regulations. The Company made its distributors aware of this development. The Director of Pollution Control in Minnesota recently informed the Company that he intended to address the situation through the proposal of new regulations that, if adopted, would provide exemptions relating to the disposal of medical waste through the U.S. Postal Service. The Company cannot predict when or if these new regulations will be adopted. However, the Director of Pollution Control has orally informed the Company that no enforcement action will be taken in this regard pending the adoption of the new rules. Regardless of these oral representations, there is no assurance that the State of Minnesota will not take such enforcement action. Environmental regulations in Maine are also inconsistent with mail-back medical waste programs. The Company has informed its distributors about Maine's position. The Company does not actively pursue mail-back medical waste programs in states that do not encourage or prohibit its use. Maine and Minnesota represent a small percentage of the Company's current market and a correspondingly small percentage of the potential market for the Company's medical waste kits.

     Although the Company attempts to monitor regulatory developments in all states in order to maintain regulatory compliance, because of the large number of regulators it is possible the Company might not be immediately aware of changes in relevant regulations. Regulations may change frequently, and the Company's activities may be curtailed or limited to the extent that certain states restrict the use of medical mail-back systems.

     THE FOOD AND DRUG ADMINISTRATION

     The Company's existing and planned products are or may be subject to regulation by the FDA pursuant to the provisions of the Federal Food, Drug, and Cosmetic Act ("FDC Act"). Under the FDC Act, several, if not all, of the Company's infection control products, sterilization medical packaging and sterilization supplies are subject to regulation as medical devices.

     Medical devices are classified into either Class I, II or III. Class I and II devices are not expressly approved by the FDA. However, pursuant to section 510(k) of the FDC Act, the manufacturer or distributor of a Class I or II device that is initially introduced commercially on or after May 28, 1976 must notify the FDA of its intent commercially to introduce the device through the submission of a premarket notification (a "510(k) notice"). Before commercial distribution can commence, the FDA must review the 510(k) notice and clear the device for commercial distribution. The FDA normally has 90 days to review the 510(k) notice and grant or deny clearance to market on the basis that it is substantially equivalent to a device marketed before May 28, 1976. Alternatively, the FDA may postpone a final decision and require the submission of additional information, which may include clinical data. If additional information is required, review and clearance of a 510(k) notice may be significantly delayed. In order to clear a Class I or II device for marketing, the FDA must determine, from the information contained in the 510(k) notice, that the device is "substantially equivalent" to one or more Class I or II devices that are legally marketed in the United States.

     If a device is not considered "substantially equivalent," it is regulated as a Class III medical device. In general, a Class III medical device must be expressly approved by the FDA for commercial distribution pursuant to the submission of a Premarket Approval Application ("PMA"). A PMA must contain, among other information, substantial information about the manufacture of the device and data from adequate and well controlled clinical trials that demonstrate that the device is both safe and effective. The PMA approval process is substantially more complex and lengthy than the 510(k) premarket notification process. Once a PMA is submitted, it may take 16-24 months, or longer, for the FDA review and approval, if such approval is granted at all.

     A medical device, whether cleared for marketing under the 510(k) pathway or pursuant to a PMA approval, is subject to ongoing regulatory oversight by the FDA to ensure compliance with regulatory requirements, including, but not limited to, product labeling requirements and limitations, including those related to promotion and marketing efforts, Current Good Manufacturing Practice requirements, record keeping and medical device (adverse reaction) reporting.

     FDA regulatory oversight also applies to the Company's sterile medical packaging products, which are used by other companies in packaging their own medical devices. Generally, FDA acceptance of the suitability of such packaging products is made in the context of regulatory submissions of other companies concerning the device to be packaged. Thus, the Company requires no separate FDA clearance or approval of these packaging products. Within this framework, the principal regulatory responsibilities of the Company for its sterile medical packaging products are to ensure that the packaging products are manufactured in conformity with Current Good Manufacturing Practice requirements. Although the Company believes that all of its manufacturing activities are in conformity with Current Good Manufacturing Practice requirements, there can be no guarantee of compliance.

     Historically, the FDA has not exercised device regulatory authority over some types of infection control products, such as sharps containers or mailer packages, including those used in the Company's mail-back system, and has allowed companies to begin commercial introduction (on or after May 28, 1976) of these types of products without a 510(k) clearance. On February 3, 1994, the FDA issued a written policy statement which allowed manufacturers of sharps containers a "discretionary period" of 180 days (until August 2, 1994) to continue marketing their products already in distribution (introduced on or after May 28, 1976) without the benefit of 510(k) clearance provided that required 501(k) notices are submitted to FDA prior to the conclusion of the discretionary period. Manufacturers of sharps containers also must comply with FDA device listing and establishment registration requirements. The FDA has indicated that there is no change in its regulatory posture toward the mailer packages used in the mail-back system and that it does not intend to regulate this product as a medical device. There can, however, be no assurance that the FDA will maintain its current regulatory posture toward the mailing package.

     OGSI submitted all but one of the 510(k) notices and expects to submit the remaining one in the near future. In June 1994, the Company received notification that all of its 510(k) submittals for sharps containers had been approved and cleared for marketing. The Company has an additional submittal for one of its sharps containers which the FDA had advised it to withhold until the others had cleared, which it is now preparing for submission. The Company has also received clearances relating to its AutoPak-TM- products.


     ENVIRONMENTAL REGULATION

     The Environmental Protection Agency (the "EPA") has the authority to regulate medical waste under the Resource Conservation Recovery Act. Although the EPA has not to date issued any formal rules covering medical wastes, it has issued a guide for infectious waste management.

     The Hazardous Materials Transportation Act ("HMTA") governs the packaging and transportation of hazardous materials in commerce. The HMTA prescribes certain packaging requirements for enumerated regulated medical waste and infectious substances. Regulations promulgated by the Department of Transportation pursuant to the HMTA describe the requirements to be observed in preparing the materials for shipment, including shipment by highway. The regulations also cover inspection, testing and retesting of the transportation of hazardous materials.

     The Congress and the EPA may adopt new, or modify existing, laws, regulations and policies regarding the regulation of medical waste. The Company cannot predict what effect, if any, future regulation may have on its operations.


PATENTS AND TRADEMARKS

     The OnGard product line includes patented and other proprietary products. The OnGard Recapper was awarded U.S. Patent No. 4,986,816. The Company was also awarded patents on the OnGard Medical Waste System (U.S. Patent No. 5,097,950, 350,604 and 5,427,238). The Company was also awarded two patents on AutoPak-TM- (U.S. Patent No. 5,459,978 and 5,590,777). Although the Company believes its patents are valuable and provide a competitive advantage, there is no assurance that any patents held or secured by the Company will provide any protection or commercial or competitive benefit to the Company. In addition, the Company may incur substantial legal expenses attempting to enforce its patents. There is also no assurance that the Company's products will not infringe upon patents held by others.

     The Company owns the registered trademark "OnGard" in its stylized form.
In addition, the Patent and Trademark Office has approved the Company's applications (which are in the final stages of pendency) with respect to "OnGard Systems" in stylized and plain letter form and with respect to AutoPak-TM-. The Company believes that it has established valuable trademark rights in OnGard, OnGard Systems and AutoPak-TM-. The Company retains all rights to its trademarks under the terms of the Sherwood Agreement. The Company's unified approach to product name, logo and identity is reflected in its promotional literature, packaging and labeling and the Company intends to continue to promote this identity in all its product offerings and strategic alliances.


EMPLOYEES

     As of March 31, 1997, the Company had approximately 80 employees. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

COMPETITION

     The Company operates and markets its mail-back systems in an increasingly competitive environment. Competitors include local and national hauling services and some local or regional mail-back services. At the current time, the Company is aware of five companies which have approval from the U.S. Postal Service to offer mail-back services. None of these companies offer the selection of sizes and capacities currently provided by OnGard.

     The Company's primary competitor in the mail-back medical waste handling business is a joint venture between Becton Dickinson, a manufacturer of hypodermic needles, and Browning-Ferris Industries, a national waste hauling company. Sherwood and Becton Dickinson are competitors within the needle and syringe sales market and each has the capability to sell needles, syringes and mail-back systems. In addition, both Sherwood and Becton Dickinson have extensive distribution capacities within the target markets. The Company believes that its pricing for mail-back systems is competitive.

     The sterile packaging industry is extremely competitive. The Company competes with a variety of large and small manufacturers who have similar capabilities. The sterilization supplies market is also competitive and is dominated by several large companies with complete product lines.

     The market for sterilization equipment is also highly competitive and many competitors of OST have greater financial resources. These companies include Steris/AMSCO and Tuttenauer, which may sell either institutional or tabletop sterilizers, or hospital autoclaves.


BACKLOG

     As of March 31, 1997, the Company had open orders which aggregated $2,700,000. Of these, approximately $608,000 were backlog orders. For these purposes, "backlog" refers to orders received for the purchase of products which were due by the above date but had not yet been delivered.


INSURANCE

     The Company maintains general liability and umbrella insurance with coverage limits up to $7 million in the aggregate. The Company also carries other customary business insurance. The Company has posted a $50,000 bond with the U.S. Postal Service under its new regulations. The Company does not maintain key man life insurance on any of its employees.


FACILITIES

     On November 3, 1995 the Company announced its plans to consolidate operations at its facility in Hauppauge, New York. The consolidation was completed by December 31, 1995. The Company closed its Denver facility. Effective April 1, 1996, the Company had an agreement with a new lessee and the landlord in which the Company has assigned all its rights and interest in 34,000 of the 50,000 square feet which it previously occupied. Under the terms of the agreement the Company will receive amounts ranging from $5,200 to $6,700 per month through May 31, 1998 in consideration for the assignment of its existing lease. Effective April 1, 1996, the Company was released from any monthly lease payments or responsibilities associated with this lease. The Company has also leased some of the remaining space for short term durations and uses a portion for storage.

     The Company's corporate and administrative offices, as well as production for AutoPak, are now located at 40 Commerce Drive in Hauppauge, New York. Approximately 35,000 square feet is used for manufacturing and the balance of 7,000 square feet is used for offices. A new lease commenced February 1, 1995. For the three successive annual periods, the annual rent is $116,025 per annum; in the fourth and fifth year, the annual rent is $162,078 and $172,788, respectively. In addition, the landlord advanced $350,000 to remodel the facility in early 1996. This amount is being repaid by the Company in two repayment schedules: the first of which for $50,000 was repaid beginning February 1, 1996 and ending January 1, 1997 for $4,359 per month and the second, for $300,000, will be repaid over 36 months, beginning February 1, 1996 for $9,600 per month. Prior amounts due the landlord, which were unpaid under Pharmetics lease arrangements, totaling $170,248, were repaid with 22,700 shares of unregistered OnGard Common Stock. The Company had agreed to include such shares in its next registration statement. Such registration statement had not occurred by December 15, 1995, and accordingly, the Company granted the right to the landlord to purchase an additional 10,000 shares of OnGard Common Stock at an exercise price of $7.50. The grant must be exercised by December 15, 1997.

LEGAL PROCEEDINGS

     The Company does not have any pending legal proceedings other than ordinary routine litigation incidental to its business. As a seller of medical infection control and waste handling systems, the Company could face product liability claims or other claims potentially based on accidental infections, loss of waste disposal packages in the mail, or other unforeseen circumstances. The Company maintains product liability insurance in an aggregate amount of $1 million plus umbrella coverage for an additional $5 million. There can be no assurance that such coverage will be adequate to cover future product liability claims or that it will continue to be available at reasonable prices.

     OST, by its merger with Pharmetics, is party to a number of lawsuits filed primarily by trade creditors, and it owed withholding and other payroll related taxes amounting to approximately $230,000, including interest and penalties.
The Company has been successful in negotiating settlements to these claims to date and the Company believes that these claims will not have a materially adverse effect on OST's financial condition or results of operations. In addition, although there have been no legal proceedings in this regard, in the second quarter of 1994 the Company initiated, and has completed, discussions with federal and New York state tax authorities to pay prior federal (approximately $110,000), unemployment (approximately $21,000) and New York state (approximately $102,000) taxes, payment for which are due over specified time periods, and which the Company is paying for on a monthly basis. Through March 31, 1997, the Company had completed payments to Federal and Unemployment tax authorities in accordance with the deferred payment arrangements and expects to complete the New York State deferred payment plan, as scheduled, by the third quarter 1997.

     On April 19, 1996, a patent infringement lawsuit was filed in the United States District Court, Central District of California, entitled KENNETH R. WILKES and KENPACK INCORPORATED vs. ONGARD SYSTEMS, INC. AND ONGARD PHARMETICS,
INC.   This matter has been resolved between the parties without litigation.

     In April 1997, the Company became one of three defendants in a $2.0 million suit alleging improper work conditions for an outside contractor who was injured in January 1996 as a result of a fall from a ladder while installing electrical equipment. The Company believes its insurance coverage will be adequate to cover this claim in the event the plaintiff prevails.

                                    PART III

ITEM 9.  EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

     OnGard's executive officers, directors and significant employees are as follows:

Name                    Age             Title
----                    ---             -----

Mark E. Weiss            44             President, Treasurer, Director
                                        and Chief Executive Officer

Philip B. Kart           46             Vice President and Chief
                                        Financial Officer

Eric L. Steiner, M.D.    43             Director

Anthony Esposito         48             Director

Clay C. Cannady          35             Director of Sterility
                                        Assurance Products

Lawrence H. Cabeceiras   40             Vice President, Marketing

James Terracciano        40             Vice President, Technology

     Mark E. Weiss is a co-founder of OnGard and has served as a director, President and Treasurer since OnGard's inception. Prior to OnGard's inception, from September 1987 to June 1989, Mr. Weiss was President and Chief Executive Officer of HealthCare United Management Corporation, a health insurance management organization, and President of HealthCare United, a federally-qualified health maintenance organization. HealthCare United was operating under the supervision of the Colorado Division of Insurance when Mr. Weiss joined the organization as part of a work-out team. As President of HealthCare United, Mr. Weiss worked with the Colorado Division of Insurance to place HealthCare United in an orderly receivership, ensuring that beneficiary coverage was maintained. Prior to that, Mr. Weiss was an independent consultant. Mr. Weiss has a bachelor's degree in mathematics, with a minor in chemistry, from the University of Colorado.

     Philip B. Kart joined the Company in March 1994 as Vice President and Chief Financial Officer. Prior to joining the Company, from 1989 to 1994, Mr. Kart was a principal in Big Stone Partners, a financial advisory firm which assisted growing and troubled businesses in operations restructuring and financial management. Prior to that, Mr. Kart held financial officer or management positions with Lasertrak Corporation, a venture capital backed aviation equipment company, Agrigenetics Corporation, a $100 million (sales) biotechnology company and Union Carbide Corporation. He was also with the public accounting firm of Price Waterhouse. Mr. Kart has a bachelor's degree from Wagner College, an M.B.A. from City University of New York and is a C.P.A.

     Eric L. Steiner, M.D., is a co-founder of OnGard and has served as a director since OnGard's inception. He is not an employee of OnGard. Since 1981, Dr. Steiner has been a board-certified anesthesiologist, specializing in cardiovascular anesthesia, and is past Chairman of the Department of Anesthesiology at Mercy Medical Center in Denver. Dr. Steiner is a 1978 graduate of Hahnemann Medical College and a 1974 graduate of the University of Pittsburgh.

     Anthony Esposito was appointed to the Board, effective March, 1997, by the existing Directors, pursuant to the Company's by-laws, to serve until the vote at the next annual shareholders meeting. Mr.

Esposito has broad experience with manufacturing operations; he has been president of ECC Corporation, which manufactures industrial equipment, since 1976 as well as manages real estate interests.

     Clay C. Cannady, Director of Sterile Assurance Products has been with OnGard Systems since May 1993. From May 1988 to April 1993, he held various positions in the Sales and Marketing Group of American National Can. Mr. Cannady has a bachelor of arts degree from the University of Missouri and a graduate degree from the University of North Carolina School of Business.

     Lawrence H. Cabeceiras joined the Company in January 1995 as Vice President, Sales and Marketing. Prior to joining the Company, he had been with AMSCO (American Sterilizer Company) from 1980 through 1994, most recently as Corporate Director of Marketing and Product Commercialization.
He had previously been with Union Carbide, Linde Medical Gas Division from 1978 to 1980. Mr. Cabeceiras has a B.A. and an M.B.A. from Tulane University

     James Terracciano joined the Company in May 1996 as Vice President of Technology and General Manager. Prior to joining the Company, he had been with Lumex, Inc., a leading healthcare manufacturer from 1985 to 1996, as Director of Technical Affairs. He had previously been with Grumman Aerospace and Fairchild Republic from 1976 to 1985. Mr. Terracciano has a B.T. in Mechanical Engineering from SUNY Farmingdale.

     In connection with an initial public offering OnGard completed in September 1992, Royce has the right pursuant to an underwriting agreement to designate a member or a non-voting advisor to OnGard's Board of Directors until August 1997. Royce has not yet exercised its right nor expressed its intent with respect to designating such a person.

     In connection with its investment in the September 1995 Private Placement, Montgomery Asset Management has the right to nominate and elect one member of the Company's Board of Directors. See "Description of Capital Stock - Preferred Stock". Effective December 24, 1995, Dr. Derace L. Schaeffer resigned from the Board. Montgomery's designee, Thomas F. Kearns, Jr., was appointed to fill the vacancy on the Board. Mr. Kearns resigned effective March 6, 1997. In addition, the Company accepted resignations of both Mr. Treschitta and Mr. Rizzo on March 2 and March 6, 1997, respectively.

     The following persons, each of whom was an officer or director of the Company, or beneficial owner of more than 10% of the Company's Common Stock, at any time during 1995, failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act during 1995 or prior fiscal years:
Lawrence H. Cabercieras, Kent W. Cherrey and Eric L. Steiner.

ITEM 10.  EXECUTIVE COMPENSATION

     The following table sets forth all annual and long-term compensation paid by the Company to those officers whose total annual salary and bonus exceeded $100,000, for services rendered during the calendar years indicated below.

                          SUMMARY COMPENSATION TABLE

                                     Annual Compensation            Long-Term
                                                                   Compensation
                             ---------------------------------------------------
Name and Principal  Year     Salary       Bonus     Other Annual   Stock Options
     Position                                       Compensation
--------------------------------------------------------------------------------
 Weiss, Mark         1996    $200,000     $75,000        (3)
 President                                                           175,000(1)
--------------------------------------------------------------------------------
 Weiss, Mark         1995    $150,941     $50,000        (3)         350,000(1)
 President
--------------------------------------------------------------------------------
 Cabeceiras, Larry   1996    $120,000       -0-          (3)             -0-
 Vice President
 Marketing
--------------------------------------------------------------------------------
 Cabeceiras, Larry   1995    $110,909       -0-          -0-          60,000(2)
 Vice President
 Marketing
--------------------------------------------------------------------------------
 Kart, Phil          1996    $119,000       -0-          -0-          12,500(1)
 Vice President
--------------------------------------------------------------------------------
 Kart, Phil          1995    $94,000      $26,000        -0-          25,000(1)
 Vice President
--------------------------------------------------------------------------------
(1)  Exercisable at $3.50 per share and expire December 24, 2002.
(2) 15,000 options vested and exercisable on January 30, 1995 and 45,000 vested equally in four annual installments exercisable at $6.50 per share. All expire January 30, 2002.
(3)  Less than $50,000 or 10% of the total of annual salary and bonus.
(4)  Exercisable at $5.00 per share and expire in December 2000-2001.

                               INDIVIDUAL GRANTS

--------------------------------------------------------------------------------
                                 Percent of All
                                     Options
                    Number of      Granted to
                     Shares       Employees in      Exercise    Expiration Date
                   Underlying      Fiscal Year       Price
                    Options
--------------------------------------------------------------------------------
 Weiss, Mark         175,000          41.1%          $3.50      September 2003
--------------------------------------------------------------------------------
 Kart, Phil           12,500           3.0%          $3.50      September 2003
--------------------------------------------------------------------------------

     The following table sets forth the number of shares of the Company's Common Stock covered by outstanding stock options held by each of the named executives at December 31, 1996, and the value at December 31, 1996, as determined by the spread between the option price and the price of the Company stock as reported by NASDAQ National Market (Small-CapSM). Options granted to the named executives during the fiscal year are shown in the table immediately above and are reflected in the following table.

                          FISCAL YEAR-END OPTION VALUES

--------------------------------------------------------------------------------
                 Number of Unexercisable      Value of Unexercised In-the-Money
                Options at Fiscal Year-End       Options at Fiscal Year-End
               -----------------------------------------------------------------
    Name       Exercisable    Unexercisable     Exercisable     Unexcercisable
--------------------------------------------------------------------------------
Weiss, Mark      547,500         175,000            -0-              -0-
--------------------------------------------------------------------------------
Cabeceiras,       30,000          30,000            -0-              -0-
 Larry
--------------------------------------------------------------------------------
Kart, Phil        66,250          31,250            -0-              -0-
--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

     In September 1996, the Board of Directors granted 12,500 non-qualified stock options to Dr. Eric Steiner, and 25,000 each to Mr. Thomas Kearns and Mr. Paul Rizzo, pursuant to the Company's 1995 Stock Option Plan. The options are exercisable at $3.50 per share and expire in September 2003. The options are fully vested.

     In December 1995, the Board of Directors granted 50,000 and 25,000 non-qualified stock options, respectively to Mr.. Thomas Kearns and Dr. Eric Steiner, respectively, pursuant to the Company's 1995 Stock Option Plan. The stock options are exercisable at $3.50 per share and expire on December 24, 2002. These options are vested 50% immediately, with the remainder vested ratably over two years.

     In December 1994, the Board of Directors granted 100,000 and 50,000 non-qualified stock options, respectively, to Drs. Schaffer and Steiner for their services as directors of the Company pursuant to the Company's 1992 Stock Option Plan. The stock options are exercisable at $5.00 per share and expire on December 22, 2001. The stock options granted to Dr. Schaffer vest ratably over a four year period; the stock options granted to Dr. Steiner vested immediately.

EMPLOYMENT AGREEMENTS

     Mr. Weiss had an employment agreement with OnGard effective through December 31, 1995. The Board of Directors has agreed to extend the employment agreement through three additional years. The agreement is terminable by OnGard for cause, as defined therein, without further obligation. If OnGard terminates Mr. Weiss without cause, he will be entitled to a one-time payment equal to five times his annual base salary at the amount in effect at the date of the termination. Upon any termination, Mr. Weiss is subject to two-year covenants not to compete. Effective January 1, 1996 Mr. Weiss' annual base salary was increased to $200,000.

     There are no arrangements pursuant to which any director of OnGard receives cash compensation; however directors are provided stock options as described above.

     On December 22, 1994, pursuant to the Company's 1992 Stock Option Plan, the Board of Directors voted to grant the following stock options to the following people: Mark E. Weiss, options for 135,000 shares of Common Stock at $5.00 per share, vesting immediately; Eric L. Steiner, M.D., options for 50,000 shares of Common Stock at an exercise price of $5.00 per share, vesting immediately; Derace L. Schaffer, M.D., options for 100,000 shares of Common Stock at an exercise price of $5.00 per share, vesting ratably over a four year period beginning December 22, 1994; Philip B. Kart, options for 10,000 shares of Common Stock at $6.00 per share, vesting effective March 21, 1994, and options for 50,000 shares of Common Stock at $6.50 per share, vesting ratably over a four year period beginning March 21, 1994; Clay C. Cannady, options for 15,000 shares of Common Stock at $5-1/8 per share, vesting effective May 10, 1993, and options for 45,000 shares of Common Stock at $6.50 per share, vesting ratably over a four year period beginning May 10, 1993. All options expire seven years after the vesting date of the first options to vest under the particular grant. See

"Management Discussion and Analysis of Financial Condition and Results of Operations--Year Ended December 31, 1994 Compared to Year Ended December 31, 1993."

     On December 24, 1995, under similar grants, the Board of Directors voted to grant stock options to the following people at $3.50 per common share, vested 50% immediately and the remainder vested ratably over two years: Mark
E. Weiss, 350,000 options; Eric L. Steiner, M.D. 25,000 options; Thomas F. Kearns, Jr., 50,000 options; Philip B. Kart was granted 25,000 options; Joseph Riccardo, a consultant to the company, 100,000 options; Paul J. Rizzo, a consultant to the company, 50,000 options. In addition, Domenick Treschitta, a consultant to the Company and subsequently, a member of the Board of Directors, was granted 100,000 options, all vested immediately, but at $1.00 per common share.

     In September 1996, the Board of Directors voted to approve options to the following individuals at the then current market price of $3.50: Mark E. Weiss, 175,000 options; Eric Steiner, M.D., 12,500 options; Thomas F. Kearns, Jr., 25,000 options; Paul Rizzo, 25,000 options; Joseph Riccardo, 50,000 options, Philip B. Kart, 12,500 options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of OnGard Common Stock as of December 31, 1996, by (i) each person who is known by OnGard to own beneficially 5% or more of OnGard Common Stock; (ii) each director and officer individually; and (iii) all directors and officers as a group. Except as otherwise indicated, each person has sole voting and investment power over the shares of OnGard Common Stock listed as beneficially owned by him.

 Name of individual
 or number in group                    Shares Beneficially           Percentage of
 Outstanding                                  owned              Shares Outstanding (1)
-------------------                    -------------------------------------------------------
 Mark E. Weiss                            777,667 (2)(3)             11.7% (2) (3)
 40 Commerce Drive
 Hauppauge, NY  11788

 Eric L. Steiner, M.D.                    217,185 (3)(5)              3.3% (3) (5)
 40 Commerce Drive
 Hauppauge, NY  11788

 Montgomery Asset Management, L.P       1,148,000 (6)(7)             17.4% (6) (7)
 600 Montgomery Street
 San Francisco, CA  94111

 Mellon Bank Corporation                  541,100 (9)                 8.2% (9)
 One Mellon Bank Center
 Pittsburgh, PA  15258

 Dreyfus Corporation and                  541,100 (9)                 8.2% (9)
 Dreyfus Growth Capital
 New York, NY

 Quota Fund                               360,000  (6)                5.4% (6)
 600 Montgomery Street
 San Francisco, CA  94111

 Hausmann Funding                         456,000 (6)                 6.9% (6)
 600 Montgomery Street
 San Francisco, CA  94111

 Lawrence H. Cabeceiras                    26,250 (4)                  .4% (4)
 40 Commerce Drive
 Hauppauge, NY  11788

 Clay C. Cannady                           53,750 (4)                  .8% (4)
 40 Commerce Drive
 Hauppauge, NY  11788

 Phil B. Kart                              53,750 (4)                  .8% (4)
 40 Commerce Drive
 Hauppauge, NY  11788

 Thomas F. Kearns                          87,500 (4) (6)             1.3% (4) (6)
 40 Commerce Drive
 Hauppauge, NY  11788

 Paul Rizzo                                57,500 (6)                  .9% (6)
 40 Commerce Drive
 Hauppauge, NY  11788

                                       46


 Domenick Treschitta                      139,000 (6) (8)             2.1% (6) (8)
 40 Commerce Drive
 Hauppauge, NY  11788

 Anthony Esposito                          61,700 (4)                 1.0% (4)
 40 Commerce Drive
 Hauppauge, NY  11788

 All directors and officers             1,076,635 (4)                16.3% (4)
 as a group (9 persons)

(1) Includes outstanding OnGard Common Stock. Excludes preferred shares, shares convertible from debentures, options and warrants, which can be converted or exercised into Common Stock. See "Certain Transactions."

(2) Includes 113,667 shares owned of record by Blue River Irrevocable Trust (see Footnote 5) and assumes exercise of options to buy 460,000 shares granted to Mr. Weiss which are currently exercisable, 62,500 of which expire in May 2003 and the remainder of which expire in December, 2002. See "Management--Executive Compensation."

(3) The beneficial ownership of 113,667 shares (held by Blue River Trust) may be attributable to both Mr. Weiss and Dr. Steiner and is included in each of the totals of shares beneficially owned by them. See Footnotes 2 and 5.


(4) Assumes exercise of currently exercisable options to buy shares of OnGard Common Stock granted as follows: (i) Mr. Weiss, 460,000 shares; (ii) Dr. Steiner, 68,750 shares; (iii) Mr. Cannady, 53,750 shares; (iv) Mr. Kart, 53,750 shares; (v) Mr. Cabeceiras, 26,250 shares, and Mr. Esposito, 32,700 shares. See "Management--Executive Compensation," "--Compensation of Directors," and "--Employment Agreements."

(5) Includes 113,667 shares owned of record by Blue River Irrevocable Trust. Mr. Weiss serves as trustee of this trust for the benefit of Dr. Steiner and his family. Under the terms of the trust, Mr. Weiss has the power to vote and direct the disposition of these shares and may be considered the beneficial owner thereof. Includes 10,000 shares owned of record by C.A.C. 401(k) Profit Sharing Plan for the benefit of Dr. Eric L. Steiner, 10,268 shares acquired in payment of indebtedness owed to Dr. Steiner, and 14,500 shares acquired in the September 1995 Private Placement. Also assumes exercise of options to buy 50,000 shares granted to Dr. Steiner which are currently exercisable and which expire in December, 2001, and 18,750 which are exercisable and which expire December 2002.

(6) This beneficial owner purchased the Company's common shares during the September 1995 Private Placement.

(7) Includes shares held by Quota Fund and Hausmann Funding, for which Montgomery Asset Management maintains voting and dispositive power.

(8) Includes 10,000 shares purchased by Barbara Treschitta, Mr. Treschitta's wife, in the September 1995 Private Placement.

(9) Mellon Bank has acquired shares in the public market as beneficial owner for the Dryfus Corporation and the Dreyfus Growth Capital for which it has voting and depositive power.

                              CERTAIN TRANSACTIONS


     In September 1992, OnGard completed an initial public offering of its common stock whereby 920,000 Units, consisting of one share of Common Stock and one Warrant, were sold at $5.00 per Unit resulting in net proceeds to OnGard of approximately $3,718,000. Each Warrant entitles the holder to purchase one share of Common Stock at an adjusted exercise price of $5.34 per share and was exercisable through August 11, 1995, until the Company extended the expiration date through April 30, 1996. An anti-dilution provision contained in these warrants expired on August 11, 1995. See "Description of Securities--Redeemable Common Stock Purchase Warrants." The Warrants are subject to redemption by OnGard, subject to certain conditions, upon 30 days written notice. As of April 10, 1996, 759059 Warrants had been exercised and converted into 960,210 shares.

     Pursuant to the terms of the underwriting agreement relating to the initial public offering, OnGard has entered into a five-year agreement providing for the payment of a fee to Royce in the event Royce is responsible for a merger or acquisition transaction to which OnGard is a party. OnGard will pay Royce an amount equal to the following percentages of the consideration paid by or to OnGard; 5% of the first $1,000,000 or portion thereof; 4% of the second $1,000,000 or portion thereof; and 3% of the excess. The fee payable to Royce will be in the same form of consideration as that paid by OnGard or to OnGard, as the case may be. In connection with the Merger, Royce is receiving a fee of approximately 16,000 shares of OnGard Common Stock.

     Effective October 1, 1994, Pharmetics was merged into the Company's wholly-owned subsidiary, OGPI, now OST. See "Business -- Acquisition of Pharmetics."

     On June 28, 1995, the Company issued 10,268 shares of Common Stock to Dr. Eric L. Steiner, a director of the Company, in repayment of a loan from Dr.
Steiner to the Company.   For purposes of the repayment, the shares were valued
at $4.375 per share.

     In September, 1995, the Company completed a private placement of 2,204,021 shares of the Company's Common Stock at a price of $3.50 per share and receive an aggregate of $7,714,075 in gross proceeds. Pursuant to such private placement, a group of investors under the control of Montgomery Asset Management, L.P. acquired 1,148,000 shares of 21.4 percent of the shares outstanding of the Company. At the same time, the same group of investors purchased 100 shares of the Company's Series B Redeemable Preferred Limited Voting Stock for an aggregate of $10. The Series B Preferred Stockholders, provided they own in the aggregate at least five percent of the Company's Common Stock, can nominate and elect one member to the Company's Board of Directors. The Series B Preferred Stock is not entitled to any dividends unless so declared by the Company's Board of Directors. If at any time the holders of the Series B Preferred Stock in the aggregate own less than five percent of the Company's common Stock, the Company may, upon ten days' notice, redeem the Series B Preferred Stock at a price of $.10 per share. There is no liquidation preference for the Series B shares unless the Board elects to redeem these shares prior to liquidation.

     Also in connection with the private placement discussed above, Dr. Eric
L. Steiner, a director of the Company, purchased 14,500 shares of the Company's Common Stock, Thomas F. Kearns, Jr., a former director of the Company, purchased 50,000 shares of the Company's Common Stock and Domenick Treschitta, a former director of the Board of Directors and his wife, Barbara Treschitta, purchased an aggregate of 39,000 shares of the Company's Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of OnGard consists of 25,000,000 shares of OnGard Common Stock $.001 par value per share and 3,000,000 shares of OnGard Preferred Stock $.001 par value purchase. At the date of this memorandum, OnGard has outstanding 6,613,722 shares of OnGard Common Stock, and 253,292 of OnGard Preferred Stock


PREFERRED STOCK

     Holders of the 253,292 shares of OnGard Series A Preferred Stock are entitled to one vote for each Common Stock into which it is then convertible, on all matters to be voted on by the stockholders. Each share of Series A Preferred Stock is convertible into one share of common stock. The Series A Preferred stockholders will vote with the Common stockholders as a single class. An affirmative vote of the majority of Series A Preferred Stock will be necessary to alter the rights and preferences of the shares of Series A Preferred Stock. Holders of the Series A Preferred Stock may convert their shares into Common Stock at any time at their option. Dividends will be paid only upon declaration by the Board of Directors, otherwise none are due or payable on the Series A Preferred Stock. Holders will not be entitled to any preemptive subscription or redemption rights. The Series A Preferred Stock will have a preference in liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, equal to $4.00 per share plus any accrued and unpaid dividends if declared by the Company's Board of Directors. If the assets available for distribution are insufficient to pay the holders of Series A Preferred Stock and the holders of all preferred stock that is pari passu with the Series A Preferred Stock the full amount to which they are entitled, then such holders shall share ratably in any distribution of the assets of the Company in proportion to the amounts that would have been payable with respect to their shares if all amounts payable with respect to such shares were paid in full. Acquirers of preferred shares were also granted Class B warrants described below.

     Pursuant to the September 1995 Private Placement, the Company also sold 100 shares of its non-interest bearing Series B Redeemable Preferred Limited Voting Stock Provided that the holders of the Series B preferred stock own in the aggregate at least 5% of the Company's Common Stock, the holders of the Series B preferred stock can nominate and elect one member to the Company's Board of Directors. The Series B preferred stock is not entitled to any dividends unless so declared by the Company's Board of Directors. If at any time holders of the Series B preferred stock own less than five percent of the Company's Common Stock, the Company may, upon ten days' written notice, redeem the Series B preferred stock at a price of $.10 per share. There is no liquidation preference for the Series B shares unless the Board elects to redeem these shares prior to liquidation.

COMMON STOCK

     Holders of OnGard Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. Holders of OnGard Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. See, however, "Market for OnGard Common Stock and Dividend Policy." Upon liquidation or dissolution of OnGard, holders of OnGard Common Stock are entitled to share ratably in the remaining assets of OnGard which may be available for distribution after payment of OnGard's creditors. Holders of OnGard Common Stock have no preemptive, subscription or redemption rights. OnGard Common Stock has no cumulative voting rights; provided, however, that the holders of the Company's Common Stock purchased on August 30, 1995 as part of the September 1995 Private Placement have preemptive rights to purchase their proportionate share of new securities that the Company may issue. All outstanding shares of OnGard Common Stock are fully paid and nonassessable.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     OnGard issued Warrants to purchase 920,000 shares of OnGard Common Stock at $6.75 per share as part of its initial public offering in 1992. The total of 920,000 shares had been adjusted to 1,163,956 shares pursuant to an anti-dilution provision. Each Warrant entitled the holder to purchase one share of OnGard Common Stock at an adjusted exercise price of $5.34 per share until 5:00 p m. Mountain Time, on April 30, 1996. The Warrants did not confer upon the Warrant holder any voting or other rights of a stockholder of
OnGard.   Upon notice to the Warrant holders, OnGard had the right to reduce the exercise price or extend the expiration date of the Warrants.  The
Company extended the expiration date of the warrants from August 11, 1995 originally to December, 31,1995 and then to March 29, 1996 and April 30, 1996.

     The outstanding Warrants had an anti-dilution provision which was triggered by the Company's Dilutive Transactions completed since the issuance of these warrants and through the original expiration date of August 11, 1995. See "RISK FACTORS - Outstanding Warrants." Effective August 11, 1995, the anti-dilution provision expired, although the Company extended the exercise period to April 30, 1996.

     The Warrants had been issued pursuant to a warrant agreement (the "Warrant Agreement") between OnGard and Continental Stock Transfer & Trust Company, New York, New York, as Warrant Agent, and are evidenced by Warrant Certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the OnGard Common Stock or upon issuance of shares of OnGard Common Stock at prices lower than the greater of the Warrant exercise price then in effect or the then market price.

     The exercise price of the Warrants was subject to adjustment as follows:

     If OnGard issues any OnGard Common Stock, or any securities exercisable for or convertible into Common Stock, for a consideration per share less than the higher of either (a) the exercise price in effect immediately prior to the issuance of such OnGard Common Stock or securities, or (b) the then current market price per share of the OnGard Common Stock, then, the exercise price in effect immediately prior to each such issuance shall (except as otherwise provided in this clause) be adjusted by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of OnGard Common Stock outstanding (as defined in the Warrant Agreement) prior to such issuance plus the number of shares of OnGard Common Stock which the aggregate offering price of the total number of shares of OnGard Common Stock to be issued (or deemed issued) would purchase at the higher of (a) the exercise price then in effect or (b) the then current market price per share the OnGard Common Stock, and of which the denominator shall be the number of shares of OnGard Common Stock then outstanding (as defined in the Warrant Agreement) plus the number of shares of OnGard Common Stock to be issued (or deemed issued).

     The Warrants did not confer upon the Warrant holder any voting or other rights of a stockholder of OnGard. Upon notice to the Warrant holders, OnGard had the right to reduce the exercise price and exercise its right extend the expiration date of the Warrants until March 29, 1996. See "CERTAIN TRANSACTIONS."

     Through April 30, 1996, the Company received $6.0 million (gross proceeds) from the exercise of approximately 890,000 Warrants converting to 1,128,000 shares.


UNDERWRITER'S UNIT PURCHASE WARRANTS

     OnGard sold to the Underwriter of its initial public offering, for a price of $10 in the aggregate, 80,000 warrants (the "Underwriter's Warrants'). The total number of Underwriter's Warrants has been adjusted to approximately 120,391 pursuant to an anti-dilution provision. Each Underwriter's Warrant entitles the holder to purchase one unit, at an adjusted price of $4.65 per unit, through August 11, 1997. The units underlying the

Underwriter's Warrants are substantially identical to the units sold to the public, except that the Warrants contained in such units are not callable at any time and the Underwriter's Warrants may be exercised by delivering cash and/or securities of OnGard equal in value of the exercise price, based upon the market value of the securities being delivered to OnGard. OnGard has also granted certain redemption rights to the Underwriter with respect to the Underwriter's Warrants and the units issuable thereunder. The Warrants contained in such units are exercisable at $6.26 per share. The Underwriter's Warrants contain an anti-dilution provision that was triggered in connection with the Dilutive Transactions in which the Company has engaged. See "RISK FACTORS--Underwriter's Warrants and Exercise Thereof." These adjustments do not reflect shares OnGard anticipates issuing to Royce in connection with the Merger. See "VOTING AND MANAGEMENT INFORMATION--Management and Principal Shareholders of OnGard--Certain Transactions."

     The Placement Agent has also been granted warrants to purchase a total of 30,000 Units (each Unit consisting of two shares of common stock and one purchase warrant) at $7 per unit in connection with the Company's private placement completed in July, 1994. The 30,000 warrants underlying the Underwriter's private placement warrants are identical in terms to the Class A Warrants discussed above except that they are not subject to redemption. The 60,000 shares underlying these units, were initially granted at a price of $3.50 and the 30,000 warrants at a price of $6.00 per warrant. The Company believes that, based upon the anti-dilution provision that has been triggered by the Dilutive Transactions since the issuance of these units, the shares have been adjusted to 69,652 and the exercise price to $3.01. The warrants have been adjusted to 34,826 and the price to $5.17.


GUARANTORS' WARRANTS-1

     In consideration for a $1.5 million guarantee of debt financing facilitated by a third party guarantor, from a commercial lender, Norwest Bank, Colorado ("Bank") the Company issued the guarantor or its assigns a five year warrant to purchase 400,000 shares of the Company's common stock at an exercise price of $4 per share until 5:00 p.m. New York Time on October 24, 1999. The Warrant does not confer upon the holder any voting or other rights of a stockholder of OnGard. In the event the Company files a new registration statement under the Securities Act of 1933 with the Securities and Exchange Commission covering securities of the Company, the holder of the Warrant will have the right to have the shares issuable upon exercise of the Warrant included in such registration to permit the public sale of the Warrant Shares. The Warrant contains an anti-dilution provision to provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect the holder against dilution in the event of a stock dividend, stock split, combination or reclassification of the OnGard Common Stock. The Company believes the adjusted
exercise price of the warrants is $3.41 and number of shares is 468,700.   In
addition, the guarantor, in conjunction with another investor in the Company, guaranteed an additional $1.0 million of additional borrowings for which an additional 200,000 warrants were granted at an exercise price of $4.00 per share. These warrants are identical in terms to those previously provided but expire on May 31, 2000. The Company believes the adjusted exercise price of these warrants is $3.57 and the number of shares is 224,080.


GUARANTORS' WARRANTS-2

     In April 1997 the Company obtained a commitment letter for new bank credit line facilitated by the same guarantors, described above, for $1.0 million. The credit line matures twelve months from inception, can be drawn upon by the Company as needed through Norwest Bank, and is secured by the Company's tangible and intangible assets. In consideration for their guarantee, the Company provided 375,000 warrants to purchase shares of OnGard Common Stock at a price equal to the lower of (i) the price at the closing date or (ii) $2.00 per share. The warrants have a 5-year term and an antidilution protection provision. The issuance of these warrants will result in OnGard recording debt issuance costs which will be amortized as interest expense over the one-year life based upon the fair value of the warrants.

CLASS A WARRANTS

     The Private Placement of the Company's Common Stock completed in July, 1994 contained warrants (the "Class A Warrants") to purchase one share of the Company's Common Stock for $6. The Class A Warrants are exercisable until 5:00 p.m., Mountain Time, three years from the final closing date of the Private Placement. The Class A Warrants contain an anti-dilution provision which is triggered by (i) a sale of any shares of the Company's Common Stock for a consideration per share less than the then current fair market value per share of Common Stock or the purchase price pursuant to the Class A Warrants on the date of sale, (ii) the issuance of any shares of Common Stock as a stock dividend to the holders of Common Stock, and (iii) a subdivision or combination of the outstanding shares of Common Stock into a greater or lesser number of shares. The Warrant agreement specifically provided that anti-dilution provisions was not triggered by the Pharmetics' Merger or the Guarantor's Warrants. The Class A Warrants are redeemable by the Company in the event the closing price of the Company's Common Stock is at least $10 per share per day for twenty consecutive trading days immediately preceding the date of the notice of redemption. The Holders of the Class A Warrants and securities issuable upon exercise thereof are granted both demand and "piggyback" registration rights under certain conditions. Three hundred thousand (300,000) Class A Warrants were issued, 71,429 were exercised during the first quarter 1995. The Company believes that based on its securities transactions since the date of the issuance of Class A warrants, the price per share has been adjusted to $5.20 and shares issuable revised to 268,341.

CLASS B WARRANTS

     The Class B Redeemable Common Stock Warrants sold in connection with preferred shares described above are exercisable for a period of three years from the closing date of the offering, until 5:00 p.m. Mountain Time on such date. Each of 375,000 Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.00 per share. The Warrants are redeemable by the Company in the event the closing price of the Company's Common Stock is at least $10 per share per day for twenty consecutive trading days immediately preceding the date of the notice of redemption. The Warrants will be protected against dilution upon the occurrence of certain events including sales of Common Stock for less than fair market value, stock dividends, split-ups, reclassifications, mergers and asset sales. The Company believes that based on its securities transactions since the date of the issuance of the Class B warrants, the price per share has been adjusted to $5.23, for 287,471 shares and $5.31 for 141,060 shares and the shares issuable revised to 428,531.

CONVERTIBLE DEBENTURE WARRANTS

     In April 1997 the Company sold convertible debentures totaling $1.5 million in gross proceeds. The Company provided the placement agent with warrants equal to 10% of the funds raised at a price equal to the lower of
(i) market value of the Common Stock price less 22 1/2% after a 45-day restriction period, or (ii) the Common Stock price at the funding date. As a result of this uncertainty, the number of warrants cannot be determined yet, but would approximate 100,000 warrants based on current market prices. The Company will record the value of the issuance of warrants and the guaranteed discount as non-cash interest expense.

CERTAIN STATUTORY PROVISIONS

     The Company is subject to section 203 of the Delaware General Corporation Law, which imposes restrictions on business combinations (as defined therein) with interested persons (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of the Company to engage in business combinations with an interested person, the application of section 203 of the Company may provide a restriction on hostile or unwanted takeovers even if such proposals are at a premium to current market prices of the common stock and are favored by the majority of stockholders.

LIABILITY LIMITATIONS ON DIRECTORS AND OFFICERS

     As permitted by the provisions of the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of the Company of certain breaches of their fiduciary duties as directors. However, these provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

     Pursuant to the Company's By-Laws, and consistent with section 145 of the Delaware Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director of officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


TRANSFER AND WARRANT AGENT

     The Company's transfer agent is Continental Stock Transfer and Trust Co., New York, New York. Continental Stock Transfer and Trust Co. will also serve as Warrant Agent in connection with the exercise of the Warrants.


SHARES ELIGIBLE FOR FUTURE SALE

     At April 30, 1996, OnGard had 6,613,722 shares of OnGard Common Stock outstanding and 253,292 preferred shares outstanding which are convertible to common stock. Of these shares, the 920,000 shares sold in the initial public offering, 212,947 exchanged in the Pharmetics acquisition, 1,129,940 converted from exercise of Common stock purchase warrants, 300,000 shares issued under Regulation S and approximately 195,000 other shares may be freely traded without restriction under the Securities Act of 1993 (the "Act"). An additional 125,000 preferred shares were also issued under Regulation S, converted to common stock, and are traded without restriction. The Company is registering 2,639,023 common shares by this Prospectus making them available for public sale. The remaining 1,091,811 shares of OnGard Common Stock (the "restricted shares") have been issued and sold by OnGard in private transactions in reliance upon various exemptions under the Act. Such shares will be eligible for public sale if registered under the Act or sold in accordance with Rule 144 thereunder.

     In general, under Rule 144, beginning 90 days after August 11, 1992, the date of the initial public offering, a person (or persons whose shares are aggregated) who has beneficially owned his shares for at least one year, including persons who may be deemed "affiliates" (as defined in the Securities Act of 1933, as amended) of OnGard, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of OnGard Common Stock (approximately 66,000 shares) or (b) the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. In addition, sales under Rule 144 are subject to the certain other restrictions regarding the manner of sale, required notice and availability of public information concerning OnGard. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of OnGard and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations and certain other restrictions.

     The holders of 1,150,000 shares of registered shares agreed not to sell any of their shares of OnGard Common Stock to the public for a period of 24 months after August 11, 1992 without the prior written consent of the Underwriter. Based upon available information, OnGard believes that, following the expiration of such 24 month period, a substantial portion of such shares became eligible for public sale pursuant to Rule 144 as described above. The holders of such shares have agreed that, for three years following such 24 months period, all sales of such shares shall be effected through or with the Underwriter, in the following manner. Each such holder shall offer the Underwriter the exclusive opportunity to purchase or sell such shares on terms at least as favorable as such holder can obtain elsewhere. If the Underwriter fails to accept such proposal within three business days, the Underwriter shall have no rights with respect to the proposed transaction. If the proposal is thereafter modified in any material respect, the Underwriter will have an additional right of refusal on the terms described above.

     In connection with its acquisition of assets of MDPI in March 1993, OnGard privately issued 50,000 shares of common stock. These shares constitute "restricted securities" for purposes of the Act. The purchaser of these securities agreed that, in addition to applicable securities law restrictions, it would not transfer the shares for a period of twelve months from the date of purchase.

     In connection with its acquisition of OST in October, 1994, OnGard issued 130,655 shares to the former majority holder of OST stock. The purchaser agreed it would not transfer the shares for a period of twelve months from the date of purchase.

                                     EXPERTS

     The consolidated financial statements of OnGard Systems, Inc. as of December 31, 1996 and for each of the two years in the period then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                              ONGARD SYSTEMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
     DECEMBER 31, 1996 AND 1995
                                                                      Page
                                                                      ----
     Report of Independent Public Accountants.......................  F-1
     Consolidated Balance Sheets....................................  F-2
     Consolidated Statements of Operations..........................  F-3
     Consolidated Statements of Stockholders' Equity................  F-4
     Consolidated Statements of Cash Flows..........................  F-5
     Notes to Consolidated Financial Statements.....................  F-6


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE
     MONTHS ENDED MARCH 31, 1997 AND 1996

     Consolidated Balance Sheets.................................... F-19
     Consolidated Statements of Operations.......................... F-21
     Consolidated Statements of Cash Flows.......................... F-22
     Notes to Consolidated Financial Statements..................... F-24

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To OnGard Systems, Inc.:

We have audited the accompanying consolidated balance sheets of OnGard Systems, Inc. (a Delaware corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OnGard Systems, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                      ARTHUR ANDERSEN LLP
                                                      ----------------------
                                                      ARTHUR ANDERSEN LLP
Melville, New York
April 11, 1997

                         ONGARD SYSTEMS, INC. AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEETS
                           AS OF DECEMBER 31, 1996 AND 1995

                             ASSETS                               1996             1995
                             ------                               ----             ----
CURRENT ASSETS:
  Cash and cash equivalents                                  $    885,552     $  3,693,303
  Restricted cash                                                  50,000           97,363
  Trade accounts receivable, net of allowance of
   $40,000 and $119,186, respectively                             744,856          656,274
  Inventory, net                                                2,102,380        1,481,847
  Prepaid expenses and other current assets                       203,712           77,881
                                                             ------------     ------------
      Total current assets                                      3,986,500        6,006,668
                                                             ------------     ------------

PROPERTY AND EQUIPMENT, net                                     1,836,056        1,152,573
                                                             ------------     ------------
EQUIPMENT UNDER OPERATING LEASE, net                              237,594          134,440
                                                             ------------     ------------

OTHER ASSETS:
  Excess cost over net tangible assets acquired, net            2,268,788        2,396,608
  Intangible and other assets, net                                303,359          238,258
  Deposits                                                         95,241           51,151
  Debt guarantee fee, net                                             -            140,740
                                                             ------------     ------------
      Total other assets                                        2,667,388        2,826,757
                                                             ------------     ------------
                                                             $  8,727,538     $ 10,120,438
                                                             ------------     ------------
                                                             ------------     ------------
              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable to bank                                      $        -       $  1,764,270
  Trade accounts payable                                          541,604          839,187
  Accrued liabilities                                           1,242,257        1,251,050
  Capital lease obligations                                       186,741           88,362
  Customer deposits                                               221,359           89,994
  Current portion of notes payable                                 98,847              -
                                                             ------------     ------------
      Total current liabilities                                 2,290,808        4,032,863

CAPITAL LEASE OBLIGATIONS                                         198,051              -
NOTES PAYABLE                                                     109,520           50,735
                                                             ------------     ------------
      Total liabilities                                         2,598,379        4,083,598
                                                             ------------     ------------

COMMITMENTS AND CONTINGENCIES (Notes 6 and 11)

STOCKHOLDERS' EQUITY:
  Convertible Series A Preferred stock, $.001 par value,
   3,000,000 shares authorized; 253,292 and 378,292
   issued and outstanding as of December 31,1996 and 1995,
   respectively; aggregated liquidation preference of
   $1,013,168 and $1,513,168, respectively                        778,167        1,228,167
  Series B Redeemable Preferred stock, no par value;
   100 shares issued and outstanding as of December 31,
   1996 and 1995                                                       10               10
  Common stock, $.001 par value, 25,000,000 and 10,000,000
   shares authorized as of December 31, 1996 and 1995,
   respectively; 6,613,722 and 5,355,281 shares issued and
   outstanding, respectively                                        6,614            5,355
  Additional paid-in capital                                   30,212,161       23,983,803
  Deferred compensation                                          (589,500)      (1,189,500)
  Accumulated deficit                                         (24,278,293)     (17,990,995)
                                                             ------------     ------------
      Total stockholders' equity                                6,129,159        6,036,840
                                                             ------------     ------------
                                                             $  8,727,538     $ 10,120,438
                                                             ------------     ------------
                                                             ------------     ------------

         The accompanying notes are an integral part of these balance sheets.

                         ONGARD SYSTEMS, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                   1996                1995
                                               ------------       ------------
REVENUES                                       $  3,688,186       $  4,975,069

COST OF SALES                                     4,716,411          5,286,358
START UP PRODUCTION COSTS                           147,052               -
                                               ------------       ------------

         Operating margin (deficit)              (1,175,277)          (311,289)
                                               ------------       ------------

COSTS AND EXPENSES:
  General and administrative                      2,071,203          2,611,697
  Sales and marketing                             1,722,800          1,468,319
  Depreciation and amortization                     392,254            307,813
  Deferred compensation                             691,500          1,728,125
  Research and development                          175,780            369,859
                                               ------------       ------------

         Total costs and expenses                 5,053,537          6,485,813
                                               ------------       ------------

LOSS FROM OPERATIONS                             (6,228,814)        (6,797,102)

INTEREST EXPENSE                                   (319,027)          (549,332)

OTHER EXPENSE                                       (49,893)           (23,365)

INTEREST AND OTHER INCOME, net                      310,436            381,799
                                               ------------       ------------

LOSS BEFORE PROVISION FOR INCOME TAXES           (6,287,298)        (6,988,000)

PROVISION FOR INCOME TAXES                             -                 -
                                               ------------       ------------

NET LOSS                                       $ (6,287,298)      $ (6,988,000)
                                               ------------       ------------

NET LOSS PER SHARE                                     (.99)             (1.76)
                                               ------------       ------------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                     6,365,250          3,961,700
                                               ------------       ------------


           The accompanying notes are an integral part of these statements.

                      ONGARD SYSTEMS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                   Convertible Series A    Series B Redeemable
                                                                     Preferred Stock         Preferred Stock        Common Stock
                                                                  ----------------------   -------------------   ------------------
                                                                   Shares       Amount       Shares   Amount      Shares     Amount
                                                                  --------    ----------   --------   --------   ---------   ------
BALANCE, December 31, 1994                                            -       $     -          -       $ -       3,029,602   $3,030

  Conversion of convertible debentures to Class A preferred
    stock, net of debt discount                                    250,000       765,000       -         -            -         -
  Issuance of 3,292 Series A preferred shares for accrued
    interest on convertible debentures                               3,292        13,167       -         -            -         -
  Sale of 125,000 Series A preferred shares, net of
    underwriters' commissions of $50,000                           125,000       450,000       -         -            -         -
  Issuance of 100 shares of Series B redeemable preferred
    limited voting stock                                              -             -         100       10            -         -
  Conversion of 71,429 Series A warrants to common stock,
    net of underwriters commissions of $25,000                        -             -          -         -          71,429       71
  Conversion of related party notes payable and interest
    to common stock                                                   -             -          -         -          12,373       12
  Issuance of 200,000 warrants in connection with guarantee
    of the Company's notes payable to bank                            -             -          -         -            -         -
  Issuance of 2,204,021 common shares in connection with
    equity private placement, net of issuance costs of $80,000        -             -          -         -       2,204,021    2,204
  Deferred compensation related to stock options granted              -             -          -         -            -         -
  Compensation related to stock options granted                       -             -          -         -            -         -
  Amortization of deferred compensation                               -             -          -         -            -         -
  Conversion of vendor payables to common stock                       -             -          -         -          35,200       35
  Exercise of common stock warrants                                   -             -          -         -           2,656        3
  Net loss                                                            -             -          -         -            -         -
                                                                  --------     ---------      ---      ---       ---------    -----
BALANCE, December 31, 1995                                         378,292     1,228,167      100       10       5,355,281    5,355

  Issuance of 1,129,941 common shares in connection with
    conversion of common stock purchase warrants, net of
    commissions and other expenses of $371,000                        -             -          -         -       1,129,941    1,130
  Exercise of employee stock options                                  -             -          -         -           3,500        4
  Conversion of Series A preferred stock to common stock          (125,000)     (450,000)      -         -         125,000      125
  Amortization of deferred compensation                               -             -          -         -            -         -
  Deferred compensation related to issuance of stock options
    to non-employee                                                   -             -          -         -            -         -
  Net loss                                                            -             -          -         -            -         -
                                                                  --------     ---------      ---      ---       ---------    -----
BALANCE, December 31, 1996                                         253,292    $  778,167      100      $10       6,613,722   $6,614
                                                                  --------     ---------      ---      ---       ---------    -----
                                                                  --------     ---------      ---      ---       ---------    -----


                                                                          Additional                                       Total
                                                                           Paid-In        Deferred      Accumulated    Stockholders'
                                                                           Capital      Compensation      Deficit         Equity
                                                                         -----------    ------------   ------------    -------------
BALANCE, December 31, 1994                                               $12,765,948    $  (150,000)   $(11,002,995)    $ 1,615,983

  Conversion of convertible debentures to Class A preferred
    stock, net of debt discount                                               -              -               -              765,000
  Issuance of 3,292 Series A preferred shares for accrued
    interest on convertible debentures                                        -              -               -               13,167
  Sale of 125,000 Series A preferred shares, net of
    underwriters' commissions of $50,000                                      -              -               -              450,000
  Issuance of 100 shares of Series B redeemable preferred
    limited voting stock                                                      -              -               -                   10
  Conversion of 71,429 Series A warrants to common stock, net of
    underwriters commissions of $25,000                                      296,359         -               -              296,430
  Conversion of related party notes payable and interest to
    common stock                                                              59,910         -               -               59,922
  Issuance of 200,000 warrants in connection with guarantee
    of the Company's notes payable to bank                                   200,000         -               -              200,000
  Issuance of 2,204,021 common shares in connection with
    equity private placement, net of issuance costs of $80,000             7,631,844         -               -            7,634,048
  Deferred compensation related to stock options granted                   1,087,500     (1,087,500)         -               -
  Compensation related to stock options granted                            1,700,000         -               -            1,700,000
  Amortization of deferred compensation                                       -              48,000          -               48,000
  Conversion of vendor payables to common stock                              228,062         -               -              228,097
  Exercise of common stock warrants                                           14,180         -               -               14,183
  Net loss                                                                    -              -           (6,988,000)     (6,988,000)
                                                                         -----------    -----------    ------------     -----------
BALANCE, December 31, 1995                                                23,983,803     (1,189,500)    (17,990,995)      6,036,840

  Issuance of 1,129,941 common shares in connection
    with conversion of common stock purchase warrants,
    net of commissions and other expenses of $371,000                      5,664,237         -               -            5,665,367
  Exercise of employee stock options                                          22,746         -               -               22,750
  Conversion of Series A preferred stock to common stock                     449,875         -               -               -
  Amortization of deferred compensation                                       -             691,500          -              691,500
  Deferred compensation related to issuance of stock options
    to non-employee                                                           91,500        (91,500)         -               -
  Net loss                                                                    -              -           (6,287,298)     (6,287,298)
                                                                         -----------    -----------    ------------     -----------
BALANCE, December 31, 1996                                               $30,212,161    $  (589,500)   $(24,278,293)    $ 6,129,159
                                                                         -----------    -----------    ------------     -----------
                                                                         -----------    -----------    ------------     -----------


        The accompanying notes are an integral part of these statements.

                         ONGARD SYSTEMS, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       1996            1995
                                                                  -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $ (6,287,298)   $ (6,988,000)
  Adjustments to reconcile net loss to net cash used in
   operating activities-
    Depreciation and amortization and non-cash interest                814,911         835,715
    Compensation expense related to stock options granted              691,500       1,748,000
    Gain on sale of packaging assets                                       -          (233,500)
    Provision for doubtful accounts                                    (79,186)         52,000
    Write-off of selected intangible packaging line assets                 -           110,000
  Changes in assets and liabilities:
    Decrease (increase) in restricted cash                              47,363         (47,363)
    Decrease (increase) in trade accounts receivable                    (9,396)        625,846
    Increase in inventory                                             (737,113)       (404,363)
    Increase in prepaid expenses and other current assets             (125,831)        (71,556)
    Decrease in trade accounts payable and accrued
     liabilities                                                      (298,859)     (1,045,803)
    Increase in customer deposits                                      131,365          59,535
                                                                  ------------    ------------

       Net cash used in operating activities                        (5,852,544)     (5,359,489)
                                                                  ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                 (312,965)       (298,076)
  Proceeds from sale of packaging assets                                   -           620,500
  Decrease (increase) in other assets                                 (137,111)         68,134
                                                                  ------------    ------------

       Net cash provided by (used in) investing activities            (450,076)        390,558
                                                                  ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock                                -           450,010
  Proceeds from issuance of common stock                                22,750       7,944,641
  Proceeds from conversion of warrants to common stock, net          5,665,367             -
  Payment of notes payable to related parties                           (7,500)        (55,500)
  Proceeds from notes payable to bank                                      -         1,000,000
  Payment of note payable to bank                                   (1,764,270)       (666,109)
  Payment of capital leases payable                                   (229,108)        (79,523)
  Payment of leasehold improvements financed by owner
   and other                                                          (192,370)             -
                                                                  ------------    ------------

       Net cash provided by financing activities                     3,494,869       8,593,519
                                                                  ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (2,807,751)      3,624,588

CASH AND CASH EQUIVALENTS, beginning of year                         3,693,303          68,715
                                                                  ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                            $    885,552    $  3,693,303
                                                                  ------------    ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                          $    170,019    $    131,274
                                                                  ------------    ------------

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
  Conversion of convertible debentures to preferred stock                  -           765,000
  Conversion of related party notes payable and accrued
   interest to common stock                                                -            59,922
  Conversion of vendor payables to common stock                            -           228,097
  Conversion of preferred stock to common stock                        450,000             -
  Leasehold improvements financed by owner                             350,000             -
  Acquisition of equipment through capital leases                      525,128         145,517
  Fair value of warrants issued to guarantor for bank
   debt (Notes 8 and 9)                                                    -           200,000
  Reclassification of inventory to equipment under
   operating lease                                                     116,580         134,440

           The accompanying notes are an integral part of these statements.

                          ONGARD SYSTEMS, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              DECEMBER 31, 1996 AND 1995

1.  ORGANIZATION AND BUSINESS:

OnGard Systems, Inc. ("OnGard" or the "Company") manufactures and markets both equipment and disposable sterility assurance products for the control of infectious diseases. These products serve a broad spectrum of healthcare providers in a variety of markets. Through its 1994 acquisition of Pharmetics, Inc. ("Pharmetics"), now known as OnGard Sterilization Technologies, Inc. ("OST"), a wholly-owned subsidiary of the Company, the Company manufactures sterilizers, washers and dryers used for the control of infection in hospital, pharmaceutical, laboratory and research facilities. The Company also sells products for the safe, efficient and economic handling, storage, transportation and disposal of infectious medical waste, and is also engaged in the production and distribution of sterile packaging.

During 1993, the Company and Med-Device Packaging, Inc. ("MDPI") entered into an Asset Purchase Agreement (the "Purchase Agreement"), effective January 1, 1993, whereby the Company purchased substantially all of MDPI's assets and assumed certain MDPI liabilities. Effective December 7, 1995, the Company sold selected MDPI assets to another company in order to focus on its proprietary sterilization packaging line, Autopak-TM-, and sterilization equipment business. Sales proceeds for the packaging equipment and inventory aggregated $620,500. The gain on the sale of these assets was $233,500. In connection with the disposal, the Company wrote-off related goodwill and a non-compete agreement aggregating $68,000 during 1995. The Company also retained related accounts receivable.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid cash investments with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

The Company has a standby letter of credit for $50,000 for the transportation of medical waste by the U.S. Postal Service. The letter of credit had no balance outstanding at December 31, 1996 and 1995, and is backed by the restriction of a $50,000 certificate of deposit, which is classified as restricted cash in the accompanying consolidated balance sheets as of December 31, 1996 and 1995. As of December 31, 1995, an additional $47,000 was held in escrow related to the sale of MDPI assets (Note 1).

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out method) or market. Work-in-process and finished goods inventory include direct manufacturing costs and an allocation of overhead.

Inventory, net consists of the following:


                                                       December 31,
                                                --------------------------
                                                   1996           1995
                                                -----------    -----------
    Raw materials                               $ 1,356,476    $   905,886
    Work-in-process                                 629,280        477,901
    Finished goods                                  116,624         98,060
                                                -----------    -----------
                                                $ 2,102,380     $1,481,847
                                                -----------    -----------
                                                -----------    -----------

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

    Machinery and equipment            3 - 7 years
    Furniture and fixtures             5 - 7 years
    Leasehold improvements             remaining term of lease or estimated
                                       useful life, whichever is less

Expenditures for maintenance and repairs which do not materially prolong the normal useful life of an asset are charged to operations as incurred. Additions and improvements which substantially extend the useful lives of the properties are capitalized. The cost and related accumulated depreciation and amortization of property and equipment are removed from the accounts upon retirement or other disposition, and any resulting gain or loss is reflected in earnings.

EXCESS COST OVER NET TANGIBLE ASSETS ACQUIRED

Excess cost over net tangible assets acquired is being amortized over 20 years. The balances at December 31, 1996 and 1995 of $2,268,788 and $2,396,608 are net of $287,594 and $159,774 of accumulated amortization, respectively.

INTANGIBLE AND OTHER ASSETS

The costs of the Company's patents and trademark are being amortized on a straight-line basis over 17 years from the date the patents and trademark were obtained.

DEBT GUARANTEE FEE

Debt guarantee fee reflected the fair value of warrants issued to the guarantors of the Company's $2.5 million bank loans in exchange for the guarantee (Note 8). The costs were amortized over the life of the loan as interest expense. The Company obtained an investment banking opinion on the fair value assigned to these warrants, which was fully amortized at December 31, 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. When the fair value approximates book value, no additional disclosure is made. The Company uses quoted market prices whenever available to calculate these fair values. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows. At December 31, 1996 and 1995, the carrying value of all financial instruments approximated fair value.

IMPAIRMENT OF LONG-LIVED ASSETS

During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of".
 This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement was adopted by the Company effective January 1, 1996. No impairment loss was recognized as a result of the adoption of this statement.

WARRANTY RESERVE

The Company provides a warranty on its equipment sales. Estimated warranty costs are accrued at the time the equipment is sold. The Company has a warranty reserve of approximately $100,000 and $91,000 as of December 31, 1996 and 1995, respectively, which is included in accrued liabilities in the accompanying consolidated balance sheets.

ACCRUED LIABILITIES

Accrued incineration and postage expenses represent the expected costs associated with the ultimate disposal of the Company's mail-back products. Mail-back products are disposable containers used to collect medical waste by customers who then mail the filled containers through the U.S. Postal Service (Note 11) to an incinerator. An accrual is made for each mail-back product sold and, as the containers are received by the incinerator, charges for incineration and postage are billed to and paid by the Company.

Accrued liabilities consist of the following:

                                                             December 31,
                                                      ------------------------
                                                         1996           1995
                                                      ---------     ----------
    Legal                                            $   85,966     $  125,343
    Incineration and postage                            420,000        370,089
    Commissions                                         123,662        154,144
    Accrued vacation, payroll and related taxes         155,165        123,253
    Other                                               457,464        478,221
                                                     ----------     ----------
                                                     $1,242,257     $1,251,050
                                                     ----------     ----------
                                                     ----------     ----------

REVENUE RECOGNITION

The Company generally recognizes revenue from product sales upon shipment to the customer. If a product shipment is delayed at the customer's request, the Company recognizes revenue upon completion and acceptance by the customer.

MAJOR CUSTOMERS

The Company had no single customer which would be characterized as a major customer during 1996. The Company had one customer which accounted for 10% of total revenue during 1995. As a result of the sale of medical device packaging assets the Company no longer sells to this customer. During 1995, one of the Company's 1994 major customers divested a division to another entity resulting in the Company selling to both entities. Due to the divestiture neither of these was a major customer, although the Company retained the sales to both.

RESEARCH AND DEVELOPMENT

Research and development costs incurred by the Company associated with the development of preproduction prototypes are expensed as incurred.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted laws, of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, SFAS 109 requires recognition of deferred tax assets for the expected future tax effects of tax loss carryforwards and tax credit carryforwards. Net deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (Note 7).

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes a fair value based method of accounting for an employee stock option or similar equity instrument but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees".
 Companies electing to continue using the accounting under APB Opinion No. 25 must, however, make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied (Note 9). These disclosure requirements are effective for years beginning after December 15, 1995. The Company has elected to continue accounting for its stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and to provide the disclosures required by SFAS No. 123. As required, the Company has adopted SFAS No. 123 to account for stock-based compensations awards to outside consultants.

NET LOSS PER SHARE

Net loss per share is based on the weighted average number of common shares outstanding during each year. Due to the Company's net losses in 1996 and 1995, common stock equivalents of the Company are not included in the net loss per share calculation, as the inclusion of such common stock equivalents would be antidilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

3.  PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                             December 31,
                                                       -----------------------
                                                          1996          1995
                                                          ----          ----

     Furniture and fixtures                            $  86,080     $  62,256
     Leasehold improvements                              784,140       415,142
     Machinery and equipment                           2,079,400     1,418,999
                                                       2,949,620     1,896,397
                                                     -----------    ----------
     Less-Accumulated depreciation and amortization   (1,113,564)     (743,824)
                                                     -----------    ----------
                                                     $ 1,836,056    $1,152,573
                                                     -----------    ----------
                                                     -----------    ----------

Equipment under capital leases, included in property and equipment was approximately $520,000 and $87,000 as of December 31, 1996 and 1995, respectively.

4.  INTANGIBLE AND OTHER ASSETS:

Intangible and other assets consist of the following:

                                                            December 31,
                                                       -----------------------
                                                          1996          1995
                                                          ----          ----

     Patents and trademark                              $338,150      $245,132
     Non-compete agreement                                     -        36,662
     Other                                                20,000        20,000
                                                         358,150       301,794
                                                        --------      --------

     Less-Accumulated amortization                       (54,791)      (63,536)
                                                        --------      --------
                                                        $303,359      $238,258
                                                        --------      --------
                                                        --------      --------

5.  NOTES PAYABLE TO RELATED PARTIES:

The Company had a note payable outstanding to an employee of the Company for $48,000, which was paid in 1995. In 1989, the Company issued a $30,000 unsecured note to one of the founding stockholders of the Company as consideration for funding start-up losses. The note provided for interest payable at prime plus 1%, and matured June 28, 1993. This note, including accrued interest, was settled in 1995 with the issuance of 10,268 shares of the Company's common stock. Through its acquisition of Pharmetics, the Company also had a $30,000 unsecured note payable to one of its employees which had been classified as a current liability at December 31, 1994. The note was repaid during 1995 and 1996 in part with 2,105 shares of the Company's common stock and the remainder with $15,000 in cash.

6.  LEASES:

The Company leases its New York office and warehouse facilities and a sales office in Denver, and has other minor noncancelable operating leases including office and factory equipment which range from three to five years. In connection with the consolidation of its Denver and New York facilities, in January 1996, the Company assigned the lease for its former Denver facility effective April 1, 1996. Through this assignment, the Company was granted complete release from its obligations under the lease and also receives additional payments from the assignee in excess of its monthly rental payments through May 1998. The New York facility lease expires in January 2000. Total rental expense for 1996 and 1995 was $252,121 and $258,651, respectively. Future minimum operating lease payments are as follows, which excludes payments relating to the assigned lease in Denver:

          1997                              $223,000
          1998                               251,000
          1999                               261,000
          2000                                23,000
          Thereafter                            -

The Company also leases certain fixed assets that are capitalized as of December 31, 1996. Future obligations on these leases are approximately $385,000, plus accrued interest of $85,000.

7.  INCOME TAXES:

Net deferred tax assets and liabilities consist of the following:

                                               December 31,
                                         -----------------------
                                            1996          1995
                                         ---------      --------
    Current:
    Accounts receivable                 $   15,200    $   45,291
    Inventory                               45,875       102,661
    Other                                    -            37,048
                                            61,075       185,000
    Noncurrent:
    Fixed assets                           (50,000)      (48,715)
    Stock compensation                     891,385       646,000
    Net operating loss carryforwards     8,166,693     6,167,156
                                        ----------    ----------
                                         9,008,078     6,764,441
                                        ----------    ----------

    Total net deferred tax asset         9,069,153     6,949,441

    Valuation allowance                 (9,069,153)   (6,949,441)
                                        ----------    ----------
    Net deferred tax asset              $    -        $   -
                                        ----------    ----------

The Company's effective income tax rate was different than the statutory federal income tax rate as follows:

                                                              1996           1995
                                                              ----           -----


Federal income tax (benefit) at statutory rates           $(1,999,537)   $(2,338,000)
State income tax (benefit), net of Federal effect            (194,138)      (227,000)
Valuation allowance on net operating loss carryforwards     2,193,675      2,565,000
                                                          -----------     ----------
                                                          $    -          $    -
                                                          -----------     ----------
                                                          -----------     ----------


The Company has no state or federal income taxes currently payable at December 31, 1996 or 1995.

The differences between the fiscal 1996 and 1995 losses reported for financial reporting and income tax purposes relate primarily to differences in the timing of certain reported items including depreciation and amortization expense and provision for losses.

At December 31, 1996 and 1995, respectively, the Company has net operating loss ("NOL") carryforwards of approximately $21,491,000 and $16,229,000 currently available for federal income tax purposes which expire through 2011. The Company's initial public offering ("IPO") and certain other ownership changes have limited the Company's ability to utilize its NOL carryforwards existing at the dates of the respective ownership changes. The Pharmetics preacquisition NOL of approximately $3,990,000, which is included in the above amount, will be significantly limited due to the change in control resulting from the acquisition by OnGard.

The Company has determined that its net deferred tax assets as of December 31, 1996 and 1995 do not satisfy the realization criteria set forth in SFAS
109. Recognition of these benefits requires future taxable income, the attainment of which is uncertain. Accordingly, a valuation allowance has been recorded to offset the entire net deferred tax asset.

8.  NOTES PAYABLE:

In 1994, the Company obtained a $1.5 million bank loan facilitated by a third-party guarantor. The total $1.5 million was received in two equal parts; the first half was a revolving credit facility and the second was contingent upon completion of the Pharmetics merger, which was consummated effective October 1, 1994 (Note 1). Upon issuance of the second $750,000, the total revolving credit facility converted to a $1.5 million term loan, dated November 1994, which bears interest at the prime rate plus 2%. As of December 31, 1995, there was $764,270 outstanding under this term loan. During 1995, the guarantor of the original loan and another investor in the Company facilitated an additional $1,000,000 in bank borrowings due concurrently with the original loan. These loans matured on April 15, 1996 and were paid off in their entirety.

During 1996, the Company entered into two new borrowing agreements with the landlord of the Company's New York facility in order to finance certain leasehold improvements. Under the terms of those agreements, the Company borrowed $50,000 and $300,000 at an annual interest rate of 10%. The loans are being repaid in monthly installments through January 1997 and January 1999, respectively. As of December 31, 1996, $208,000 was outstanding under these agreements.

9.  STOCKHOLDERS' EQUITY:

PRIVATE EQUITY TRANSACTIONS

During August and September 1995, the Company received net proceeds of approximately $7.6 million from the private placement of 2,204,021 shares of its common stock at a price of $3.50 per share. The Company also issued 100 shares of its Series B redeemable preferred stock to the largest investor in the private placement at an aggregate cost of $10 per share. The Series B preferred shares carry no dividend or voting rights but convey the right to elect one member of the Company's Board of Directors so long as at least 5% of the Company's common stock is owned by the investor. The Series B holder exercised this right effective December 1995. The stock purchase agreement also provides this investor a preemptive right to purchase its pro rata share of ownership in the Company subsequent to this private placement, allowing for up to $7.0 million in gross proceeds from this placement.

In January 1995, the Company's shareholders approved, by a majority vote, the
authorization of up to 3,000,000 Series A preferred shares.   Series A
preferred shares have a par value of $.001 per share, carry no dividend rights unless declared by the Company's Board of Directors in their sole discretion, and have a preference in liquidation of $4.00 per share plus any accrued dividends, if such dividends have been declared. Each preferred share is convertible into one share of the Company's common stock at the option of the holder. The Series A preferred shareholders are entitled to vote with the common shareholders as a single class. Each preferred share conveys votes equal to the number of common shares into which it is convertible. Upon authorization of the preferred stock issuance by the Company's shareholders, the Company converted, at its option, $1,000,000 of convertible debentures, which were outstanding at December 31, 1994, into 250,000 shares of convertible Series A preferred stock. Class B Preferred Stock Warrants to acquire 250,000 shares of the Company's common stock at $6.00 per share, which were issued in connection with the convertible debentures, remain outstanding after the conversion.

During February 1995, the Company sold an additional $500,000 of preferred stock units. Each unit consists of one share of Series A preferred stock at a price of $4.00 per share and one warrant to acquire the Company's common stock at an exercise price of $6.00 per share. A total of 125,000 Series A preferred shares were sold, accompanied by 125,000 Class B Preferred Stock Warrants.

PUBLIC OFFERING AND COMMON STOCK PURCHASE WARRANTS

In August 1992, the Company completed an IPO of its common stock whereby 920,000 units, consisting of one share of common stock and one purchase warrant (the "Common Stock Purchase Warrant"), were sold at $5.00 per unit, resulting in net proceeds to the Company of approximately $3,718,000. During 1995, 2,100 of these Common Stock Purchase Warrants were exercised (2,656 shares were issued pursuant to antidilution provisions of these warrants). Each Common Stock Purchase Warrant entitled the holder to purchase one share of common stock at an exercise price of $6.75 per share. The Common Stock Purchase Warrants were subject to redemption by the Company in the event its closing stock price equaled or exceeded $10.00 per share on the NASDAQ exchange for 20 consecutive days and upon 30 days written notice. The redemption provision expired in August 1995. The Common Stock Purchase Warrants contained an antidilution provision which affects both the exercise price of the warrant and the number of shares underlying the warrants, and which has been triggered by various equity and debt financing transactions which have occurred since that date. During 1995, the Company extended the expiration date, but no other provisions, to December 31, 1995, March 29, 1996 and then to April 30, 1996. Approximately 1,130,000 options were exercised prior to the final revised expiration date at an adjusted price of $5.34 providing gross proceeds of $6,000,000 and net proceeds of $5,665,000.

EQUITY PRIVATE PLACEMENT AND SERIES A WARRANTS

In July 1994, the Company completed a private placement of 300,000 equity units, each unit consisting of two shares of the Company's common stock and one warrant which was sold at $7.00 per unit. Each warrant (the "Series A Warrants") entitles a holder to purchase one share of the Company's common stock for $6.00. The Series A Warrants also contain an antidilution provision which affects the number of shares and the price of each warrant. The warrant agreement specifically provides that the antidilution provisions were not triggered by either the Pharmetics merger (Note 1) or the Guarantor's Warrants (Note 8 and below). The Series A Warrants are subject to redemption on the same terms as the Common Stock Purchase Warrants described above. In February 1995, 71,429 warrants were converted to common stock; the Company had provided one-time pricing of $4.50 per share to incent this exercise, which resulted in approximately $296,430 in net proceeds.

GUARANTOR'S WARRANTS

In connection with the guarantee of the Company's $1.5 million bank loan (Note 8), the Company granted a total of 400,000 warrants (the "Guarantor's Warrants") to purchase its common stock at a price of $4.00 per share to a guarantor . The Guarantor's Warrants were granted in phases: 250,000 warrants were granted upon the guarantee of the first $750,000 loan amount and, thereafter, an additional 150,000 warrants were granted upon issuance of the aggregate $1.5 million note. The warrant agreement with the guarantor contains antidilution provisions which specifically exclude the Pharmetics merger (Note 1) and the equity private placement described above. During 1995, in connection with the guarantee of an additional $1.0 million in bank loans, the Company granted a total of 200,000 additional warrants to the original guarantor and another investor in the Company under similar terms as the original warrants.

UNDERWRITER'S WARRANTS

Underwriter's warrants to purchase a total of 80,000 units at an exercise price of $7.00 per unit, each unit consisting of one share of common stock and one purchase warrant with an exercise price of $9.45, were issued to the underwriter ("Underwriter") as part of the Company's IPO. The Underwriter's warrants contain an antidilution provision that has been triggered by various equity and debt financing transactions which have occurred since that date. The warrants underlying the Underwriter's warrants have also been adjusted based on similar antidilution provisions.

The Underwriter has also been granted warrants to purchase a total of 30,000 units (each unit consisting of two shares of common stock and one purchase warrant) at $7.00 per unit in connection with the Company's equity private placement. The 30,000 warrants underlying the Underwriter's equity private placement warrants are identical in terms to the Class A Warrants discussed above except that they are not subject to redemption.

SERIES B PREFERRED STOCK WARRANTS (SEE "PRIVATE EQUITY TRANSACTIONS" ABOVE)

In November 1994, the Company issued 250,000 Series B Preferred Stock Warrants in connection with the sale of $1.0 million in convertible debentures. The Series B Preferred Stock Warrants are identical in terms to the Series A Warrants described above, and are subject to redemption by the Company under the same terms and conditions as the Common Stock Purchase Warrants described above. As part of a single transaction in February 1995, the Company converted the debentures to preferred stock and sold an additional $500,000 of preferred stock with identical warrants; 125,000 Series B Preferred Stock Warrants were also issued.

A summary of the warrant terms, the Company's calculation of dilution adjusted prices and shares at December 31, 1996, and potential maximum gross proceeds to the Company are as follows:

                                                                                Series B
                                                                               Preferred
                                    Series A     Guarantor's   Underwriter's     Stock
                                    Warrants      Warrants       Warrants       Warrants          Total
                                    --------      --------       --------       --------          -----
Original number of shares (a)       228,571       600,000        250,000        375,000        1,453,571
Original price                       $6.00         $4.00      $3.50 - $9.45      $6.00
Dilution adjusted shares            268,341       692,780        345,260        428,501        1,734,882
Dilution adjusted price              $5.20     $3.41 - $3.57  $3.01 - $6.25   $5.28 - $5.31
Maximum potential gross proceeds
  ($  millions) (b)                   $1.4          $2.4          $1.6           $2.3             $7.7
Expiration date                      4-30-97,     10-24-99       8-11-97,       2-28-98
                                     7-18-97                     7-20-97
Redemption provision                  Yes            No            No             Yes

    (a)  71,429 Series A Warrants exercised during 1995.

    (b) There is no assurance that the full amount of these proceeds will be received by the Company in the future.

STOCK OPTION PLAN

In January 1995, the Company's shareholders approved a stock plan (the "1994 Plan"), which superseded the pre-existing stock option plan (the "1992 Plan"). The 1994 Plan provides for the issuance of up to 1,500,000 shares of common stock of either or both nonqualified or incentive stock options. The option grants vest ratably over four years and may be exercised for a term of 10 years but not before six months following the date of grant. The option price for incentive stock options granted shall be at least 100% of the fair market value of the common stock at the date of grant. Nonqualified options may be issued at less than the fair market value at the discretion of the Committee. At December 31, 1996, 1,107,688 stock options granted to employees and directors were exercisable. The Company accounts for awards granted to employees and directors under APB Opinion No. 25, under which compensation cost has been recognized for stock options granted at an exercise price less than the market value of the options on the grant date. Had compensation cost for all stock option grants in 1996 and 1995 been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

                                          1996           1995
                                          ----           ----
    Net loss:      As Reported         (6,287,298)    (6,988,000)
                   Pro Forma           (6,800,163)    (7,746,636)

    Primary EPS:   As Reported               (.99)         (1.76)
                   Pro Forma                (1.07)         (1.96)

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

The following table reflects activity under the plan for the two-year period ended December 31, 1996:

                                                1996                    1995
                                       --------------------     ---------------------
                                                     Weighted                 Weighted
                                                      Average                  Average
                                                     Exercise                 Exercise
                                         Shares        Price      Shares        Price
                                         ------        -----      ------        -----
Outstanding at beginning of year        1,346,250      $4.49      527,500      $5.45
    Granted                               441,000       4.47      908,750       4.15
    Exercised                              (3,500)      7.50            -          -
    Forfeited                            (237,750)      6.64      (75,000)      6.76
    Canceled                              (30,250)      5.43      (15,000)      6.27
                                        ---------               ---------
Outstanding at end of year              1,515,750       4.12    1,346,250       4.49
                                        ---------               ---------
Exercisable at end of year              1,107,688       4.01      747,500       4.01
                                        ---------               ---------

The fair value of the stock options granted is estimated on the date of grant using the Black-Scholes option pricing model with an assumed expected life of 7 years, risk free interest rates of 6.36% in 1996 and 6.01% in 1995, volatility of 56% in 1996 and 49% in 1995 and dividend yield of 0% in both years. The weighted average fair values of options granted in 1995 at prices below market value and at market value are $5.46 and $4.60, respectively.
The weighted average fair values of options granted in 1996 at prices at market value and above market value were $4.19 and $1.83, respectively.

In December 1995, the Board of Directors granted 700,000 stock options (600,000 at $3.50 and 100,000 at $1.00) to certain officers and directors of the Company. In the fourth quarter of 1995, the Company recorded compensation expense of $1,700,000 related to fully vested options for an amount representing the difference between the exercise price and fair market value of OnGard common stock on the date of the grant. The Company also recorded deferred compensation expense of $1,087,500 for options which vest ratably over two years, and related compensation will be charged to operations over that time.

During 1996 under the 1994 Plan, the Company granted 50,000 options to an outside consultant. All transactions with individuals other than those considered employees, as set forth within the scope of APB Opinion No. 25, must be accounted for under the provisions of SFAS No. 123. Under SFAS No. 123, the fair value of the options granted to the consultant at the date of grant was $91,500. These options were granted for a term of up to seven years at an exercise price equal to the market value at the date of grant. At December 31, 1996, 25,000 of the options outstanding with respect to the consultant were exercisable. Compensation expense recognized during fiscal 1996 related to these options was $45,750.

The following table summarizes information about stock options outstanding at December 31, 1996:

                                           Options Outstanding                  Options Exercisable
                              -------------------------------------------      ---------------------
                                Number           Weighted        Weighted        Number     Weighted
                              Outstanding         Average         Average      Exercisable   Average
                                  at             Remaining       Exercise          at        Exercise
Range of Exercise Prices       12/31/96      Contractual Life      Price        12/31/96      Price
------------------------       --------      ----------------      -----        --------      -----
   $1.00  to   $1.50            100,000            5.98            $1.00          100,000     $1.00
    3.42  to    5.13          1,188,000            6.43             3.86          887,500      3.99
    5.14  to    7.72            227,750            6.21             6.81          120,188      6.70
                              ---------                                         ---------
    1.00  to    7.72          1,515,750            6.37             4.12        1,107,688      4.01
                              ---------                                         ---------

10. TRANSACTIONS WITH MANAGEMENT:

In May 1992, the Company entered into an employment agreement with its President, which expired on December 31, 1995. In December 1995, the Board of Directors voted to extend this agreement for three years. The President's employment agreement provides that if he is terminated without cause, he will receive a one-time payment equal to five times the amount of his base salary in effect at that time. The Company also has employment agreements with its Vice Presidents of Sales and Technology. All of these agreements specify minimum base salary amount, certain fringe benefits and incentive compensation, including annual bonuses contingent on achievement of specific objectives established by the Board of Directors.

11. CONTINGENCIES:

MAIL-BACK MEDICAL WASTE SERVICE

The Company provides a mail-back medical waste service to small quantity generators of medical waste. The Company uses the U.S. Postal Service for its mailings of medical waste. As such, the Company is subject to the U.S. Postal Service's existing and evolving regulations pertaining to the transportation of medical waste. Transportation, handling and storage of medical waste may also be subject to rules and regulations promulgated by various agencies such as the Occupational Safety and Health Administration, the Department of Transportation and various state and local municipalities. Changes in regulations could have a significant impact on the Company's ability to market and transport its medical waste products and waste disposal services.

LEGAL PROCEEDINGS

The Company does not have any pending legal proceedings other than ordinary, routine litigation incidental to its business. However, as a seller of medical infection control and waste handling systems, the Company could face product liability claims or other claims potentially based on accidental infections, loss of waste disposal packages in the mail or other unforeseen circumstances. The Company maintains product liability and umbrella insurance in an aggregate amount of $7,000,000, an amount it believes to be adequate. However, there can be no assurance that such coverage will be adequate to cover future product liability claims, if any, or that such product liability insurance coverage will continue to be available at reasonable prices.

12. LIQUIDITY AND CAPITAL RESOURCES - SUBSEQUENT EVENTS:

The Company has an accumulated deficit of $24 million at December 31, 1996 and expects losses to continue for the foreseeable future. Additional expenditures for equipment and marketing will also be required in order to expand the market position of OnGard's sterilization supply and equipment product lines. The Company needs additional capital in order to support its operations until it generates sufficient cash flow from operations.

In April 1997, the Company obtained a $1.0 million bank loan facilitated by third-party guarantors, who are either investors in or option holders of the Company (the "Guarantors"). The loan matures twelve months from inception for the then outstanding principal balance. Outstanding principal bears interest at LIBOR plus 2%. The Company has provided its assets as collateral for the funding, but is permitted to sell certain assets without a commensurate reduction of the aggregate $1.0 million line. In connection with the guarantee, the Company has granted the Guarantors a total of 375,000 warrants to purchase its common stock at a price of $2.00 or the common stock price at the funding date, whichever is lower. The Company will amortize debt guarantee fees over the life of the loan, as interest expense, for the fair value of the warrants issued.

Also in April 1997, the Company received $1.5 million from the sale of convertible debentures (the "Debentures"). The Debentures are convertible into common stock of the Company in $50,000 denominations at any time after a 45-day restriction period at a price equal to the then fair market value of the common stock less 22-1/2%, or the common stock price at the funding date, whichever is lower. The Debentures bear interest at the rate of 6% per annum until conversion; such interest is payable quarterly in cash or common stock of the Company at the Company's option.

The Debentures mature five years from issuance, at which time any remaining amounts convert to common stock. The Company will grant warrants to the placement agent equal to 10% of the funds raised at the exercise price described above and pay placement fees of approximately 10% of the funds raised. The placement agent has committed to financing an additional $3.5 million until February 28, 1998, under the same terms discussed above but the additional financing is solely at the Company's option. However, in the event such commitment is unfulfilled by the Company, an additional 2% of such unfulfilled commitment will be paid in warrants on the terms described above. The Company will record the value of warrants to the guarantors, and the guaranteed discount from market price provided to the Debenture holders, as non-cash interest expense.

Although the Company has been successful to date in obtaining sources of financing sufficient to meet current trade obligations and other expenses and to enable it to pursue its business plans generally, and although the Company's management believes that the Company has, through its available cash and lines of credit, sufficient resources through at least December 31, 1997, there is no assurance it will be successful in this regard in the future. Furthermore, there can be no assurance that the Company will be successful in receiving additional proceeds from the exercise of the warrants outstanding, or that if successful, such funds will be adequate to fund the Company's operations until it is able to generate cash from operations sufficient to fund its operations without additional external sources of capital.

                              ONGARD SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                March 31         December 31
                                                  1997              1996
ASSETS                                         (Unaudited)        (Audited)
------                                        ------------      ------------
CURRENT ASSETS:
   Cash and cash equivalents                  $    50,539       $   885,552
   Restricted cash                                 50,000            50,000
   Trade accounts receivable, net of
    allowance of $40,000, respectively            797,949           744,856
   Inventory, net                               2,326,453         2,102,380
   Prepaid expenses and other                     278,751           203,712
                                              -----------       -----------

      Total current assets                      3,503,692         3,986,500
                                              -----------       -----------

PROPERTY AND EQUIPMENT, net                     1,752,538         1,836,056
                                              -----------       -----------

EQUIPMENT UNDER OPERATING LEASES, net             233,333           237,594
                                              -----------       -----------
OTHER ASSETS:
   Excess cost over net tangible assets
    acquired, net                               2,236,833         2,268,788
   Intangible and other assets, net               307,593           303,359
   Deposits                                        92,048            95,241
                                              -----------       -----------

      Total other assets                        2,636,474         2,667,388
                                              -----------       -----------

TOTAL ASSETS                                  $ 8,126,037       $ 8,727,538
                                              -----------       -----------
                                              -----------       -----------



    The accompanying notes are an integral part of these financial statements.

                              ONGARD SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                March 31       December 31
LIABILITIES AND STOCKHOLDERS' EQUITY                              1997            1996
                                                             -------------    -------------
                                                               (Unaudited)      (Audited)
 CURRENT LIABILITIES:
   Trade accounts payable                                    $    963,772     $    541,604
   Accrued liabilities                                          1,298,341        1,242,257
   Capital leases payable                                         186,992          186,741
   Customer deposits                                              251,113          221,359
   Current portion of notes payable                               101,139           98,847
                                                             -------------    -------------
       Total current liabilities                                2,801,357        2,290,808
                                                             -------------    -------------

   CAPITAL LEASES PAYABLE, NET OF CURRENT
    PORTION                                                       152,643          198,051
   NONCURRENT TRADE ACCOUNTS PAYABLE                               83,498          109,520
                                                             -------------    -------------

       Total liabilities                                     $  3,037,498     $  2,598,379
                                                             -------------    -------------

STOCKHOLDERS' EQUITY:
   Convertible Series A Preferred stock; $.001 par
     value, 3,000,000 shares authorized, 253,292 issued
     and outstanding at March 31, 1997 and December 31,
     1996, aggregate liquidation preference of $1,013,168    $    778,167     $    778,167
   Series B Redeemable Preferred Stock, no par value;
     100 shares issued and outstanding at March 31, 1997
     and December 31, 1996                                             10               10
   Common stock; $.001 par value, 25,000,000 shares
     authorized, 6,613,722 shares issued and outstanding
     at March 31, 1997 and December 31, 1996                        6,614            6,614
   Additional paid-in capital                                  30,212,161       30,212,161
   Deferred compensation                                         (442,125)        (589,500)
   Accumulated deficit                                        (25,466,288)     (24,278,293)
                                                             -------------    -------------

       Total stockholders' equity                            $  5,088,539     $  6,129,159
                                                             -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                                      $  8,126,037     $  8,727,538
                                                             -------------    -------------
                                                             -------------    -------------

  The accompanying notes are an integral part of these financial statements.

                              ONGARD SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                             Three Months Ended
                                                  March 31
                                        ---------------------------
                                            1997            1996
                                        -----------     -----------
                                        (Unaudited)     (Unaudited)

REVENUES                               $  1,288,324    $    727,750

COST OF SALES                             1,307,750         887,289
                                       ------------    ------------

   Operating margin (deficit)               (19,246)       (159,539)
                                       ------------    ------------


COSTS AND EXPENSES:
   Sales & marketing                        495,404         425,756
   General and administrative               376,125         734,166
   Research and development                  26,067          68,396
   Deferred compensation                    147,375         145,314
   Depreciation and amortization            109,428          73,946
                                       ------------    ------------

      Total expenses                      1,154,399       1,447,578
                                       ------------    ------------

LOSS FROM OPERATIONS                     (1,173,645)     (1,607,117)


INTEREST INCOME                               6,148          41,628

OTHER INCOME                                    351           1,292

INTEREST EXPENSE                            (18,777)       (186,448)

OTHER EXPENSES                               (2,072)        (10,794)
                                       ------------    ------------

NET LOSS                               $ (1,187,995)   $ (1,761,439)
                                       ------------    ------------
                                       ------------    ------------

NET LOSS PER SHARE                     $       (.18)   $       (.32)
                                       ------------    ------------
                                       ------------    ------------

WEIGHTED AVERAGE NUMBER
     OF SHARES OUTSTANDING                6,613,722       5,515,190
                                       ------------    ------------
                                       ------------    ------------

The accompanying notes are an integral part of these financial statements.

                              ONGARD SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                           Three Months Ended
                                                                 March 31
                                                      ----------------------------
                                                          1997             1996
                                                      -----------     ------------
                                                      (Unaudited)      (Unaudited)
CASH FLOWS USED IN OPERATING ACTIVITIES:
   Net Loss                                           $(1,187,995)    $(1,761,439)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization and non-cash
       interest                                           174,484         260,268
      Compensation expense related to stock options       147,375         145,312
      Allowance for doubtful accounts                       -              (5,118)
   Changes in assets and liabilities:
      (Increase) in restricted cash                         -              (1,770)
      (Increase) in accounts receivable                   (53,093)        (11,649)
      (Increase) in inventory                            (224,073)       (441,624)
      (Increase) in prepaid expenses                      (75,039)       (177,985)
      Decrease (increase) in deposits                       3,193         (60,746)
      Increase (decrease) in customer deposits             29,754         (11,237)
      Increase (decrease) in accounts payable
       and accrued liabilities                            467,626         (32,882)
                                                      -----------     ------------
   Net cash used in operating activities                 (717,768)     (2,098,870)
                                                      -----------     ------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
   Purchase of property and equipment                     (16,441)       (139,265)
   Increase in patent, patents pending and trademark      (10,240)        (17,568)
                                                      -----------     ------------

         Net cash used in investing activities           $(26,681)    $  (156,833)
                                                      -----------     ------------

The accompanying notes are an integral part of these financial statements.

                              ONGARD SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                         Three Months Ended
                                                               March 31
                                                     ---------------------------
                                                         1997           1996
                                                     -------------  ------------
                                                      (Unaudited)    (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:

     Repayment of notes payable Bank                 $     -        $ (141,948)
     Payment of capital lease obligations              (54,558)        (41,072)
     Payment of leasehold improvements financed
      by owner                                         (36,006)           -
     Net proceeds from issuance of common stock            -         4,548,802
                                                     ---------      ----------

     Net cash provided by (used in) financing
      activities                                       (90,564)      4,365,782
                                                     ---------      ----------

NET INCREASE (DECREASE) IN CASH                       (835,013)      2,110,079

CASH and cash equivalents, beginning of year           885,552       3,693,303
                                                     ---------      ----------

CASH and cash equivalents, end of the period         $  50,539      $5,803,382
                                                     ---------      ----------
                                                     ---------      ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid for interest                               $  17,555      $   30,583
                                                     ---------      ----------
                                                     ---------      ----------

SUPPLEMENTAL SCHEDULE OF NON-CASH
 FINANCING AND INVESTING ACTIVITIES:

        Stock Subscription Receivable                      -        $  513,719

        Leasehold improvements financed by owner     $  22,902      $  350,000

        Acquisition of equipment through capital
         leases                                      $   9,401      $  431,112

        Reclassification of finished goods
         inventory to equipment, currently under
         lease                                       $     -        $  116,584

                              ONGARD SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

     The information in this Form 10-QSB includes the results of the Company and its wholly-owned subsidiary, OnGard Sterilization Technology ("OST"), for the periods ended March 31, 1997 and 1996. The data is unaudited, but includes all adjustments including the elimination of intercompany accounts and transactions which are, in the opinion of management, necessary for a fair presentation of the interim periods presented. The accounting policies utilized in the preparation of financial information are the same as set forth in the Company's annual financial statements and should be read in conjunction with the Company's Form 10-KSB. Certain prior period balances have been reclassified to conform to the current period classification. Results of operations for the three months ended March 31, 1997 may not necessarily be indicative of the full year results.

2.   CONVERTIBLE DEBENTURE TRANSACTION

     In April 1997, the Company completed the documentation for $1.5 million (gross proceeds) from the sale of convertible debentures (the "Debentures"), and anticipates the funding will occur in May 1997. The Debentures are convertible into common stock of the Company in $50,000 denominations at any time after a 45-day restriction period at a price equal to the then fair market value of the common stock less 22-1/2%, or the common stock price at the funding date, whichever is lower. The Debentures bear interest at the rate of 6% per annum until conversion; such interest is payable quarterly in cash or common stock of the Company, at the Company's option.

     The Debentures mature five years from issuance, at which time any remaining amounts convert to common stock. The Company granted warrants to the placement agrent equal to 10% of the funds raised at the exercise price described above and paid placement fees of approximately 10% of the funds raised. The Company will record the value of the guaranteed discount from market price provided to the Debenture holders as non-cash interest expense over the period from issuance to the earlist conversion date.

3.   INVENTORY

     Inventory consists of the following:

                                         March 31, 1997     December 31, 1996
                                         --------------     -----------------
        Raw materials                      $1,424,260          $1,356,476
        Work in process                       697,936             629,280
        Finished goods                        164,257             116,624
                                           ----------          ----------
                                           $2,326,453          $2,102,380
                                           ----------          ----------
                                           ----------          ----------

4.   PROPERTY AND EQUIPMENT AND INTANGIBLE AND OTHER ASSETS

     Property and equipment, at cost, consist of the following:

                                             March 31, 1997    December 31, 1996
                                             --------------    -----------------
      Furniture and fixtures                  $     87,545      $    86,080
      Leasehold improvements                       812,475          784,140
      Machinery and equipment                    2,098,343        2,079,400
                                              ------------      -----------
                                                 2,998,363        2,949,620

      Less accumulated depreciation             (1,245,825)      (1,113,564)
        and amortization                      -----------       -----------

                                              $  1,752,538      $ 1,836,056
                                              ------------      -----------
                                              ------------      -----------

      Intangible and other assets, at
       cost, consist of the:

                                             March 31, 1997    December 31, 1996
                                             --------------    -----------------
      Patents and trademarks                  $    348,393      $   338,150
      Other intangible assets                       20,000           20,000
                                              ------------      -----------
                                                   368,393          358,150

      Less accumulated amortization                (60,800)         (54,791)
                                              ------------      -----------
                                              $    307,593      $   303,359
                                              ------------      -----------
                                              ------------      -----------


5.   DEBT GUARANTEE FEE

     Debt guarantee fees reflected the estimated fair value of 600,000 warrants issued to the guarantor of the Company's $2.5 million bank indebtedness in exchange for the guarantee. The amount was amortized over the term of the note, the period from October 1995 through maturity in April 1996, as a non-cash charge against earnings which was included in interest expense (Note 6). The Company obtained an investment banking opinion for the fair value assigned to the first 400,000 warrants granted, and applied the same value for the subsequent 200,000 warrants which were granted under the same terms and conditions. The guarantee fee was fully amortized upon the repayment of the debt in April 1996.

     The Company will also record similar charges for the value of the 375,000 warrants granted to the guarantors in conjunction with a new credit facility committed in April 1997 with funding anticipated in May 1997. (Note 6).

6.   DEBT

     In October 1994, the Company entered into a $1.5 million term loan with a bank which was facilitated by a third party guarantor. The interest on the loan was at the prime rate plus 2% and provided for a 36 month amortization schedule with a balloon payment at the end of one and a half years from inception. In April and May 1995, the guarantor of the $1.5 million note and another guarantor ("the guarantors") facilitated an additional $1.0 million in indebtedness with the same bank. Two notes of $500,000 each were executed with the principal amount due in April 1996; interest was payable monthly. In exchange for their guarantees, the Company granted the guarantors options to acquire a total of 200,000 shares at an exercise price of $4.00 per share (Note 5). These two notes bear interest at 11%. The three notes were paid in full in April, 1996, in accordance with the maturity payment terms described above.

     In April 1997 the Company obtained a commitment for a new credit facility with a bank, which was facilitated by the same two guarantors of the previous bank borrowing. The credit line of $1.0 million bears intrest at the LIBOR rate plus 2%, and matures twelve months from inception. The Company secured the credit facility with all of its tangible and intangible assets. In exchange for their guarantees the Company granted the guarantors 375,000 warrants to purchase OnGard common stock at a price of $2 per share or the price per share at the closing date, whichever is lower. The Company expects the documentation will be completed and funding available in May 1997.

     The Company will record the fair value of the warrants granted as a non-cash fee, included as interest expense, and amortized over the life of the loan.


7.   WARRANTS

     The Company has issued warrants in connection with the securities transactions which have financed its operations since its initial public offering, other than its September 1995 private placement described in Note
     2. Warrants included with the Company's initial public offering expired on April 30, 1996 and generated $6.0 million in gross proceeds from their exercise.

     Warrant prices and expiration periods of remaining warrants vary but key terms, shown below, are included in each transaction. The Company has excluded the dilution impact of both the convertible debenture and related warrants, and guarantors 1997 warrants (both will be completed during May
     1997) until the actual exercise price, which is subject to certain events, can be determined (Note 2 and Note 6). A summary of the key warrant terms, Company calculation of dilution adjusted prices and shares at March 31, 1997 and potential maximum gross proceeds to the Company are as follows:

                                      Class A          Guarantor's     Underwriter's     Class B
                                      Warrants          Warrants         Warrants        Warrants         Total
                                      --------         -----------     -------------     --------         -----
      Number of shares               228,571 (b)        600,000         250,000          375,000        1,453,571
      Original price                 $6.00              $4.00           $3.50-$9.45      $6.00             -
      Dilution adjusted shares       268,341            692,780         345,260          428,531        1,734,912
      Dilution adjusted price        $5.20              $3.41-$3.57     $3.01-$6.25      $5.23-$5.31        -
      Maximum potential gross
       proceeds ($ millions)(a)      $1.4               $2.4            $1.6             $2.3           $7.7
      Expiration date                4-20-97,           10-24-99,       08-11-97,        2-28-98
                                     7-18-97            5-31-00         07-20-97
      Redemption provision             Yes                No              No               Yes

      (a) There is no assurance that the full amount, if any, of these proceeds will be received by the Company in the future.

      (b) Number of shares have been adjusted to reflect 71,429 exercised warrants.



PART I. ITEM 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the Company's Statements of Operations expressed as a percentage of revenues.

                                                          Three Months
                                                         Ended March 31
                                                       -------------------
                                                        1997         1996
                                                       ------       ------

     Revenues. . . . . . . . . . . . . . . . . . . .   100.0%       100.0%
     Cost of sales . . . . . . . . . . . . . . . . .   101.5        121.9
                                                       ------      -------
     Operating Margin (deficit). . . . . . . . . . .   ( 1.5)       (21.9)
                                                       ------      -------

     Operating Expenses:
       General and administrative. . . . . . . . . .    29.2        100.8
       Sales and marketing . . . . . . . . . . . . .    38.5         58.5
       Depreciation and amortization . . . . . . . .     8.5         10.2
       Deferred compensation . . . . . . . . . . . .    11.4         20.0
       Research and development. . . . . . . . . . .     2.0          9.4
                                                       ------      -------
     Total . . . . . . . . . . . . . . . . . . . . .    89.6        198.9
                                                       ------      -------

     Loss from operations. . . . . . . . . . . . . .   (91.1)      (220.8)
     Interest and other expenses . . . . . . . . . .    (1.7)       (27.3)
     Interest and other income . . . . . . . . . . .      .5          5.9
                                                       ------      -------

     Net loss. . . . . . . . . . . . . . . . . . . .   (92.3)%     (242.2)%
                                                       ------      -------
                                                       ------      -------

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Revenues for the three months ended March 31, 1997 increased 77% or $560,000 from $728,000 to $1,288,000 in the same period in 1996. Excluding revenues of $21,000 in 1996 from a divested product line, revenues increased 82%. The increase is primarily attributable to the Company's equipment business line which doubled from the prior year.

     Operating margin improved to a deficit of $19,000 (a deficit of 2% of revenues) for the three months ended March 31, 1997 compared to a deficit of $160,000 (22% of revenues) for the same period in 1996. The improvement in margin resulted in part from a increase in revenues of $560,000 described above, offset partially by an increase in the level of overhead costs associated with engineering and quality control which were required to upgrade the performance and quality of the equipment product line. Revenues, which were insufficient to offset fixed factory overhead, resulted in a slight operating margin deficiency.

     General and administrative expenses decreased $358,000, or 49% from $734,000 to $376,000 for the respective three month periods ended March 31, 1997 and 1996. The decrease is the result of cost containment measures in a broad category of expenses including, legal, professional fees, travel and office supplies, as well as expenditures incurred for relocation in the quarter ended March 1996 which were not recurring.

     Deferred compensation, the non-cash charges which reflect the difference between market and exercise prices of stock options granted, increased $2,000 from $145,000 to $147,000 in the respective quarters ended March 31, 1997, and 1996.

     Sales and marketing expenses increased $69,000 to $495,000 in the three months ended March 31, 1997 versus $426,000 in the comparable period in 1995, or 16% . The Company has increased its direct selling efforts, including manpower and collateral materials, in its equipment product line.

     Research and development expenses decreased $42,000 to $26,000 from $68,000, a 62% decrease, for the first quarter ended March 31, 1997 to the comparable quarter in 1996. The decrease relates to the completion of Autopak-Registered Trademark- development, and of the Company's compact sterilizer product line.

     Interest expense decreased from $186,000 to $19,000 for the comparable quarters ended March 31, 1997 and 1996, a decrease of 167,000 or 90%. This results from the payment in full of the Company's bank line, on April 15, 1996 offset by increases for interest related to assets financed by capital leases.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital at March 31, 1997 decreased to $702,000 from $1,696,000 at December 31, 1996. Cash and cash equivalents were $51,000 at March 31, 1997 versus $886,000 at December 31, 1996. Accounts receivable increased $53,000 to $798,000 at March 31, 1997, from $745,000 at December 31,
1996. Inventory increased, net, $224,000 to $2,326,000 at March 31, 1997 from $2,102,000 at December 31, 1996.

     Successful completion of the Company's initial public offering in 1992 provided funds to expand development efforts for the Company's existing product line and continue product enhancement and expansion. The Company had raised additional funds through various private transactions since that date, however, as working capital at December 31, 1994 amounted to a deficit of $1,032,000, it became necessary for the Company to obtain additional funds. In order to align its capital structure and working capital deficiency, on September 29, 1995, the Company completed a private placement (the "September 1995 Private Placement") of the sale of 2,204,021 shares of the Company's common stock at a price of $3.50 per share aggregating gross proceeds of $7,714,000. Pursuant to the September 1995 Private Placement the Company registered such Common Shares issued in this placement. The Company also sold 100 shares of its Series B Redeemable Preferred Limited Voting Stock (the "Series B preferred stock") in the September 1995 Private Placement. Provided that the holders of the Series B preferred stock own in the aggregate at least 5% of the Company's Common Stock, the holders of the Series B preferred stock were granted the right to elect one member to the Company's Board of Directors, which they exercised effective December 24, 1995.

     The Company had also previously generated funds through $2.5 million in notes payable to a bank which had been facilitated by third party guarantors (Note 6). The notes called for a 36 month amortization schedule and a balloon payment at the end of one-and-a-half years in April, 1996. The balloon payment ($1,622,000) was paid in full from the Company's cash position in April, 1996.

     In addition, the Company obtained funds through the exercise of outstanding Common Stock Purchase Warrants. These warrants were to expire on August 15, 1995, but were initially extended until December 31, 1995 and thereafter until
March 29, 1996 and April 30, 1996.   Through the exercise of Common Stock
Purchase Warrants, the Company generated $6.0 million in gross proceeds through the expiration date of the Common Stock Purchase Warrants, April 30, 1996.

     Most recently, in April 1997, the Company obtained a commitment for a $1.0 bank line of credit facilitated by the guarantors who had facilitated the Company's previous bank line. The line bears interest at the LIBOR rate plus 2% and matures twelve months from inception. The Company provided the guarantors with warrants to purchase 375,000 shares of common stock at a price of $2 or the price at the closing date, whichever is lower. The Company expects the closing date and funds to become available in May 1997. The Company also obtained a commitment for the sale of $1.5 million in convertible debentures. The Debentures are convertible into common stock at a price equal to the lower of
(i) the fair market value at the closing date less 22 1/2 percent or (ii) the price at the funding date. The debentures are convertible after a 45 day restriction period. Interest on the debentures of 6% per annum is payable in cash or common stock at the Company's option. The Company anticipates funding during May 1997.

     Although the Company has been successful to date in obtaining sources of financing sufficient to meet current trade obligations and other expenses and to enable it to pursue its business plans generally, there is no assurance it will be successful in this regard in the future. Furthermore, there can be no assurance that the Company will be successful in securing other funds or, that if successful, such funds will be adequate to fund the Company's operations until it is able to generate cash from operations sufficient to sustain its ongoing operations without additional external sources of capital.

GOVERNMENT REGULATION

     The Company's existing and planned products are or may be subject to regulation by the FDA pursuant to the provisions of the Federal Food, Drug, and Cosmetic Act ("FDC Act"). Under the FDC Act, several, if not all, of the Company's infection control products, sterilization medical packaging and sterilization supplies are subject to regulation as medical devices.

     Medical devices are classified into either Class I, II or III. Class I and II devices are not expressly approved by the FDA. However, pursuant to section 510(k) of the FDC Act, the manufacturer or distributor of a Class I or II device that is initially introduced commercially on or after May 28, 1976 must notify the FDA of its intent commercially to introduce the device through the submission of a premarket notification (a "510(k) notice"). Before commercial distribution can commence, the FDA must review the 510(k) notice and clear the device for commercial distribution. The FDA normally has 90 days to review the 510(k) notice and grant or deny clearance to market on the basis that it is substantially equivalent to a device marketed before May 28, 1976. Alternatively, the FDA may postpone a final decision and require the submission of additional information, which may include clinical data. If additional information is required, review and clearance of a 510(k) notice may be significantly delayed. In order to clear a Class I or II device for marketing, the FDA must determine, from the information contained in the 510(k) notice, that the device is "substantially equivalent" to one or more Class I or II devices that are legally marketed in the United States.

     If a device is not considered "substantially equivalent," it is regulated as a Class III medical device. In general, a Class III medical device must be expressly approved by the FDA for commercial distribution pursuant to the submission of a Premarket Approval Application ("PMA"). A PMA must contain, among other information, substantial information about the manufacture of the device and data from adequate and well controlled clinical trials that demonstrate that the device is both safe and effective. The PMA approval process is substantially more complex and lengthy than the 510(k) premarket notification process. Once a PMA is submitted, it may take 16-24 months, or longer, for the FDA review and approval, if such approval is granted at all.

     A medical device, whether cleared for marketing under the 510(k) pathway or pursuant to a PMA approval, is subject to ongoing regulatory oversight by the FDA to ensure compliance with regulatory requirements, including, but not limited to, product labeling requirements and limitations, including those related to promotion and marketing efforts, Current Good Manufacturing Practice requirements, record keeping and medical device (adverse reaction) reporting.

     FDA regulatory oversight also applies to the Company's sterile medical packaging products, which are used by other companies in packaging their own medical devices. Generally, FDA acceptance of the suitability of such packaging products is made in the context of regulatory submissions of other companies concerning the device to be packaged. Thus, the Company requires no separate FDA clearance or approval of these packaging products. Within this framework, the principal regulatory responsibilities of the Company for its sterile medical packaging products are to ensure that the packaging products are manufactured in conformity with Current Good Manufacturing Practice requirements. Although the Company believes that all of its manufacturing activities are in conformity with Current Good Manufacturing Practice requirements, there can be no guarantee of compliance.

     Historically, the FDA has not exercised device regulatory authority over some types of infection control products, such as sharps containers or mailer packages, including those used in the Company's mail-back system, and has allowed companies to begin commercial introduction (on or after May 28, 1976) of these types of products without a 510(k) clearance. On February 3, 1994, the FDA issued a written policy statement which allowed manufacturers of sharps containers a "discretionary period" of 180 days (until August 2, 1994) to continue marketing their products already in distribution (introduced on or after May 28, 1976) without the benefit of 510(k) clearance provided that required 501(k) notices are submitted to FDA prior to the conclusion of the discretionary period. Manufacturers of sharps containers also must comply with FDA device listing and establishment registration requirements. The FDA has indicated that there is no change in its regulatory posture toward the mailer packages used in the mail-back system and that it does not intend to regulate this product as a medical device. There can, however, be no assurance that the FDA will maintain its current regulatory posture toward the mailing package.

     OnGard submitted all but one of the 510(k) notices during 1994. In June 1994, the Company received notification that all of its 510(k) submittals for sharps containers had been approved and cleared for marketing. The Company has an additional submittal for one of its sharps containers which the FDA had advised it to withhold until the others had cleared, which it is now preparing for submission. The Company has also received a 510(k) notice for its submission of AutoPak-Registered Trademark-.

PART II. OTHER INFORMATION

     Item 6.  Exhibits and Reports on Form 8-K.

              One on May 6, 1997, Item 5 - Other Events, reflecting the resignation of certain directors of OnGard's Board.

                                    SIGNATURE


     In accordance with to the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                ON-GARD SYSTEMS, INC.

Dated: May 14, 1997                              /s/  PHIL B. KART
                                            ----------------------------
                                                    Phil B. Kart
                                            Vice President and Principal
                                                 Financial Officer

                   II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Consistent with section 145 of the Delaware General Corporation Law ("Delaware Law"), Article VII of the Company's By-Laws provides that the Company shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company shall also indemnify any such person in connection with any action by or in the right of the Company provided the person acted in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification may be made if such person is adjudged to be liable to the Company unless the court in which such action was brought determines, upon application, that despite such adjudication, the person is fairly and reasonably entitled to such indemnification as the court deems proper. In addition, to the extent that any officer or director is successful in the defense of any such legal proceeding, the Company is required to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law, any vote of stockholders or disinterested directors of the Company or otherwise.

     Consistent with section 102(b) of the Delaware Law, Article VIII of the Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for damages for breach of fiduciary duties as director, subject to certain limitations.
Article VIII does not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the Company or its stockholders; (b) any acts of omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (c) any conduct that is the subject of section 174 of the Delaware Law; or d) any transaction from which the director derived an improper personal benefit.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     None of the expenses of issuances and distribution are being paid by the Selling Stockholders.


     The expenses of issuance and distribution which are to be paid by the Company are estimated as follows:


          Item                                        Amounts
          ----                                       ---------
          Blue Sky Expenses                          $ 6,250.00
          Legal Fees and Expenses                     15,625.00
          Accounting Fees and Expenses                 5,000.00
          Fees and Expenses of Transfer Agent          3,125.00
          Printing and Engraving Expenses              5,000.00
                                                     ----------
          Total                                      $35,000.00








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

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company issued securities which were not registered under the Securities Act of 1933 (the "Act"), as described below.

     On April 20, 1994, the Company issued a total of 150,000 units, each unit consisting of two shares of the Company's Common Stock and one warrant to purchase one share of the Company's Common Stock at an exercise price of $6.00 per share, to two offshore investors at an issue price of $7.00 per unit. The sales and issuances of securities in these transactions were deemed by the Company to be exempt from registration under the Act by virtue of Regulation S under the Act. The sales occurred outside of the United States in an offshore transaction and each purchaser signed a representation that he was not a U.S. person within the meaning of Rule 902(o) under the Act and that until the expiration of six months from the date the securities were issued any offer or sale of the securities (including the warrants and common stock issuable upon exercise thereof) shall not be made by him in the United States or to a U.S. person or for the account of a U.S. person. The purchasers further acknowledged with respect to the warrants: (a) that the common stock to be issued upon exercise of the warrants has not been registered under the Act; (b) the warrants sold offshore in the offering may not be exercised by or on behalf of any U.S. person unless registered under the Act or an exemption from such registration is available; (c) any person attempting to exercise a warrant sold offshore in the offering will be required to provide (i) written certification that he is not a U.S. person and that the warrant is not being exercised on behalf of a U.S. person, or
(ii) a written opinion of counsel, satisfactory to the Company, to the effect that the warrant and the common stock to be delivered upon exercise thereof have been registered under the Act or are exempt from registration thereunder; and (d) the warrants will bear a legend reflecting the foregoing restrictions. All securities issued to these persons contained legends restricting their transfer pursuant to the foregoing restrictions. Royce Investment Group, Inc., the placement agent, received: (i) a placement fee equal to 10% of the proceeds from these sales; (ii) a non-accountable expense allowance equal to 3% of the proceeds from these sales and (iii) a unit purchase option to purchase, at $7.00 per unit, 10% of the units sold in this offering.

     On July 18, 1994 the Company issued a total of 150,000 units, each unit consisting of two shares of the Company's common stock and one warrant to purchase one share of the Company's common stock at an exercise price of $6.00 per share, to a group of 15 accredited investors, as that term is defined in Rule 501 of Regulation D promulgated under the Act at an issue price of $7.00 per unit. The sales and issuances of securities in these transactions were deemed by the Company to be exempt from registration under the Act by virtue of Regulation D under the Act. The recipients represented and acknowledged that they are "accredited investors" within the meaning of Rule 501 under the Act; in the normal course of their business, they invest in or purchase securities similar to the units, and they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of purchasing the units. They further represented that they had access to such financial and other information concerning the Company and the units as they deemed necessary in connection with their decision to purchase the units, including an opportunity to ask questions of, and request information from, the Company and that there were purchasing the units for their own account, and not with a view to, or offer or sale in connection with, any distribution thereof. All securities issued to these persons contained legends restricting their transfer without compliance with applicable securities laws. Royce Investment Group, Inc., the placement agent, received: (i) a placement fee equal to 10% of the proceeds from these sales; (ii) a non-accountable expense allowance equal to 3% of the proceeds from these sales and (iii) a unit purchase option to purchase, at $7.00 per unit, 10% of the units sold in this offering.

     On November 4, 1994 and February 16, 1995 the Company issued a total of 15 units to two accredited investors at a price of $100,000 per unit. The initial 10 units issued on November 4, 1994 consisted of $100,000 of 6% Convertible Debentures due February 28, 1998 and 25,000 Redeemable Common Stock Purchase Warrants to acquire an equivalent number of shares of Common Stock at $6.00 per share. Pursuant to shareholder authorization received on January 24, 1995 and the terms of the Debentures, the Debentures comprising a part of such 10 units were converted into Series A Convertible

Preferred Stock at the rate of one share of Series A Convertible Preferred Stock for each $4.00 in principal amount of the Debentures. Interest on the Debentures from the date of issuance to the date of conversion was paid by the issuance of an additional 3,292 shares of Series A Convertible Preferred Stock. Each of the additional five units issued on February 16, 1995 consisted of 25,000 shares of Series A. Convertible Preferred Stock and 25,000 Redeemable Common Stock Purchase Warrants to acquire an equivalent number of shares of Common Stock at $6.00 per share. The sale and issuance of securities in these transactions were deemed by the Company to be exempt from registration under the Act by virtue of Regulation D under the Act. The recipients represented their intention to acquire the securities for investment only and not with a view to distribution thereof, that they were not formed for the specific purpose of acquiring the securities and that they had total assets in excess of $5,000,000. Legends setting forth the restrictions on transfer without compliance with applicable securities laws were placed on each certificate representing the shares issued in these transactions.

     On December 15, 1994 the Company issued 22,700 shares of Common Stock to EEC Corp. The issuance of these securities was pursuant to an agreement between the Company and the recipient with respect to the payment of lease payments in arrears. For purposes of the transaction the issue price was agreed to be $7.50 per share. The issuance was deemed by the Company to be exempt from registration under the Act by virtue of section 4(2) thereof.
The recipient represented to the Company that he was an accredited investor. A legend setting forth the restrictions on transfer without compliance with applicable securities laws was placed on each certificate representing the shares issued in this transaction.

     On February 15, 1995 the Company issued 2,105 shares of Common Stock to Louis Wertman. The shares were issued pursuant to an agreement between the Company and the recipient in partial payment of a loan from the recipient to Pharmetics Incorporated, which loan remained unpaid at the time the Company acquired Pharmetics Incorporated. For purposes of the transaction the issue price was agreed to be $7.125 per share. The Company deemed the issuance to be exempt from registration under the Act by virtue of section 4(2) thereof as a transaction not involving any public offering. The recipient represented his intention to acquire the shares for his own account for long term investment and not with a view to the distribution thereof and that he has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment. The certificate representing the shares issued to the recipient contained a legend restricting transfer of the shares without compliance with applicable securities laws. The recipient acknowledged receipt of adequate information regarding the Company prior to entering in the agreement pursuant to which the shares were issued.

     On February 15, 1995 the Company issued 71,429 shares of Common Stock to an offshore investor, Planate Business, S.A. at an issue price of $4.50 per share. The shares were issued pursuant to the exercise by a recipient of Class A Common Stock Purchase Warrants received as part of the units issued on April 20, 1994, as described above. The Company had reduced the exercise price of the warrants from $6.00 to $4.50 for a period of 30 days to induce warrant holders to exercise their warrants. The Company deemed the issuance to be exempt from registration under the Act by virtue of Regulation S promulgated thereunder. The recipient provided written certification that it is not a U.S. person and that the warrants were not being exercised on behalf of a U.S. person.

     On June 28, 1995 the Company issued 10,268 shares of Common Stock to Dr. Eric L. Steiner, a director of the Company, in repayment of a loan from Dr. Steiner to the Company. For purposes of the repayment the shares were valued at $4.375 per share. The Company deemed the issuance to be exempt from registration under the Act by virtue of section 4(2) thereof as a transaction not involving any public offering. The recipient represented his intention to acquire the shares for his own account for long term investment and not with a view to the distribution thereof and that he has such knowledge and experience in financial and business matters, and knowledge and access to information regarding the Company, to be capable of evaluating the merits and risks of the investment. The certificate representing the shares issued to the recipient contained a legend restricting transfer of the shares without compliance with applicable securities laws.

     On August 30, 1995 the Company issued a total of 1,148,000 shares of Common Stock to a group of six accredited investors at an issue price of $3.50 per share. The sales and issuances of securities in these transactions were deemed by the Company to be exempt from registration under the Act by virtue of Regulation D under the Act. The recipients represented and warranted that: (i) they were acquiring the shares for investment for their own account and not with a view to, or for resale in connection with, a distribution or other disposition thereof; (ii) they have been given the opportunity to obtain any information or documents relating to, and to ask questions and receive answers about, the Company and the business and prospects of the Company which they deemed necessary to evaluate the merits and risks related to their investment in the securities and to verify the information received; (iii) their financial condition is such that they can afford to bear the economic risk of holding the securities for an indefinite period of time and have adequate means for providing for their current needs and contingencies; (iv) they can afford to suffer a complete loss of their investment; (v) their knowledge and experience in financial and business matters are such that they are capable of evaluating the merits and risks of their acquisition of the securities; and (vi) they are accredited investors as that term is defined in Rule 501 of Regulation D.

     On August 30, 1995, in connection with the sales and issuances described in the preceding paragraph, the Company issued a total of 100 shares of Series B Redeemable Preferred Limited Voting Stock to the same six accredited investors at an issue price of $.10 per share. These sales and issuances were also deemed by the Company to be exempt from registration under the Act by virtue of Regulation D. The recipients made the same representations and warranties with respect to their acquisition of the Series B Redeemable Preferred Limited Voting Stock as they made with respect to their acquisition of Common Stock, as set forth in the preceding paragraph.

     Between September 8, 1995 and September 29, 1995 the Company sold an aggregate of 1,056,020 shares of Common Stock at an issue price of $3.50 to a group of 41 persons; of such 41 persons, 37 were accredited investors and 4 were qualified, non-accredited investors and included a director of the Company, two relatives of officers of the Company and an employee. The Company deemed the sales to be exempt from registration under the Act pursuant to Rule 506 of Regulation D promulgated under the Act. Each recipient made representations to the Company consistent with their status as an accredited investor or qualified purchaser and were provided with disclosures consistent with Rule 502(b)(2) of Regulation D. The Company placed a legend restricting transfer without compliance with applicable securities laws on each certificate representing the shares issued to these recipients.

     On April 11, 1997, the Company agreed to issue $1.5 million in 6% Cumulative Convertible Debentures due April 11, 2002 to Dusseldorf Securities Limited upon the closing of such transaction to be consummated by the funding. The Debentures are convertible into shares of the Company's common stock at the rate of lesser of (i) 77.5% of the three day average closing bid price of the Company's common stock as reported by NASDAQ for the three consecutive business days prior to the date of conversion and after a 41-day restricted period, or (ii) the closing bid price of the Company's common stock on the date of execution of the subscription agreement. In connection with the issuance, the Company will issue warrants to the purchaser to purchase an amount of debentures equal to 10% of the initial issuance exercisable within 60 months from the date of issuance. The exercise price for the warrants is the closing bid price as of the date of execution of the subscription agreement signed by the purchaser. The expected issuances of securities in this transaction will be deemed by the Company to be exempt from registration under the Act by virtue of Regulation S under the Act. The sales will occur outside of the United States in an offshore transaction and the purchaser will sign a representation that it is not a U.S. person within the meaning of Rule 902(o) under the Act, and that until the expiration of 41 days from the date the securities are issued, any offer or sale of the securities shall not be made by it in the United States or to a U.S. person or for the account of a U.S. person. The purchaser will further acknowledge with respect to the debentures: (a) that the debentures and the common stock to be issued upon conversion of the debentures have not been registered under the Act; (b) the purchaser will purchase the debentures for its own account and is qualified to purchase the debentures under the laws of its jurisdiction of residence; (c) all offers and sales of the debentures prior to the end of the restricted period will be made in compliance with any applicable securities laws and Regulation S; (d) none of the debentures will be sold to or for the account of any U.S. person or within the United States until after the end of 41-day period commencing on the date of sale to the purchaser; (e) the transaction has not been and will not be pre-arranged by the purchaser with a purchaser located within the United States or a person which is a U.S. person and was not and will not be part of a plan or scheme to evade registration provisions of the Act; (f) the purchaser will take reasonable steps to ensure compliance with Regulation S; (g) the purchaser has not and shall not conduct any "directed selling efforts" as defined in Regulation S; and (h) the purchaser is an "accredited investor" as defined in Regulation D. All debentures to be issued to the purchaser will contain legends restricting their transfer pursuant to the foregoing restrictions. The Company anticipates the closing will occur in May 1997.

     No underwriting discounts or commissions were paid to any party in connection with any of the foregoing transactions except for the sales occurring on April 20, 1994 and July 18, 1994 as set forth above.